AMENDMENT NO. 1 TO FRAMEWORK AGREEMENT
This AMENDMENT NO. 1 TO FRAMEWORK AGREEMENT (this
“Amendment”) is made and entered into as of December 10, 2024 by and among Senti
Biosciences, Inc., a Delaware corporation (“Seller”), Valere Bio, Inc., a Delaware corporation (“TopCo”), and GeneFab, LLC, a Delaware limited liability company (“Purchaser”). Unless otherwise specifically defined herein, all capitalized terms used but not defined herein shall have the meanings ascribed to them under the Agreement (as defined below).
WHEREAS, the parties hereto entered into that Framework Agreement, dated as of
August 7, 2023 (as may be amended and modified from time to time, the “Agreement”);
WHEREAS, the parties hereto desire to amend the Agreement as set forth below;
WHEREAS, Section 10.2 of the Agreement provides that the Agreement may be amended or modified in whole or in part, by an agreement in writing executed by each of Seller, TopCo and Purchaser in the same manner as the Agreement and which makes reference to the Agreement; and
WHEREAS, each of Seller, TopCo and Purchaser has approved the execution and delivery of this Amendment.
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Seller, TopCo and Purchaser agree as follows:
1.Amendments to the Agreement.
1.1Amendment to the Deferred Consideration.
Section 2.6(c) of the Agreement is hereby amended and restated in its entirety as follows:
“An amount in cash equal to fifty percent (50%) of the Cash Consideration
(the “Deferred Consideration”) shall be held back by Purchaser at the Initial Closing and shall be deemed to have been paid in full by Purchaser to Seller upon execution of the Amendment No. 1 to this Agreement on December 10, 2024, pursuant to which Purchaser and TopCo have agreed to certain changes to the negotiation of terms and conditions of License Agreement and SubLicense Agreement, among other things.”
1.2Amendment to the Negotiation of Terms and Conditions of License Agreement and Sub-License Agreement.
Section 6.5(a) of the Agreement is hereby amended and restated in its entirety as follows:
“After the Initial Closing, the Parties shall continue to negotiate in good faith, mutually agree the terms and conditions of, and subsequently enter into (i) a license agreement (the “License Agreement”) and (ii) a sub-license agreement, (the “Sub-License Agreement”), each of which shall be agreed on the basis of, and be consistent with, the terms and principles mutually agreed between Seller and Purchaser.”
1.3Amendment to the Termination of Ancillary Agreements.

Section 8.3 of the Agreement is hereby amended and restated in its entirety as follows:
“[Reserved].”
2.Amendments to Ancillary Agreements.
2.1Option Agreement. In connection with the execution of this Amendment, Seller shall, and Purchaser shall procure Celadon Partners SPV XVI to agree to, concurrently enter into an amendment to the Option Agreement, in the form attached hereto as Exhibit A.
2.2Services Agreement.
2.2.1In connection with the execution of this Amendment, Seller and Purchaser shall concurrently amend and restate the Services Agreement in the form attached hereto as Exhibit B.
2.2.2Seller and Purchaser further agree that they shall negotiate in good faith other SoWs as contemplated under the letter of intent between the Seller and Purchaser dated October 3, 2024.
2.3Equity Commitment Letters. In connection with the execution of this
Amendment, the Parties hereto agree that the obligation of TopCo and Celadon Partners
Holding IA LLC, a Cayman Islands limited liability company, to fund the Equity
Commitment (as defined in the Equity Commitment Letters) pursuant to the respective Equity Commitment Letter shall terminate automatically and immediately upon execution of this Amendment.
3.Miscellaneous.
3.1No Further Amendment. The Parties hereto agree that all other provisions of the Agreement shall, subject to the amendments set forth in Section 1 of this Amendment, continue unmodified, in full force and effect and constitute legal and binding obligations of the parties in accordance with their terms. This Amendment is limited precisely as written and shall not be deemed to be an amendment to any other term or condition of the Agreement or any of the documents referred to therein. This Amendment shall form an integral and inseparable part of the Agreement.
3.2Representations and Warranties.
Each of Seller, TopCo and Purchaser hereby represents and warrants to each other Party that:
(a)Such Party has the requisite corporate power and authority to execute and deliver this Amendment and to perform its obligations hereunder. The execution and delivery by such Party of this Amendment have been duly and validly authorized by its board of directors and no other corporate action on the part of such Party is necessary to authorize the execution and delivery by such Party of this Amendment.
(b)This Amendment has been duly and validly executed and delivered by such Party and, assuming the due authorization, execution and delivery by each other Party, constitutes a legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar Laws affecting creditors’ rights generally or by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or law).
3.3References. Each reference to “this Agreement,” “hereof,” “herein,” “hereunder,” “hereby” and each other similar reference contained in the Agreement shall, effective from the date of this Amendment, refer to the Agreement as amended by this Amendment. Notwithstanding the foregoing, references to the date of the Agreement and references in the Agreement, as amended hereby, to “the date hereof,” “the date of this Agreement” and other similar references shall in all instances continue to refer to August 7, 2023, and references to the date of this Amendment and “as of the date of this Amendment” shall refer to December 10, 2024.
3.4Effect of Amendment. This Amendment shall form a part of the Agreement for all purposes, and each party thereto and hereto shall be bound hereby. From and after the execution of this Amendment by the parties hereto, any reference to the Agreement shall be deemed a reference to the Agreement as amended hereby and any reference to the Transactions shall be deemed a reference to the Transactions as amended hereby. This Amendment shall be deemed to be in full force and effect from and after the execution of this Amendment by the parties hereto.
3.5Other Miscellaneous Terms. The provisions of Article X (Miscellaneous) of the Agreement shall apply mutatis mutandis to this Amendment, and to the Agreement as amended by this Amendment, taken together as a single agreement, reflecting the terms therein as amended by this Amendment.
[Signature pages follow]

IN WITNESS WHEREOF, the Parties have hereunto caused this Amendment to be duly executed as of the date first set forth above.
                            PURCHASER
                            GENEFAB, LLC

                            Name: Philip Lee
                            Title: CEO
                            TOPCO
                            VALERE BIO, INC.

                            Name: Donald Tang
                            Title: President

[Signature Page to Amendment No. 1 to Framework Agreement]

IN WITNESS WHEREOF, the Parties have hereunto caused this Amendment to be duly executed as of the date first set forth above.
SELLER:
SENTI BIOSCIENCES, INC.

Name: Tim Lu
Title: CEO

Exhibit A

AMENDMENT NO. 1 TO OPTION AGREEMENT
This AMENDMENT NO. 1 TO OPTION AGREEMENT (this “Amendment”) is made and entered into as of December 10, 2024 by and between Senti Biosciences, Inc., a Delaware corporation (the “Company”), and Celadon Partners SPV XVI, a Cayman Islands limited liability company (the “Holder”). Unless otherwise specifically defined herein, all capitalized terms used but not defined herein shall have the meanings ascribed to them under the Agreement (as defined below).
WHEREAS, the Company, GeneFab, LLC, a Delaware limited liability company (“GeneFab”), and Valere Bio, a Delaware corporation, entered into that Framework Agreement, dated as of August 7, 2023 (as may be amended and modified from time to time, the “Framework Agreement”);
WHEREAS, pursuant to the Framework Agreement, the Company and GeneFab entered into that Option Agreement, dated as of August 7, 2023 (as may be amended and modified from time to time, the “Agreement”), which provides that GeneFab may transfer or assign the Purchase Option to its Affiliates at any time without the consent of the Company;
WHEREAS, GeneFab assigned to Valere Holding LLC (“VHL”), which is an Affiliate of GeneFab, all of GeneFab’s rights and obligations under the Agreement with respect to the Purchase Option pursuant to that certain Assignment Agreement entered into between GeneFab and VHL, dated as of August 30, 2023;
WHEREAS, VHL assigned to the Holder, which is an Affiliate of VHL and
GeneFab, all of VHL’s rights and obligations under the Agreement with respect to the Purchase Option pursuant to that certain Assignment Agreement entered into between VHL and the Holder, dated as of May 28, 2024;
WHEREAS, the parties hereto desire to amend the Agreement as set forth below;
WHEREAS, each of the parties hereto has approved the execution and delivery of this Amendment.
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Company and the Holder agree as follows:
1.Amendments to the Agreement.
1.1Amendment to the Termination of the Agreement.
Section 7 of the Agreement is hereby amended and restated in its entirety as follows:
“[Reserved].”
2.Miscellaneous.
2.1No Further Amendment. The parties hereto agree that all other provisions of the Agreement shall, subject to the amendments set forth in Section 1 of this Amendment,

TK-969962
continue unmodified, in full force and effect and constitute legal and binding obligations of the parties in accordance with their terms. This Amendment is limited precisely as written and shall not be deemed to be an amendment to any other term or condition of the Agreement or any of the documents referred to therein. This Amendment shall form an integral and inseparable part of the Agreement.
2.2Representations and Warranties.
Each of the Company and the Holder hereby represents and warrants to the other party that:
(a)Such party has the requisite corporate power and authority to execute and deliver this Amendment and to perform its obligations hereunder. The execution and delivery by such party of this Amendment have been duly and validly authorized by its board of directors and no other corporate action on the part of such party is necessary to authorize the execution and delivery by such party of this Amendment.
(b)This Amendment has been duly and validly executed and delivered by such party and, assuming the due authorization, execution and delivery by each other party, constitutes a legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar Laws affecting creditors’ rights generally or by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or law).
2.3References. Each reference to “this Agreement,” “hereof,” “herein,” “hereunder,” “hereby” and each other similar reference contained in the Agreement shall, effective from the date of this Amendment, refer to the Agreement as amended by this Amendment. Notwithstanding the foregoing, references to the date of the Agreement and references in the Agreement, as amended hereby, to “the date hereof,” “the date of this Agreement” and other similar references shall in all instances continue to refer to August 7, 2023, and references to the date of this Amendment and “as of the date of this Amendment” shall refer to December 10, 2024.
2.4Effect of Amendment. This Amendment shall form a part of the Agreement for all purposes, and each party thereto and hereto shall be bound hereby. From and after the execution of this Amendment by the parties hereto, any reference to the Agreement shall be deemed a reference to the Agreement as amended hereby and any reference to the
Transactions shall be deemed a reference to the Transactions as amended hereby. This Amendment shall be deemed to be in full force and effect from and after the execution of this Amendment by the parties hereto.
2.5Other Miscellaneous Terms. The provisions of Section 9 (Miscellaneous) of the Agreement shall apply mutatis mutandis to this Amendment,

and to the Agreement as amended by this Amendment, taken together as a single agreement, reflecting the terms therein as amended by this Amendment.
[Signature pages follow]
TK-969962
IN WITNESS WHEREOF, the Parties have hereunto caused this Amendment to be duly executed as of the date first set forth above.
CELADON PARTNERS SPV XVI
By its sole manager:
CELADON PARTNERS, LLC

Name:
Title:

[Signature Page to Amendment No. 1 to Option Agreement]

IN WITNESS WHEREOF, the Parties have hereunto caused this Amendment to be duly executed as of the date first set forth above.
SENTI BIOSCIENCES, INC.
Name:
Title:

[Signature Page to Amendment No. 1 to Option Agreement]

Exhibit B

AMENDED AND RESTATED DEVELOPMENT AND MANUFACTURING SERVICES AGREEMENT
THIS AMENDED AND RESTATED DEVELOPMENT AND MANUFACTURING SERVICES AGREEMENT
(this “Agreement”) is made as of December 10, 2024 (the “Effective Date”) by and between GeneFab, LLC, a Delaware limited company (“Provider”), with offices at 1430 Harbor Bay Parkway, Alameda, CA 94502, and Senti Biosciences, Inc., a Delaware corporation (“Senti”), with offices at 2 Corporate Drive, First Floor, South San Francisco, CA 94080. Provider and Senti are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”
RECITALS
WHEREAS, Senti is a biotechnology company that leverages its proprietary gene circuit technology platform to enable the development of “smart” next-gen cell and gene therapies;
WHEREAS, Provider provides contract development and manufacturing services to the biopharmaceutical industry;
WHEREAS, the Parties previously entered into a Framework Agreement (the “Framework Agreement”) as of August 7, 2023, pursuant to which Senti agreed to sublease to Provider the entirety of the premises under its lease for the Alameda Facility, and to subsequently assign the lease in accordance with the terms of the Framework Agreement, and the Parties agreed that Provider will provide contract development and manufacturing services to Senti at the Alameda Facility, as a primary preferred service provider to Senti, in accordance with the terms of this Agreement;
WHEREAS, concurrent with entering into the Framework Agreement, the Parties entered into a Development and Manufacturing Services Agreement (the “Original Agreement”) and the Parties now desire to amend and restate the Original Agreement on the terms and conditions set forth in this Agreement;
NOW THEREFORE, in consideration of the mutual covenants and premises contained herein and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the Parties agree as follows:
1.DEFINITIONS. Terms defined elsewhere in this Agreement will have the meanings set forth therein for all purposes of this Agreement unless otherwise specified to the contrary. The following terms will have the meaning set forth below in this Section 1 (Definitions), with grammatical variations having corresponding meanings:
1.1.“Activity Addition Date” is defined in Section 2.4.5.
1.2.“Affiliate” means, with respect to a Party, any Person that controls, is controlled by or is under common control with such Party during the period for which the determination of affiliation is being made; where “control” means (a) in the case of corporate entities, direct or indirect ownership of fifty percent (50%) or more of the stock or shares having the right to vote for the election of directors (or such lesser percentage that is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction), and (b) in the case of non-corporate entities, the direct or indirect power to direct, or cause the direction of, the management and policies of the non-corporate entity or the power to elect or appoint at least fifty percent (50%) of the members of the governing body of such non-corporate entity.
1.3.“Alameda Facility” means the manufacturing facility that is leased to Senti, or to Provider upon assignment of the lease to Provider, and located at 1430 Harbor

Bay Parkway, Alameda, California, as more particularly described in the Framework Agreement.
1.4.“Ancillary Agreements” is defined in the Framework Agreement.
1.5.“Anti-Corruption Laws” is defined in Section 11.9 (Anti-Corruption Laws).
1.6.“Asserted Market Rate” is defined in Section 2.4.4.
1.7.“Batch” means a quantity of Product that is intended to be of uniform character and quality, within limits specified in the relevant Purchase Order, SoW, Quality Agreement or specifications documents provided by Senti, and is produced in a single cycle of Manufacture in accordance with the applicable Batch Documentation.
1.8.“Batch Documentation” means the documentation generated by or on behalf of Provider for each Batch Manufactured by or on behalf of Provider. The Batch Documentation will include Batch Records, test records, Certificates of Analysis, deviation reports, facilities and environmental data, and any additional reports or documentation specified in the Quality Agreement for disposition of Product.
1.9.“Batch Price” means the Service Fees associated with the processing, filling, packaging, labeling, analytical and quality control testing, quality assurance in the production and release of each Batch of Product, as provided in the applicable Statement of Work and as may be adjusted from time to time in accordance with this Agreement or the applicable Statement of Work.
1.10.“Batch Record” means the manufacturing record for a Batch generated by or on behalf of Provider or its Affiliates concurrently with the production of a specific Batch such that successive steps in such processes are documented. The Batch Record is an accurate reproduction of the appropriate Master Batch Record and documents each significant step in the manufacturing process.
1.11.“BlueRock Agreement” means the Collaboration and Option Agreement between Senti and BlueRock Therapeutics LP (“BlueRock”), dated May 21, 2021, in such form as exists as of the Effective Date.
1.12.“BlueRock Prepayment” is defined in Section 7.2.2 (Prepayment).
1.13.“BlueRock Services” is defined in Section 2.3 (Initial Statements of Work).
1.14.“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in San Francisco, California and Hong Kong Special Administrative Region are authorized or obligated by Laws to close.
1.15.“Cancellation Fees” is defined in Section 5.5.1(a) (Cancellation Fees).
1.16.“Cancellation Notice” is defined in Section 5.5 (Cancellation of Services).
1.17.“Certificate of Analysis” means a document describing the specifications for the applicable Product or material, test methods applied and test results that has been quality reviewed, signed and dated by authorized representatives of the relevant quality organization.

1.18.“Catastrophic Failure” is defined in Section 15.2.5 (Termination; For Catastrophic Failure).
1.19.“Change of Control” means, with respect to a Party, (a) a merger, reorganization, or consolidation of such Party with or into any Third Party, or any other corporate reorganization involving a Third Party, that results in those persons or entities that are stockholders of such Party immediately prior such merger, reorganization, or consolidation owning less than fifty percent (50%) of the surviving entity’s voting power immediately after such merger, reorganization, or consolidation, (b) a change in the legal or beneficial ownership of fifty percent (50%) or more of the combined voting power of the outstanding securities of such Party (whether in a single transaction or series of related transactions), where immediately after giving effect to such change, the legal or beneficial owner of more than fifty percent (50%) of the voting securities of such Party is a Third Party or (c) the sale, transfer, lease, license or other disposition to a Third Party of all or substantially all of such Party’s business or assets to which this Agreement relates in one or a series of related transactions.
1.20.“Change Order” means a written agreement, duly executed by an authorized representative of each of the Parties, modifying, reducing or expanding the Services previously authorized in a Statement of Work, as further described in Section 5.7 (Changes to Statements of Work).
1.21.“CMC” means chemistry, manufacturing and controls.
1.22.“Commencement Date” means (a) in respect of the Development Services, the date on which work is scheduled to commence under an applicable stage of work set forth in a Statement of Work; or (b) in respect of the Manufacture of Batches, the date on which Manufacturing activities are to be initiated with respect to any Batch or campaign of Batches, as stated in the relevant Statement of Work, agreed by the Parties in writing (which may be by email) or determined pursuant to Section 5. 2 (Booking).
1.23.“Commercially Reasonable Efforts” means those efforts typically used by a similarly situated company in the exercise of reasonable commercial judgment under the applicable circumstances, taking into account all relevant business, technical, and scientific factors.
1.24.“Common Materials” is defined in Section 6.3.2 (Common Materials).
1.25.“Compliance Audit” is defined in Section 11.6 (Compliance Audit).
1.26.“Compliance Auditor” is defined in Section 11.6 (Compliance Audit).
1.27.“Components” means any storage containers, mixing vessels, transfer tubing, formulation and packaging materials, filling components such as product containers, vials, syringes, filters, plungers, stoppers, hoses and packaging, as set forth in a Statement of Work or as otherwise approved in advance by Senti for use in the Manufacturing of a Product by or on behalf of Provider under this Agreement.
1.28.“Confidential Information” is defined in Section 16.1 (Scope of Confidential Information).

1.29.“Credit” is defined in Section 7.1 (Credit).
1.30.“DC Selected” means that (i) Senti has designated a particular development candidate for a product, and/or (ii) the product has been identified in internal or external communication as being in the IND enabling studies stage or later.
1.31.“Dedicated Equipment” means any and all equipment set forth in Exhibit E or deemed included pursuant to Section 6.4.1 (Acquisition).
1.32.“Dedicated Materials” is defined in Section 6.3.1 (Dedicated Materials).
1.33.“Deliverables” means any Product (including an Engineering Batch of Product), reports, Batch Documentation, analytical results, samples of Product and any other information, materials or other tangible item developed by or on behalf of Provider under a Statement of Work, as more particularly set out in the applicable Statement of Work.
1.34.“Development Services” means any and all activities relating to process and analytical development, analytical testing, preparation and submission of applications (including any CMC-related information) for Regulatory Approval of a Product, together with other services as agreed upon between the Parties that are to be performed by or on behalf of Provider or its Representatives pursuant to a Statement of Work, but excluding the BlueRock Services. For the avoidance of doubt, Development Services do not include any activities within the Manufacturing of a Product.
1.35.“Disclosing Party” is defined in Section 16.1 (Scope of Confidential Information).
1.36.“Dispute” is defined in Section 17.7.2 (Dispute Resolution).
1.37.“EMA” means the European Medicines Agency, and any successor agency entity thereof having or performing substantially the same function.
1.38.“Engineering Batch” is defined in Section 9.3 (Engineering Batches).
1.39.“Exception Notice” is defined in Section 10.5 (Product Conformity).
1.40.“Executive Officers” means the Chief Executive Officer of Senti, or his or her designee, and the Chief Executive Officer of Provider, or his or her designee.
1.41.“Facility” means (a) the Alameda Facility or (b) any other facility of Provider or its Affiliates specifically identified in the applicable Statement of Work.
1.42.“Failed Batch” is defined in Section 10.4 (Batch Failure).
1.43.“FDA” means the United States Food and Drug Administration, or any successor entity thereof having or performing substantially the same function.
1.44.“Force Majeure” is defined in Section 17.8 (Force Majeure).
1.45.“GMP” and “cGMP” will have the meanings assigned in the Quality Agreement.
1.46.“GMP Changes” is defined in Section 5.6.1 (Scope; Changes).

1.47.“Governmental Entity” means any United States federal, state or local government; any foreign government; or any court, administrative or other governmental or government-authorized authority, commission, department, board, tribunal, or agency, domestic, foreign or supranational, including any Regulatory Authority.
1.48.“GxP” will have the meaning assigned in the Quality Agreement.
1.49."Impacted Product” is defined in Section 5.4.2.
1.50.“In-Scope Activities” means the activities described in Exhibit A, as may be amended from time to time pursuant to Section 2.4.5 (In-Scope Activities).
1.51.“Inspection Period” is defined in Section 10.5 (Product Conformity).
1.52.“Intellectual Property” means all intellectual property and proprietary rights, however denominated, throughout the world, including rights in copyrights, copyright registrations and copyright applications; trademarks, service marks, trade dress, trade names, trademark registrations and trademark applications; rights in inventions and discoveries (whether patentable or not), patents and patent applications; trade secret rights; rights in know-how; and all other rights and interests existing, created or protectable under any intellectual property law of any jurisdiction. With respect to Intellectual Property, “control” means that a Party has rights to use such Intellectual Property and has the ability to grant to the other Party rights to use such Intellectual Property on the terms and conditions set forth herein without violating the terms of any agreement or other arrangement with any Third Party.
1.53.“Inventions” means any inventions, innovations, improvements, developments, discoveries, methods, know-how, processes, techniques, scientific, technical and other information, data, compositions of matter and works of authorship, whether or not written or otherwise fixed in any form or medium and whether or not patentable or copyrightable.
1.54.“Joint Project Team” or “JPT” is defined in Section 4.5.1 (JPT Establishment; Composition).
1.55.“Joint Steering Committee” or “JSC” is defined in Section 4.1.1 (JSC Establishment; Composition).
1.56.“Latent Defect” means a defect that causes a Product not to conform to the Product specification and/or Product Requirements, which defect is not discoverable upon reasonable physical inspection or testing performed in accordance with the terms of this Agreement and the applicable Statement of Work.
1.57.“Laws” means all applicable ordinances, rules, regulations, statutes, laws, judgments, decrees, orders and other requirements, as amended from time to time, of any Governmental Entity: (a) in the United States of America, (b) with respect to Provider, in any jurisdiction other than the United States of America in which any Facility is located or as agreed to by the Parties in writing on a Statement of Work-by-Statement of Work basis; and (c) with respect to Senti, in any jurisdiction other than the United States of America in which (i) Senti operates or performs activities in respect of this Agreement or (ii) Senti Supplies or Senti Product are produced or used by or for Senti. The term “Laws” includes GxP unless otherwise specified in a Statement of Work, the Parties agree in writing to the contrary on a case-by-case basis, or it is not applicable in context.
1.58.“License Agreement” means the License Agreement to be entered into between the Parties in accordance with the Framework Agreement.
1.59.“Licensee” is defined in Section 2.5 (Transfer of Rights to Senti Developed Products).
1.60."Licensee Adjustments” is defined in Section 2.5.5(b)(iv).
1.61.“Licensee Quality Agreement” is defined in Section 2.5.5(b)(iii).
1.62.“Licensee Service Agreement” is defined in Section 2.5.5(b)(i).
1.63.“Licensee SoW” is defined in Section 2.5.5(b)(ii).
1.64.“Losses” is defined in Section 14.2.1 (Provider Indemnification).
1.65.“Manufacture” or “Manufacturing” means the steps and activities to produce a Product, including the manufacturing, processing, filling, packaging, labeling, analytical and quality control testing, stability testing, and/or release of Product, which are performed (or to be performed, as the context requires) by or on behalf of Provider as more particularly set forth in the applicable Statement of Work.
1.66.“Manufacturing Process” means (a) the specific production process provided by or on behalf of Senti to Provider for the Manufacture of a Product or (b) any other production process for the Manufacture of a Product used or developed under a Statement of Work, in each case ((a) and (b)), as such process may be provided, improved or modified from time to time during the Term pursuant to any Statement of Work and as such process is reflected in the then-current Master Batch Record for such Product.
1.67.“Master Batch Record” means the complete instructions for the Manufacturing and control of a Product.
1.68.“Money Laundering Laws” is defined in Section 13.2.5 (Provider Representations, Warranties and Covenants).
1.69.“Nonconforming Product” is defined in Section 10.5 (Product Conformity).
1.70.“Observation” is defined in Section 11.5.1 (Observation).
1.71.“Out-License Procedure” means the arrangements to be undertaken pursuant to Section 2.5.5 in connection with any SoWs, the Preferred Service Provider Arrangements, and the Quality Agreement.
1.72.“Out-of-Pocket Costs” means all documented out-of-pocket costs payable to Third Parties that are incurred or paid by or on behalf of Provider, in good faith, in connection with the performance of Services, including fees associated with outsourced testing, Third-Party services, shipping, Components, materials and supplies, plus a ten percent (10%) mark up applied thereon, or such other mark up (not to exceed ten percent (10%)) as may be specified in the applicable SoW.

1.73.“Payment Period” is defined in Section 7.6 (Payments and Payment Terms).
1.74.“Person” means any individual, corporation, partnership (general or limited), limited liability company, limited liability partnership, trust, joint venture, joint-stock company, syndicate, association, entity, unincorporated organization, union or Governmental Entity, including any political subdivision, agency or instrumentality thereof.
1.75.“PIP” means a person-in-plant.
1.76.“Preferred Criteria” is defined in Section 2.4.1.
1.77."Preferred Service Provider Arrangements” means the arrangements set out in Section 2.4.
1.78.“Prepayment” is defined in Section 7.2.1 (Prepayment).
1.79.“Product” means the product that is the subject of the Services as described in more detail in the applicable Statement of Work. For clarity, the PBNK cells shall be deemed the Product with respect to the Statement of Work attached hereto as Exhibit B.1, the K562 feeder cells shall be deemed the Product with respect to the Statement of Work attached hereto as Exhibit B.2, and the drug product shall be deemed the Product with respect to the Statement of Work attached hereto as Exhibit B.3.
1.80.“Product Requirements” means the warranties with respect to a Product set forth in Section 13.2.2 (Provider Representations, Warranties and Covenants).
1.81.“Project” means the scope of services as set out in the applicable Statement of Work.
1.82.“Project Manager” or “PM” is defined in Section 4.2 (PM Identification; Change).
1.83.“Project Schedule” means the schedule for the activities of the Parties under the applicable Statement of Work, including the estimated timelines for performance, milestones, costs and fees, and payment schedule.
1.84.“Proposed Transaction” is defined in Section 2.5 (Transfer of Rights to Senti Developed Products).
1.85.“Provider Indemnitees” is defined in Section 14.1.2 (Senti Indemnification).
1.86.“Provider Inventions” is defined in Section 12.2.2 (Provider Inventions).
1.87.“Provider IP” is defined in Section 12.2.1 (Provider IP).
1.88.“Provider Operating Document” means any Provider documentation relating generally to the operation, monitoring or maintenance of one or more of the Facilities or Provider’s equipment, including: (a) protocols, methods, controls, standard operating procedures and specifications generally used by Provider (or useful) for the Services but not specific to a Product; and (b) corporate standards, software (e.g., building and process automation, process and utility controls), lists of qualified vendors and service providers, facility qualification and validation documentation, and supporting documentation used by Provider, such as, without limitation, environmental monitoring.

1.89.“Provider Processing Default” is defined in Section 10.4 (Batch Failure).
1.90.“Product Specifications” means, with respect to a Product, the applicable specifications identified in, or determined in accordance with, the relevant SoW.
1.91.“Provider-Supplied Materials” is defined in Section 6.3 (Provider-Supplied Materials).
1.92.“Purchase Order” is defined in Section 10.2 (Purchase Ordering).
1.93.“Quality Agreement” means a written mutually agreed upon quality agreement referencing this Agreement, duly executed by both Parties, defining and assigning quality roles and responsibilities, to comply with GxP in the performance of the Services and the Manufacture of each Product under this Agreement.
1.94.“Receiving Party” is defined in Section 16.1 (Scope of Confidential Information).
1.95.“Regulatory Approval” means all necessary Regulatory Authority approvals for the Manufacture or use of a Product or Senti Product in clinical trials or commercial distribution, selling and marketing of a Product or Senti Product, including an investigational new drug application (IND), biologics license application (BLA), or equivalent application outside of the United States, and satisfaction of any applicable Regulatory Authority registration and notification requirements for use of the Product or Senti Product in the applicable Territory, but excluding permits and licenses with respect to general Facility operations.
1.96.“Regulatory Authority” means, in a particular country or regulatory jurisdiction, the applicable governmental authority or agency involved in granting any approvals necessary for the manufacture, use, clinical investigation, marketing, importation and sale of a pharmaceutical product (such as a Product) and, to the extent required in such country or regulatory jurisdiction, pricing or reimbursement approval of such pharmaceutical product in such country or regulatory jurisdiction. For illustrative purposes and without limiting the generality of the foregoing, “Regulatory Authority” includes the FDA and the EMA.
1.97.“Reduction Notice” is defined in Section 5.6 (Rescheduling or Reduction of Services).
1.98.“Relevant Senti Intellectual Property” means:
(a)Intellectual Property owned by Senti as of the Effective Date (“Current Senti IP”); together with
(b)any invention made solely by or on behalf of Senti during the period between the Effective Date and the expiry of the 5-year period after the effective date of the License Agreement, (i) that is an improvement, enhancement, modification to, or a derivative of the Current Senti IP, and (ii) the practice of which would (without ownership of the applicable patent falling with the Current Senti IP or a license thereunder) infringe an issued claim included in any such patent or a claim of a pending patent application (if such patent application were to issue as a patent) in the Current Senti IP.

1.99.“Representatives” means a Party’s Affiliates and its and their respective directors, officers, employees, contractors, consultants, and subcontractors.
1.100.“Required Expertise” is defined in Section 2.4.1.
1.101."Reschedule Notice” is defined in Section 5.6 (Rescheduling or Reduction of Services).
1.102.“Rescheduling or Reduction Fee” is defined in Section 5.6.1 (Rescheduling or Reduction Fee).
1.103.“Reservation Fee” is defined in Section 7.5 (Invoices).
1.104.“Root Cause” is defined in Section 5.4.5(a).
1.105.“Senti Indemnitees” is defined in Section 14.1.1 (Provider Indemnification).
1.106.“Senti Inventions” is defined in Section 12.1.2 (Senti Inventions).
1.107.“Senti IP” is defined in Section 12.1.1 (Senti IP).
1.108.“Senti Licensed-In IP” means Intellectual Property licensed-in by Senti from a third party from time to time.
    1.109.
1.110.“Senti Developed Product” means any Senti Pre-DC Product and any Senti PostDC Product.
1.111.“Senti Post-DC Product” means any pharmaceutical product that (a) incorporates Senti IP and/or Senti Licensed-In IP, (b) is wholly or partially developed by Senti, and (c) has been DC Selected.
1.112.“Senti Pre-DC Product” means a pharmaceutical product that (a) incorporates Senti IP and/or Senti Licensed-In IP, (b) is wholly or partially developed by Senti, (c) has not been DC Selected and (d) satisfies each of the following criteria: (i) modality (e.g., cell therapy and particular cell type (e.g., allogeneic NK cell, autologous T cell), virus therapy and particular virus type (e.g., AAV gene therapy)) has been selected; (ii) all critical starting materials (e.g., lentivirus vs. gamma retrovirus vs. non-viral, feeder cell type, peripheral blood vs. cord blood NK) have been selected; (iii) genetic sequence has been defined; and (iv) manufacturing process has been sufficiently developed to be able to support an in vivo toxicology study.
1.113.“Senti Product” means any product researched or developed by Senti or its Affiliate or a Third Party under a license from Senti or its Affiliate, which product contains, incorporates, includes or embodies, or was manufactured using, a Product.
1.114.“Senti Supplies” means any and all cell lines, cell banks, viral seed, plasmids, viruses, viral vectors, reagents, reference standards, active pharmaceutical ingredients, Components, equipment, and other materials supplied (or specified in the applicable SoW as to be supplied) or otherwise made available by Senti or any of its Affiliates or agents to Provider for use in the Services.

1.115.“Senti Technical Requirements” is defined in Section 2.4.1.
1.116.“Service Fees” means the fees payable to Provider in consideration for Provider’s performance of Services and other obligations as described in the applicable Statement of Work, but excluding Out-of-Pocket Costs.
1.117.“Services” means all or any part of the services to be performed by or on behalf of Provider under this Agreement, which may include Development Services, Manufacturing and BlueRock Services, as set forth in any Statement of Work.
1.118.“Shipping Guidelines” means, with respect to a Product, the written guidelines for shipping and transporting such Product (including temperature), as agreed in writing by the Parties.
1.119.“Statement of Work” or “SoW” means a written statement of work, duly executed by an authorized representative of each of the Parties, setting out: (a) the applicable Product that is the subject matter of the Statement of Work, if any; (b) the scope of work to be performed by or on behalf of Provider; (c) the Deliverables to be delivered to Senti, if any; (d) estimated timelines for performance; (e) Service Fees and Out-of-Pocket Costs; (f) a payment schedule; (g) the information, materials and equipment to be supplied by each Party; (h) any assistance to be provided by Senti; (i) preapproved subcontractors, if any; (j) the location of the Facility(ies), or other facility, as agreed to by Senti at Senti’s sole discretion, where the Project is to be performed; and (k) other pertinent details.
1.120.“Suite Forecast” is defined in Section 5.1 (Forecast).
1.121.“Supply Failure” is defined in Section 5.4.5.
1.122.“Target Supply Date” means the date by which Provider will fill the relevant Product into its final container, place it into appropriate storage conditions, and complete all of Provider’s internal quality control testing of the relevant Product, as stated in the relevant Statement of Work or agreed by the Parties in writing.
1.123.“Term” is defined in Section 15.1 (Term).
1.124.“Territory” means, with respect to a Product to be Manufactured and supplied under any Statement of Work hereunder, any country in which Senti or its Affiliate or, if applicable, its licensee is authorized, or may be authorized, to conduct clinical trials of such Product or the corresponding Senti Product and that is specifically identified in the applicable Statement of Work (or a Change Order). Notwithstanding the foregoing, unless otherwise expressly set forth in a Statement of Work (or Change Order), the countries and jurisdictions listed in Exhibit D hereto shall be deemed included in the “Territory” for all Products under all Statements of Work.
1.125.“Third Party” means any party other than Provider, Senti and their respective
Affiliates.
1.126.“Third Party Claim” is defined in Section 14.1.1 (Provider Indemnification).
1.127.“Third Party Quote Provider” is defined in Section 2.4.4.

1.128.“Third Party Starting Materials” means any and all cell lines, cell banks, viral seed, plasmids, viruses and viral vectors procured by or on behalf of Provider from a Third Party for use in the performance of Services.
1.129.“U.S. Economic Sanctions” is defined in Section 13.2.6 (Provider Representations, Warranties and Covenants).
1.130.“Unforeseen Technical Factor” is defined in Section 15.2.3 (Termination; For Technical Issues).
1.131.“Unsatisfactory Engineering Batch” is defined in Section 9.2 (Engineering Batches).
2.ENGAGEMENT OF PROVIDER; SOWS; IN-SCOPE ACTIVITIES; GUARANTY.
2.1.Master Agreement. This Agreement establishes the general terms and conditions under which Provider may perform Services for Senti. This Agreement is intended to allow the Parties to contract for Services by entering into specific Statements of Work without having to renegotiate the general terms and conditions that apply.
2.2.Statements of Work. From time to time during the Term, Senti may wish to engage Provider to perform Services under this Agreement. The specific Services to be performed by or on behalf of Provider will be set forth and described in a uniquely numbered Statement of Work. No Statement of Work will be effective unless and until it has been agreed to and fully executed and delivered by duly authorized representatives of both Parties. Each Statement of Work will constitute a separate agreement of the Parties but will form a part of and will be governed by the terms of this Agreement, whether or not physically annexed to this Agreement. Statements of Work may be modified or expanded in accordance with Section 5.7 (Changes to Statements of Work).
2.3.Initial Statements of Work. The Parties hereby agree that the Statements of Work attached hereto as Exhibit B.1 (PBNK Services), Exhibit B.2 (K562 Services), Exhibit B.3 (Drug Product Services) (collectively, Exhibit B) and Exhibit C (BlueRock Services) shall be effective as of the Effective Date. The SoWs set forth in Exhibit B will cover Services to be conducted during the estimated time period as set forth in such SoWs and as agreed to by the Parties through the forecasting mechanism set forth in Section 5.1 (the “Phase 1 SoWs”). Under the SoW set forth in Exhibit C (the “BlueRock SoW”), Senti is subcontracting to Provider Senti’s obligations to conduct certain research and development services under the BlueRock Agreement (the “BlueRock Services”). If, as a result of Provider’s failure to conduct the BlueRock Services in accordance with the terms of this Agreement and the BlueRock SoW, Senti breaches its obligations under the BlueRock Agreement and is obligated to conduct a technology transfer to BlueRock, Provider shall be obligated, at its own expense, to conduct a technology transfer to BlueRock of the Senti IP used by Provider to provide the Services under the BlueRock, as more particularly described in the BlueRock SoW. For clarity, Provider shall not be obligated to conduct any Services in connection with the BlueRock Agreement that are not expressly specified in the BlueRock SoW as of the Effective Date or as such BlueRock SoW may be amended by written agreement of the Parties.

2.4.Preferred Service Provider Arrangements. Subject to and in accordance with the process set forth in this Section 2.4 (Preferred Service Provider Arrangements), Senti shall engage Provider for, and Provider shall be obligated to conduct, any In-Scope Activities that Senti requires in connection with any program in any field, but excluding any of (a) the specific services for which Senti has engaged a Third Party as of the Effective Date under the existing agreements as set out in Exhibit F, (b) internal research and development that Senti or its wholly owned subsidiary(ies) conducts itself for its own purposes, or (c) subject to Section 2.4.5, the activities that are added as In-Scope Activities pursuant to Section 2.4.5 and for which Senti has engaged a Third Party to conduct such activities pursuant to an agreement that is in effect as of the date such In-Scope Activities are added (such required In-Scope Activities, the “Senti Desired Activities”).
2.4.1.Subject to Section 5.4 (Supply Failure), upon Senti’s determination to conduct or have conducted any particular instance of Senti Desired Activities, then, notwithstanding that such Senti Desired Activities may have previously been provided under an SoW which has subsequently expired, or that the same type of Senti Desired Activities are being provided under an existing SoW with respect to a different product, Senti shall notify Provider, and shall include in such notice a written breakdown of Senti’s good faith technical requirements for such activities. Such technical requirements (including timelines, geographical requirements, and quality standards) shall be reasonably commercially or operationally justified, and not arbitrary or otherwise intended to be discriminatory against Provider (“Senti Technical Requirements”). The JSC shall promptly meet to discuss, based on evidence provided by Provider in advance of such discussion, whether Provider has the required expertise to perform such Senti Desired Activities (“Required Expertise”). Without limiting the circumstances under which Provider may be considered to have the Required Expertise, Provider shall be deemed to have the Required Expertise if (a) Provider has, or with reference to a reasonably practicable plan, covenants to have within the timelines required by Senti, the capacity and ability to meet the Senti Technical Requirements; and (b) there has not previously been a Supply Failure of the same type of Senti Desired Activities for such Product (whether directly or as an Impacted Product). If Senti has, without breach of this Agreement, previously engaged a Third Party to conduct the same type of Senti
Desired Activities for such Product (or GMP-related services that precede the Senti Desired Activities under consideration for such Product or applicable Senti Product), and the transfer of such Senti Desired Activities to Provider would necessitate a material change to any regulatory filings or technology transfer from the Third Party to Provider (a “Transfer to Provider”), then, in addition to the Required Expertise, the JSC shall also consider whether the Transfer to Provider would not impose an unreasonable additional burden or delay on Senti, taking into account the nature and regulatory stage of the Product and any mitigations offered by Provider (together with the Required Expertise, collectively, the “Preferred Criteria”). If the JSC is unable to agree whether Provider meets the Preferred Criteria to conduct the Senti Desired Activities within ten (10) Business Days after Senti notifies Provider of such Senti Desired Activities, the dispute shall be resolved in accordance with Section 2.4.6.

2.4.2.If the JSC or Executive Officers agree, or the expert determines (pursuant to Section 2.4.6), that Provider does not satisfy the Preferred Criteria with respect to any Senti Desired Activities, then Senti shall have no obligation to engage Provider to conduct such Senti Desired Activities, and shall be free to engage any Third Party (or in the case of a Transfer to Provider, the existing Third Party or a Third Party that meets the criteria set out in 2.4.1(d)) to conduct such Senti Desired Activities. If Provider subsequently believes that it is able to satisfy the Preferred Criteria for those Senti Desired Activities, it may notify Senti, and if Senti thereafter determines to conduct or have conducted activities that are the same as such Senti Desired Activities, whether by engaging a new or existing provider, including by renewing or extending the term of Senti’s agreement with the Third Party engaged by Senti pursuant to the first sentence of this Section 2.4.2, then Section 2.4.1 will apply to such Senti Desired Activities; provided that Senti shall notify Provider in accordance with Section 2.4.1,
(i) in cases where Senti has an existing agreement with the aforementioned Third Party, prior to the expiry of the existing agreement with sufficient lead time for the JSC to review the Preferred Criteria, and (ii) in cases where Senti has no existing agreements with Third Parties for the relevant services, upon Senti’s determination to conduct or have conducted such activities. For clarity, Senti may continue to obtain the applicable Senti Desired Services under any agreement with a Third Party that is in effect at the time that Provider sends notice pursuant to the preceding sentence, until the expiration or earlier termination of such agreement (or, if earlier, the expiration or termination of the relevant purchase order or statement of work under such agreement) in accordance with its terms. Moreover, Senti shall also have the right to assess and pre-qualify Third Parties as back-up manufacturers to conduct Senti Desired Services consisting of commercial manufacturing services to ensure supply redundancy. Senti shall not enter into any agreements or statements of work to commence any such Senti Desired Services unless Provider is unable to provide the relevant Senti Desired Services as the result of Force Majeure or Catastrophic Failure suffered by Provider.
2.4.3.If the JSC or Executive Officers agree, or the expert determines (pursuant to section 2.4.6), that Provider does satisfy the Preferred Criteria with respect to any Senti Desired Activities, then (i) the Parties shall promptly negotiate in good faith a Statement of Work for such Senti Desired Activities, (ii) without prejudice to subclause 2.4.3(iii), Senti may only engage a Third Party to conduct the particular Senti Desired Activities subject to such Statement of Work under negotiation if permitted pursuant to Section 2.4.4, and (iii) Section 2.4.1 will continue to apply if Senti in future desires to conduct or have conducted such Senti Desired Activities.
2.4.4.At any time prior to the Parties’ entry into such Statement of Work negotiated pursuant to Section 2.4.3(i), Senti may solicit fee quotes from Third Party service providers for the service fees that such Third Parties (each, a “Third Party Quote Provider”) would charge Senti to conduct substantially identical Senti Desired Activities on the same basis as provided under Section 2.4.1(b) and, if applicable, 2.4.1(d). If Senti considers, on the basis of the Third Party fee quotes, that the pricing offered by Provider is greater than the prevailing market rate for the

Senti Desired Activities, then Senti may notify Provider. In order to be valid, each such notice shall set out Senti’s asserted prevailing market rate (the “Asserted Market Rate”) and except as provided below, shall include such reasonable evidence supporting that assertion that is reasonably required to establish the prevailing market rate, considering the nature of the services and the availability of service providers. The Parties agree that such evidence shall not be considered reasonable for such purpose unless (a) it includes fee quotes from at least three (3) Third Party Quote Providers, or if fewer than three (3) service providers are able to conduct substantially identical Senti Desired Activities on the same basis as provided under Section 2.4.1(b), a fee quote from each such service provider; and (b) if Senti has previously engaged Provider to conduct the same type of Senti Desired Activities for the relevant Product (or GMP-related services that precede such Senti Desired Activities under consideration for such Product or applicable Senti Product), and the transfer of such Senti Desired Activities to a Third Party would necessitate a material change to any regulatory filings or technology transfer from Provider to the Third Party, then the evidence must also detail the additional costs and delay implications of such transfer compared with engaging Provider and the Third Party quotes shall be read in conjunction with such additional information when assessing the actual prevailing market rate (“Transfer to Third Party Information”); provided that, if Senti is unable to provide the fee quotes to Provider under its confidentiality obligations with the Third Party Quote Providers, then in lieu of providing the quotes with the notice, the Parties will engage an independent technical expert to review the quotes (including Provider’s quote and submissions) and Transfer to Third Party Information and assess whether the quotes and Transfer to Third Party Information support the Asserted Market Rate, and, if not, to assess the actual prevailing market rate based on such evidence. The expert shall provide the Parties with a report setting out its conclusion, details of the quotes to the extent permitted under Senti’s confidentiality obligations with the Third Party Quote Providers, and the methodology used in making the assessment, and shall state whether the quotes referred to in making the assessment are for substantially identical services to those requested from Provider (“Independent Market Rate Assessment”). Senti shall use Commercially Reasonable Efforts to obtain from the Third Party Quote Providers the right to disclose the quotes to Provider, or for the independent technical expert to disclose such quotes to Provider (as applicable). Unless within five (5) Business Days after receipt of notice from Senti or receipt of the report from the independent expert, Provider either (i) disputes such assertion in good faith or (ii) agrees to match the Asserted Market Rate, Senti shall have no obligation to engage Provider for the relevant Senti Desired Activities, and shall be free to enter into any agreement with any Third Party to conduct such Senti Desired Activities at a rate no higher than the Asserted Market Rate, and on the same basis as provided under Section 2.4.1(b) and, if applicable, 2.4.1(d). If Provider timely disputes Senti’s assertion, the dispute will be resolved under Section 2.4.6, and if such resolution is that Provider’s proposed rate is not greater than the actual prevailing market rate, then the Parties shall enter into such Statement of Work at rates equal to Provider’s proposed rates. If the resolution of such dispute under Section 2.4.6 is that Provider’s proposed rates are greater than the actual prevailing market rate, then unless Provider agrees to match the actual prevailing market rate within ten (10) Business Days after such resolution, Senti shall have no obligation to engage Provider, and shall be free to enter into any agreement with any Third Party to conduct such Senti Desired Activities at a rate no higher than the Asserted Market Rate, and on the same basis as provided under Section 2.4.1(b) and, if applicable, 2.4.1(d).
2.4.5.If at any time Provider has the capability to conduct particular activities in addition to those listed on Exhibit A (such as commercial Manufacturing services), Provider shall notify Senti and provide all information and documentation reasonably requested by Senti to evidence such capability. If Senti does not agree that Provider has the capability to conduct the proposed activities within ten (10) Business Days after Provider notifies Senti and provides the requested evidence, then the dispute will be resolved pursuant to Section 2.4.6. If Senti agrees (or the Executive Officers agree or the expert determines pursuant to Section 2.4.6) that Provider has the capability to conduct the proposed activities, then the Parties shall amend Exhibit A accordingly and the Preferred Service Provider Arrangements shall apply with respect to those added activities. If, as of the date the activities are added to Exhibit
A (“Activity Addition Date”), Senti has, pursuant to a then-effective agreement, engaged a Third Party to conduct such activities, then from the Activity Addition Date, Senti may continue receiving services under such agreement until its expiry or earlier termination but shall not renew or extend the term of such agreement (unless Senti is permitted to engage a Third Party for the applicable services pursuant to Section 2.4.2 or 2.4.4).
2.4.6.Disputes specified under this Agreement to be resolved under this Section 2.4.6 shall be referred to the Executive Officers for resolution. If the Executive Officers fail to resolve such dispute(s) within ten (10) Business Days after such referral, then the Parties shall engage an independent technical expert that is agreed by the Parties (such agreement not to be unreasonably withheld) to resolve the dispute(s). If the dispute relates to the Asserted Market Rate, then the Independent Market Rate Assessment procedure set forth in Section 2.4.4 shall apply. In all other circumstances, each Party shall provide to the other Party and such expert its evidence and arguments with respect to such dispute(s). The decision of the expert will be final and binding upon the Parties in the absence of manifest error or bad faith on the part of the expert. The Parties will share equally the fees of such expert.
2.5.Transfer of Rights to Senti Developed Products. This Section 2.5 (Transfer of Rights to Senti Developed Products) will only apply if Senti intends to license, grant an option to obtain a license, or otherwise transfer to a Third Party (a “Licensee”) development and commercialization rights for any Senti Developed Product (a “Proposed Transaction”), and will not apply to any product that is not a Senti Developed Product. The grant by Senti of non-commercial licenses to academic or research institutions for clinical studies where the academic or research institution or principal investigator holds the IND and Manufacturing will be performed at an academic or research institution, are not Proposed Transactions and shall not be subject to this Section 2.5 (Transfer of Rights to Senti Developed Products).
2.5.1.Senti Pre-DC Products.

2.5.1(a) If Senti intends to carry out a Proposed Transaction in connection with a Senti Pre-DC Product, and Senti has not commenced any activities for critical starting materials that will be used to Manufacture such Senti Pre-DC Product in accordance with GMP (“GMP-Related Activities”), then:
(i)If any SoWs are in effect between Senti and Provider relating to the relevant Senti Pre-DC Product at the time of discussions with a prospective Licensee regarding the Proposed Transaction, the Out-License Procedures shall apply to those SoWs, the Quality Agreement, and the Preferred Service Provider Arrangements for such Senti Pre-DC Product;
(ii)If the Proposed Transaction is the grant of an option for the Licensee to obtain a license to the Senti Pre-DC Product or any subsequent Senti Post-DC Product, upon the exercise by the Licensee of such option, if any SoWs are in effect between Senti and Provider relating to the relevant Senti Pre-DC Product and/or Senti Post-DC Product on the date of exercise of such option, the Out-License Procedures shall apply to such SoWs, the Quality Agreement, and the Preferred Service Provider Arrangements for such Senti Pre-DC Product and/or Senti Post-DC Product. Senti shall ensure it has the right to effect the Out-License Procedures in connection with the Licensee’s exercise of the Option and receipt of a license in the terms of the option granted to the Licensee. Licensee Adjustments may be negotiated and agreed before or after the exercise of the option, however in no event shall the license be granted to the Licensee before the Licensee Services Agreement, Licensee SoW and Licensee Quality Agreement have been agreed between Provider and the Licensee;
(iii)if no SoWs are in effect between Senti and Provider when Senti approaches (or is approached by) the Licensee regarding the Proposed Transaction, or when the Licensee exercises an option to obtain a license relating to the relevant Senti Pre-DC Product and/or Senti Post-DC Product, Senti shall have no obligation to undertake the Out-License Procedures, however Senti shall provide marketing assistance by referring Provider to Licensee for Licensee’s future Manufacturing needs.
2.5.2.Senti Pre-DC Products with GMP-Related Activities.
2.5.2(a) If Senti intends to carry out a Proposed Transaction in connection with a Senti Pre-DC Product, and Senti has commenced GMP-Related Activities for such Senti Pre-DC Product, then Section 2.5.3 (Senti Post-DC Products) shall apply.
2.5.3.Senti Post-DC Products.
2.5.3(a)     If Senti intends to carry out a Proposed Transaction in connection with a Senti Post-DC Product, the Out-License Procedures shall apply to any SoWs in effect between Senti and Provider relating to the relevant Senti Post-DC Product, the Quality Agreement, and the Preferred Service Provider Arrangements for such Senti Developed Product.
2.5.4.Exclusion for Parts.
2.5.4(a) The Out-License Procedures shall not apply in the situation where Senti proposes to license, a part of a Senti Developed Product, or a component that incorporates Relevant Senti Intellectual Property or Senti Licensed-In IP, for incorporation into a Third Party’s product or cell type. For clarity, (i) for so long as Senti controls (i.e., is responsible for conducting or directing the conduct of) the

Manufacturing activities for a part or component used by such Third Party in a Senti Developed Product, Senti itself will remain subject to the Preferred Service Provider Arrangements for such part or component, and (ii) for so long as Senti controls (i.e., is responsible for conducting or directing the conduct of) Manufacturing for such Third Party’s drug product (and not just such part or component) that would have been a Senti Developed Product had it been developed by Senti, then Senti itself will remain subject to the Preferred Service Provider Arrangements for such product. Senti shall provide marketing assistance by referring Provider to Licensee for Licensee’s Manufacturing needs.
2.5.5.Out-License Procedures.
2.5.5(a)     Senti shall notify Provider of any Proposed Transaction and provide reasonable details of such Proposed Transaction.
2.5.5(b) For Proposed Transactions where the Out-License Procedures apply to any SoWs, the Quality Agreement, and Preferred Service Provider Arrangements:
(i)Service Agreement. Senti shall require Licensee to enter into a service agreement (“Licensee Service Agreement”) with Provider for the relevant Senti Developed Product on terms consistent with this Agreement (excluding Prepayment), under which Licensee shall agree to an arrangement with Provider that is substantively the same as the Preferred Service Provider Arrangements in connection with In-Scope Activities for the relevant Senti Developed Product, subject to any agreed Licensee Adjustments.
(ii)SoWs. Senti shall novate to Licensee, and cause Licensee to accept the novation of, all SoWs relating to the relevant Senti Product (to the extent such SoWs relate to that Senti Developed Product), the terms of which shall be governed by the Licensee Service Agreement (“Licensee SoW”). If any portion the relevant SoW(s) do not pertain to the relevant Senti Developed Product, such portion of the SoW shall remain effective as between Senti and Provider only. Any changes to, or reallocation or termination of, any Licensee SoW shall be governed by the terms of the Licensee Service Agreement.
(iii)Quality Agreement. Senti shall require Licensee to enter into a quality agreement with Provider for the relevant Senti Developed Product on terms consistent with the Quality Agreement, subject to any agreed Licensee Adjustments (“Licensee Quality Agreement”).
(iv)Adjustments. If Licensee requests any commercially reasonable (having regard to the potential economic and commercial impact on each of Provider, Senti and Licensee) adjustments (“Licensee Adjustments”) to the terms of the Licensee Service Agreement, any Licensee SoWs, or the Licensee Quality Agreement (for example to address issues including but not limited to supplier qualification, backup suppliers, supply chain or geographical redundancy, and capacity availability), Provider, Senti and Licensee shall enter into good faith expedited negotiations in a timely manner regarding such requests. None of Provider, Senti or Licensee shall be obligated to accept any Licensee Adjustments that are not commercially reasonable having regard to the potential economic and commercial impact on that party.
(v)In the event the parties are unable to agree to any Licensee Adjustments, or if Licensee fails to enter into Licensee SoWs, the Licensee Service Agreement, or the

Licensee Quality Agreement, then the relevant SoWs, this Agreement, and the Quality Agreement shall remain binding and effective as between Senti and Provider with respect to the relevant Senti Developed Product.
(vi)Subject to Section 2.5.1(a)(ii), Senti shall not enter into the Proposed Transaction with the Licensee unless (A) Licensee agrees to the terms of the Licensee SoWs, Licensee Service Agreement, and Licensee Quality Agreement without requesting any Licensee
Adjustments, or (B) Provider, Senti and Licensee agree to the terms of the Licensee Adjustments requested. If Senti breaches this Section 2.5.4(b)(vi), any remaining Credits shall be forfeited without limitation to any other remedies Provider may have for Senti’s breach of this Agreement.
(vii)Prepayments and Credits. Provider may, at its reasonable discretion, agree to reasonable reallocation of Prepayments or Credits that have been allocated to SoWs that were subject to the Out-License Procedures, to other SoWs entered into between Senti and Provider.
    (viii)
2.5.6.Applicable Products. On an ongoing basis during the Term, the Parties will maintain an indicative list of Senti Developed Products. As of the Effective Date, such list consists of the following products: SENTI-202, SENTI-301A and SENTI-401. For the avoidance of doubt, the list shall not be deemed conclusive.
2.6.Change of Control. If Senti undergoes a Change of Control during the Term, and if:
2.6.1.such Change of Control is a transaction with a Third Party that results in Senti no longer being a separate legal entity, or is a sale, transfer, lease, license or other disposition to a Third Party of all or substantially all of Senti’s business or assets to which this Agreement relates in one or a series of related transactions, (a) Senti shall, prior to the closing of the Change of Control, procure the Third Party to either assume the rights and obligations of Senti under this Agreement, or enter into a service agreement with Provider under which the Third Party shall agree to arrangements with Provider that are substantively the same as the Preferred Service Provider Arrangements, subject to any Licensee Adjustments, and the arrangements under Section 2.5 (Transfer of Rights to Senti Developed Products), in connection with Services for Senti Developed Products that are Senti Post-DC Products as of the closing of such Change of Control and (b) from and after the closing of such Change of Control, the Preferred Service Provider Arrangements will apply only to Senti Developed Products that are Senti Post-DC Products as of the closing of such Change of Control.
2.6.2.subject to Section 2.6.1, such Change of Control results in Senti continuing to exist as a separate legal entity but no longer being a public company, then all the terms of this Agreement, all SoWs and the Quality Agreement remain binding and effective as between the Parties without amendment.

2.7.Conflict Between Agreements. A Statement of Work and the Quality Agreement may provide additional and/or modifying terms to the terms in this Agreement. In the event of a conflict in terms, the terms of this Agreement will prevail unless otherwise explicitly stated in the Statement of Work or Quality Agreement, as the case may be, that the terms thereof take precedence; provided, that the terms of the Quality Agreement shall govern (and prevail in the event of any conflict) with respect to all quality matters relating to this Agreement. To the extent that any provision in this Agreement is inconsistent with or conflicts with the Framework Agreement or other agreement executed by the Parties in connection therewith, the provisions of this Agreement will control unless explicitly stated in such agreement to prevail over this Agreement.
2.8.Form Documents. No terms, provisions or conditions of any purchase order, order acknowledgement, quote, proposal, invoice or other business form or written authorization used by either Party will have any effect on the rights or obligations of the Parties under, or otherwise modify, this Agreement, regardless of any failure of the other Party to object to such terms, provisions or conditions, except to the extent that such document refers to this Agreement, explicitly states that the terms thereof take precedence, and is signed by an authorized representative of each of the Parties.
3.PERFORMANCE OF SERVICES.
3.1.Performance of Services. Subject to Section 3.2 (Timelines), Provider shall perform the Services specified in the applicable Statement of Work in accordance with the terms and conditions of this Agreement, such Statement of Work, and Laws.
3.2.Timelines. The Parties recognize that the Development Services are of a developmental, experimental or research nature and that any Product that is a Deliverable under Development Services is not intended for commercial use. Senti acknowledges and agrees that all timelines for Development Services set forth in the applicable Statement of Work are good faith estimates and, other than Development Services under Phase 1 SoWs, are non-binding. Provider shall use Commercially Reasonable Efforts to meet the timelines set forth in the Phase 1 SoWs, but any failure by Provider to meet such timeline shall not, in and of itself, be considered a breach of this Agreement or the applicable Phase 1 SoW. The timelines for performance of Services set forth in the BlueRock SoW and any for the performance of Manufacturing Services in any SoW other than the Phase 1 SoWs are binding and Provider shall meet such timelines when performing those Services, provided that Provider shall not be liable for any delay in meeting such timelines to the extent it resulted from (a) delays in connection with a Change Order pursuant to the last sentence of Section 5.7.3 (Draft Change Orders), or (b) delays by Senti in performing any responsibilities expressly allocated to Senti in this Agreement or the SoW (including, but not limited to, providing Senti Supplies under Section 6.1.4 and any technology transfer activities set out in the SoW), except to the extent such delays are attributable to Provider’s breach of this Agreement or any SoW or gross negligence or willful misconduct of Provider or any of its personnel or subcontractors.

3.3.Subcontracting. Save for the approved subcontractors set forth in Exhibit G and any other subcontractor expressly specified in an SoW, Provider may not subcontract any of the Services without the prior written consent of Senti. Provider will remain responsible and liable for the performance and compliance of its subcontractors with this Agreement and the applicable Statement of Work. Prior to any subcontractor’s initiation of the performance of any subcontracted Services, Provider shall have entered into a written agreement with such subcontractor under which such subcontractor has (a) agreed to be bound by obligations of confidentiality and non-use no less stringent than the provisions of Section 16 (Confidentiality) hereof, (b) assigned, and agreed to assign, to Provider all right, title and interest in and to all Deliverables and Intellectual Property arising from or made in the performance of any subcontracted Services by such subcontractor or its personnel (which Intellectual Property will be deemed included in Provider Inventions) as necessary for Provider to comply with its obligations hereunder, and (c) granted Provider a royalty-free, fully paid-up, irrevocable, perpetual, worldwide, sublicensable (through multiple tiers), non-exclusive license under Intellectual Property as may be owned or controlled by the subcontractor prior to the date of performing the subcontracted Services and incorporated into any Deliverables (“Subcontractor IP”), for the purpose of exploiting the Deliverables and the Intellectual Property arising from or made in the performance of any subcontracted Services by such subcontractor.
4.PROJECT MANAGEMENT.
4.1.Joint Steering Committee.
4.1.1.JSC Establishment; Composition. Within thirty (30) days following the Effective Date, the Parties will establish a joint steering committee (“JSC”). The JSC will consist of two (2) representatives (or such other number of representatives as the Parties may mutually agree) of each Party. Each Party may change its representatives to the JSC from time to time in its sole discretion, provided that each Party shall make available representatives with the relevant expertise required for each JSC meeting. Each Party shall appoint one (1) of its representatives on the JSC to act as the chairperson of the JSC for alternating consecutive twelve (12) month periods, effective from the month of establishment of the JSC, and the first chairperson shall be Senti’s representative. The chairperson shall be responsible for: (a) calling meetings of the JSC; (b) preparing and issuing minutes of each such meeting within thirty (30) days thereafter, and (c) preparing and circulating an agenda for the upcoming meeting, but shall have no additional rights or authority over other JSC members.
4.1.2.JSC Meetings. The JSC shall hold meetings at such times as it elects to do so, but in no event shall such meetings be held less frequently than once every three (3) months. Meetings may be cancelled, or rescheduled, upon agreement by at least one (1) representative from each Party. Meetings will be held by videoconference or teleconference unless an in-person meeting is agreed by the Parties. The location of any in-person meetings will be established by the JSC. Employees and other representatives of each Party who are not members of the JSC may attend meetings of the JSC as required to further activities contemplated by this Agreement, subject to prior written approval of the other Party and provided such attendee is bound by written obligations of confidentiality and nonuse no less restrictive than those contained in this Agreement. To the extent practicable, each Party’s JSC members will provide proposed agenda items to the chair at least two (2) days in advance of each JSC meeting date and the chair will accept all agenda items timely submitted. The JSC chair shall keep minutes of each JSC meeting that record in writing all matters discussed, decisions made, action items assigned or completed and other appropriate matters. The JSC chair shall circulate the meeting minutes to all JSC members promptly following each meeting, and the JSC members shall promptly provide comments or approval of such minutes, but in no event later than the next JSC meeting. Each Party shall be responsible for all of its own expenses of participating in the JSC. If a JSC representative of a Party is unable to participate in a meeting of the JSC, such Party may designate an alternate to participate in such meeting in place of the absent representative, provided that such alternate is bound by written obligations of confidentiality and nonuse no less restrictive than those contained in this Agreement. No action taken at any meeting of the JSC shall be effective unless at least one (1) representative from each Party is participating.
4.1.3.JSC Role. The JSC shall perform the following functions, subject to the rest of this Section 4.1: (a) overseeing and coordinating the Parties’ activities with respect to the Services under this Agreement; (b) reviewing and discussing the overall strategy for the Services under this Agreement; (c) providing a forum for and facilitating communications between the Parties with respect to the Services under this Agreement; (d) overseeing the activities of the JPT and providing guidance thereto; (e) attempting to resolve issues presented to it by, and disputes within, the JPT; (f) determining whether Provider satisfies the Preferred Criteria for any Senti Desired Activities; (g) determining whether the Product Specifications and Manufacturing Process for a particular Product have been established pursuant to Section 9.2; and (h) performing such other functions as appropriate to further the purposes of this Agreement, as expressly set forth in this Agreement or as determined by the Parties in writing. The JSC shall have only such powers as are expressly assigned to it in this Agreement, and such powers shall be subject to the terms and conditions of this Agreement. Without limiting the generality of the foregoing, the JSC shall not have the power to amend this Agreement, and no decision of the JSC may be in contravention of the terms and conditions of this Agreement.
4.1.4.Decision-Making. All decisions of the JSC shall be made by unanimous vote, with each Party’s representatives collectively having one vote. If the representatives of the Parties on the JSC cannot reach an agreement as to (a) whether Provider satisfies the Preferred Criteria for any Senti Desired Activities, such matter will be resolved in accordance with Section 2.4.6 and Section 2.4.1, or (b) any other matter within the decision-making authority of the JSC within ten (10) Business Days after such matter was brought to the JSC for resolution or after such matter has been referred to the JSC, such disagreement shall be referred to the Executive Officers of the Parties for resolution. If the Executive Officers cannot resolve such other matter within thirty (30) days after such matter has been referred to them (or within two (2) Business Days if either Party notifies the other Party that such matter needs immediate attention), then (i) if the matter is whether the Product Specifications or Manufacturing Process for a Product has been established, the dispute will be resolved as provided below in this Section 4.1.4, and (ii) with respect to all other matters, Senti shall have the right to make the decision. To resolve any dispute under clause (i) of the preceding sentence, the Parties shall engage an independent technical expert that is agreed by the Parties (such agreement not to be unreasonably withheld) to resolve the dispute(s), and each Party shall provide to the other Party and such expert its evidence and arguments with respect to such dispute(s). The decision of the expert will be final and binding upon the Parties in the absence of manifest error or bad faith on the part of the expert. The Parties will share equally the fees of such expert.
4.2.PM Identification; Change. Each Party shall identify an individual to have primary responsibility for day-to-day interactions with the other Party regarding the Services under a Statement of Work (a “Project Manager” or “PM”). Each Party may change its Project Manager under an applicable Statement of Work from time to time by written notice to the other Party. The Party making any such change will arrange for the other Party to meet its new Project Manager by teleconference or videoconference.
4.3.PM Responsibilities. Project Managers will be responsible for coordinating any development efforts required for each Project, monitoring the Project Schedule, establishing operating guidelines for the Project, defining communication formats, forming and overseeing project teams, and monitoring the general progress of the Project. Senti’s Project Manager will have the responsibility to, and shall have the authority from Senti to, communicate instructions, direction and decisions to Provider for Project activities. Provider’s Project Manager will have the responsibility to schedule any Project initiation meetings as necessary.
4.4.Communication. Except as otherwise provided in the Quality Agreement with respect to quality-related communications, during the Term:
4.4.1.Provider will regularly communicate with Senti, through the Project Managers, using electronic portals, or via such other methods as the Parties may agree, and respond to all reasonable requests of Senti for information regarding the status of each Project. Provider’s Project Manager will provide Senti with Project updates with reasonable frequency, which updates will include, unless inapplicable: (a) advising Senti of progress as measured against the Project Schedule; (b) advising Senti of any material problems encountered with respect to the Project Schedule; and (c) any efforts being made to overcome any material problems with the Project Schedule and estimates of actual completion dates.
4.4.2.Senti will send all operational communications regarding Project activities to Provider’s Project Manager (or designee). Senti shall promptly inform Provider of material events or circumstances that Senti becomes aware of that could reasonably be expected to impact the Project, including changes to its desired outcomes for the Project, the Project priority within Senti’s organization, key regulatory developments regarding Senti Supplies, Third Party Starting Materials or Product, and potential delays in delivery of Senti Supplies. For the sake of clarity, such communications shall be for information only and shall not effect any change to any SoWs, the Quality Agreement, or this Agreement or the rights, responsibilities or liabilities of the Parties thereunder, except to the extent subsequently documented in a Change Order agreed between the Parties in accordance with Section 5.7 (Changes to Statements of Work).
4.5.Joint Project Team.
4.5.1.JPT Establishment; Composition. Within thirty (30) days following the Effective Date, the Parties will establish a joint project team (“JPT”). The JPT will consist of an equal number of representatives of each Party having sufficient expertise regarding, and knowledge of, the activities conducted pursuant to this Agreement to contribute meaningfully to JPT meetings, but no fewer than two (2) representatives per Party. As Statements of Work are executed, each Party’s Project Managers will automatically be added to the JPT. A Provider nominee will be the chair of the JPT. The chair will be responsible for: (a) calling meetings of the JPT; (b) preparing and issuing minutes of each such meeting within thirty (30) days thereafter; and (c)
preparing and circulating an agenda for the upcoming meeting, but shall have no additional rights or authority over other JPT members.
4.5.2.JPT Mandate. The JPT will meet to discuss any questions or issues regarding the Services and the relationship between the Parties. The JPT is expected to work towards consensus decisions on matters of concern to the Parties, but neither the JPT nor the Project Managers will have any right to modify, amend or waive any provision of this Agreement, including any provision of any Statement of Work, or the Quality Agreement. The JPT will make decisions only by consensus of all of its members. In the event the JPT cannot reach decision on a matter within its realm of responsibility, the matter shall be elevated to the JSC for such decision making.
4.5.3.JPT Meetings. The JPT shall hold JPT meetings in compliance with the governance practices consistent with those applicable to the JSC meetings set forth in Section 4.1.2 (JSC Meetings); except that meetings of the JPT will be held periodically during the Term, but in no event no less frequently than once per month, subject to cancellation by mutual agreement of the Parties (acting reasonably).
5.PROJECT INITIATION, SCHEDULING, CANCELLATIONS AND CHANGE ORDERS.
5.1.Forecast. Upon, or as soon as practicable after the Parties’ entry into a SoW and for each month thereafter, Senti shall provide Provider with a rolling twelve (12)-month forecast of Senti’s requirement for (a) GMP Manufacturing Services to be provided under the SoW (“Services Forecast”), and/or (b) the use of a dedicated suite within the Facility (the “Suite Forecast”). With respect to GMP Manufacturing Services, to the extent Reservation Fees have not been specified in the relevant SoW, Provider shall notify Senti of the Reservation Fees applicable to: (i) the first three (3) months of the rolling Services Forecast, and each subsequent three (3) month period of the rolling Services Forecast thereafter, or (ii) such period for use of a dedicated suite indicated in the Suite Forecast, or as otherwise agreed between the Parties in writing.

5.2.Booking. Once Senti has paid the Reservation Fees specified in the applicable SoW or provided in accordance with Section 5.1 (Forecast), the portion of the Services Forecast and/or Suite Forecast covered by such Reservation Fees shall constitute a binding commitment on Provider to perform the applicable Services, and, unless otherwise specified in the relevant SoW, the applicable Commencement Date and the Target Supply Date(s) of the Deliverable(s) for the applicable GMP Manufacturing Services will be based on the Services Forecast and/or Suite Forecast (or as otherwise agreed in writing by the Parties). For clarity, the Services Forecast and Suite Forecast are rolling and non-binding and are merely informational for the sole purpose of assisting the Parties in planning until the relevant Reservation Fees have been paid by Senti. The JPT will discuss the Service Forecast and Suite Forecast at each JPT meeting and, upon request by Senti, will update the Service Forecast and/or Suite Forecast with respect to the non-binding period.
5.3.Capacity. Provider shall periodically provide Senti updates on the availability of additional clean room facilities or suites. Senti shall give Provider six (6) month’s advance notice of any increase in Services required, if such increase would reasonably be contemplated to affect Provider’s procurement of equipment, or require any modifications to the Facility, or the reservation of additional suites.
5.4.Supply Failure. In the event of a Supply Failure:
5.4.1.If the Supply Failure relates to a particular Product, then subject to Section 5.4.3, the Preferred Service Provider Arrangements shall cease to apply to such Product.
5.4.2.If the Root Cause of the Supply Failure with respect to a particular Product will preclude Provider’s ability to Manufacture another Product in compliance with the Product Requirements therefor (each such other Products, an “Impacted Product”), then subject to Section 5.4.3, the Preferred Service Provider Arrangements shall cease to apply to such Impacted Products. If Provider reasonably believes that a particular Product is not an Impacted Product of a first Product that has suffered a Supply Failure, and Provider is unable to Manufacture such particular Product in compliance with the Product Requirements due to the Root Cause for the Supply Failure of the first Product, then such particular Product shall be deemed an Impacted Product. If Senti reasonably believes that Products that were not considered in the investigation for Root Cause would be Impacted Products, it may notify Provider and Provider shall, upon Senti’s request, conduct an additional investigation with respect to those Products.
5.4.3.Notwithstanding Sections 5.4.1 and 5.4.2, if Senti determines in its reasonable discretion that Provider is able to resume manufacturing without a further Supply Failure, then (a) the Preferred Service Provider Arrangements shall resume and apply with respect to a Product that suffered a Supply Failure, or its Impacted Product, subject to Section 5.4.6, and (b) Provider shall use Commercially Reasonable Efforts to apply to future Services relating to such Product or Impacted Products, any existing materials or equipment previously purchased in connection with Manufacturing such Products.

5.4.4.In connection with a Product that has suffered a Supply Failure, or its Impacted Products, Senti shall have the right to cancel or reschedule any production of such Product or Impacted Product that was scheduled to be performed after the date of the Supply Failure, or terminate any SoW governing production of such Product or its Impacted Products, provided that Base Cancellation Costs already incurred in preparing for or performing Services in connection with such Product or its Impacted Products shall remain payable by Senti. Senti may reallocate to other SoWs or future SoWs such Credits that were applied to Services not yet performed in connection with such Product or its Impacted Products.
5.4.5.A “Supply Failure” occurs where, in connection with a particular Product:
5.4.5(a) There is one Failed Batch or one Batch that is Nonconforming Product due to a Provider Processing Default, and after conducting an investigation in accordance with Sections 10.4 (Batch Failure) and/or 10.5 (Product Conformity), as applicable, to determine the cause of the Provider Processing Default, there is one additional Failed Batch or a Batch that (i) was initiated after the investigation has identified the cause of failure of the initial Failed Batch, and
(ii) is determined in an investigation in accordance with Sections 10.4 (Batch
Failure) and/or 10.5 (Product Conformity), as applicable, to be a Nonconforming Product for the same or directly related cause as identified in the investigation report for the initial Failed Batch (“Root Cause”);
5.4.5(b) There are three (3) consecutive Failed Batches of such Product and/or Batches that are Nonconforming Product within any six (6)-month period due to Provider Processing Defaults arising from different causes (as determined by investigation in accordance with Sections 10.4 (Batch Failure) and/or 10.5 (Product Conformity), as applicable), and (i) Provider fails to Manufacture another Batch in Provider’s next available period of sufficient Manufacturing capacity, and in no event later than six (6) months from the date of concluding its investigations, or (ii) Provider fails to conduct an investigation into the cause of failure in accordance with Sections 10.4 (Batch Failure) and/or 10.5 (Product Conformity), as applicable, and implement changes necessary to address the cause of failure, in cooperation with Senti (where neither Party shall act with unreasonable delay); or
5.4.5(c) Provider has failed to initiate Manufacture of one Batch within six (6) months of the applicable Commencement Date, or such date otherwise agreed to by the Parties in writing, unless such failure is caused by Senti’s failure to comply with its obligations under this Agreement.
5.4.6.If Senti has engaged any Third Party for the Manufacture of a particular Product or an Impacted Product after the occurrence of a Supply Failure with respect thereto, and Senti makes the determination that Provider is able to resume manufacturing without a further Supply Failure pursuant to Section 5.4.3, Senti may continue receiving services under such agreement until its expiry or earlier termination but shall not renew or extend the term of such agreement, unless Senti is permitted to engage a Third Party for the applicable services pursuant to Section 2.4.2 or 2.4.4.
5.4.7.If there is any sustained disruption in supply such that Provider is unable to supply Batches in accordance with any Statement of Work, Provider shall use Commercially Reasonable Efforts to mitigate such disruption and ensure continuity of supply.
5.5.Cancellation of Services. Once Services have been scheduled and assigned a Commencement Date and Target Supply Date(s) for the Deliverables of such Services, any request by Senti to cancel such Services must be submitted in writing to Provider (“Cancellation Notice”) and will be subject to the following provisions, as may be modified by the cancellation provisions set forth in the applicable Statement of Work. For clarity, a request to reschedule Services will not be considered a Cancellation Notice, and rescheduling of GMP Manufacturing Services will be subject to Section 5.6 (Rescheduling or Reduction of Services). Notwithstanding anything to the contrary herein, Senti will have no obligation to pay Cancellation Fees if the cancellation occurs as a result of Force Majeure, Provider’s breach of Section 11.4(a) or 11.4(b), gross negligence or willful misconduct of Provider or its personnel or subcontractors, Supply Failure, the nonavailability of any essential Provider Supplied Materials or a Provider Processing Default with respect to Provider’s Manufacture of relevant Senti Supplies to be used in connection with the cancelled Services (in which case the full amount of the Reservation Fee shall be credited against any future payments owed by Senti under this Agreement).
5.5.1.Responsibility for Costs. For purposes of this Section 5.5.1 (Responsibility for Costs), “Base Cancellation Costs” means all reasonable and documented costs and expenses, if any, incurred by Provider in providing Services and Manufacturing any Batch up to the date that the Cancellation Notice is received by Provider, including Out-of-Pocket Costs for (a) any materials or equipment purchased in order to provide the Services, to the extent that such materials and equipment cannot reasonably be used for another existing project in order to mitigate loss associated with such cancellation, (b) any cancellation penalties charged by permitted Third Party vendors or subcontractors, and (c) the full amount of any non-cancellable commitments, as modified in accordance with Section 5.5.2 (Loss Mitigation).
(a) Cancellation Fees. Subject to Section 5.5.2 (Loss Mitigation), (i) if the Reservation Fee that Senti has paid to Provider for the cancelled Services exceeds the applicable cancellation fee provided below (“Cancellation Fee”), then such Reservation Fee, less the applicable Cancellation Fee, shall be credited against any future payments owed by Senti under this Agreement; and (ii) if the Reservation Fee that Senti has paid to Provider for the cancelled Services is less than the applicable Cancellation Fee, then Senti shall pay Provider an amount equal to the applicable Cancellation Fee minus such Reservation Fee.
(i)Development Services. The Cancellation Fees for Development Services or for non-GMP Manufacture will equal the Base Cancellation Costs.

(ii)GMP Batches. If Senti delivers a Cancellation Notice to Provider of any GMP Batch of Product that has been assigned a Commencement Date and Target Supply Date under a Statement of Work, then the Cancellation Fees will equal the sum of the Base Cancellation Costs and the applicable additional fee calculated as follows, provided that the total amount payable will never exceed the total Services Fees for the applicable Batch:

Days Prior to Commencement Date	Additional Fees
Cancellation Notice <30 calendar days	100% of Reservation Fee for cancelled Batch
Cancellation Notice ≤ 90 calendar days	50% of Reservation Fee for cancelled Batch
90 calendar days < Cancellation Notice	None
5.5.2.Loss Mitigation. Upon receipt of a Cancellation Notice, Provider will utilize Commercially Reasonable Efforts to utilize the reserved resources (including staff, production suites, and materials) for other existing projects in order to mitigate lost revenues and costs. If Provider is successful in reallocating an existing project to replace the cancelled Services (including by rescheduling Services to be performed for Senti in a dedicated suite reserved by Senti under the applicable SoW), or if Senti replaces the cancelled Services with a different activity (either of Senti or of a Third Party referred by Senti), or if any of the Base Cancellation Costs are actually used for other customers of Provider, then the Cancellation Fees owed by Senti will be reduced by a corresponding amount.
5.6.Rescheduling or Reduction of Services. If Senti notifies Provider that it would like to reschedule or reduce any Services for which Reservation Fees are payable, and a Commencement Date and Target Supply Date(s) for the Deliverables of such Services have been assigned (“Reschedule Notice” or “Reduction Notice”, as applicable), then Provider shall use Commercially Reasonable Efforts (a) to (in the case of a Reschedule Notice only) reschedule such Services to a time requested by Senti, or (if later) the next available period of sufficient Manufacturing capacity for those Services, and (b) utilize the reserved resources (including staff and production suites) for another existing project in order to mitigate lost revenues and costs, and Target Supply Dates shall be adjusted accordingly.
5.6.1.Rescheduling or Reduction Fee. If Senti delivers a Reschedule Notice or Reduction Notice to Provider for rescheduling or reducing the relevant Services, unless different fees are set forth in the applicable Statement of Work and subject to Section 5.6.2, the Reservation Fee that Senti has paid to Provider for the rescheduled or reduced Services, less the amount of the applicable rescheduling or reduction fee provided below (“Rescheduling or Reduction Fee”), shall be credited against any future payments owed by Senti under this Agreement.

Days Prior to Commencement Date	Rescheduling or Reduction Fees
Reschedule Notice or Reduction Notice <30 calendar days	100% of Reservation Fee for rescheduled or reduced Services
Reschedule Notice or Reduction Notice ≤ 90 calendar days	50% of Reservation Fee for rescheduled or reduced Services
90 calendar days < Reschedule Notice or Reduction Notice	None
5.6.2.If Provider is successful in rescheduling another existing project to replace the originally-scheduled Services (including by rescheduling Services to be performed for Senti in a dedicated suite reserved by Senti under the applicable SoW), the Rescheduling or Reduction Fees will be reduced by a corresponding amount. Notwithstanding anything to the contrary herein, Senti will have no obligation to pay any Rescheduling or Reduction Fees if the rescheduling occurs as a result of Force Majeure, Provider’s breach of Section 11.4(a) or 11.4(b), gross negligence or willful misconduct of Provider or its personnel or subcontractors, Supply Failure, material delay in the availability of any essential Provider Supplied Materials, or a Provider Processing Default with respect to Provider’s Manufacture of relevant Senti Supplies to be used in connection with the rescheduled or reduced Services (in which case the full amount of the Reservation Fee shall be credited against any future payments owed by Senti under this Agreement).
5.7.Changes to Statements of Work.
5.7.1.Scope; Changes. The Parties acknowledge that certain changes in, or additions to, the Services as set out in a Statement of Work (including any Purchase Order issued thereunder) may be required or desirable but may have an impact on the delivery and performance of the Services and, in some cases, on the cost of providing the Services. Such changes or additions may include: (a) changes due to the experimental nature of the Services; (b) changes in the parameters of Services to be provided under the applicable Statement of Work; (c) changes in the Territory; or (d) changes in Laws governing the Services or Product, including GMP or other manufacturing regulations (the matters in this clause (d), “GMP Changes”).
5.7.2.Notice of Proposed Change. If either Party wishes to propose a change in, or an addition to, the Services under a Statement of Work, whether a GMP Change or other change, it will deliver a written notice to the other Party describing the proposed change. No change to the Services or an SoW, howsoever communicated between the Parties, shall be effective unless agreed as a Change Order under this Section 5.7 (Changes to Statements of Work).
5.7.3.Draft Change Orders. Provider will, as promptly as reasonably practicable, prepare and deliver to Senti a draft of the Change Order setting out: (a) the effect of the proposed change, if any, on the Services under the applicable Statement of Work, including estimated timelines for performance (including Target Supply Dates); (b) the effect of the proposed change, if any, on the amounts payable by Senti under the applicable Statement of Work (subject to Section 7.1 (Credit) and Section 7.2 (Prepayment)); (c) the estimated timeline for implementing the proposed change; and (d) any other pertinent details. Provider shall have no obligation to prepare a draft Change Order if, on its face, it is commercially unreasonable for Provider to implement Senti’s proposed change. While a Change Order is being discussed by the Parties, Provider will continue to provide Services under the applicable Statement of Work unless Senti requests that such Services be delayed pending execution of a new or revised Change Order or performance of such Services is inconsistent with applicable Law. If Provider’s provision of Services are delayed pursuant to this Section 5.7.3 (Draft Change Orders) because Senti requests in writing that Provider cease conducting such Services during the negotiation of a Change Order, Provider shall have no liability for any failure to meet timelines set out in the relevant SoW or any relevant Target Supply Dates to the extent resulting from Provider’s ceasing conduct of such Services as requested by Senti, and such failure shall not be considered a breach by Provider.
5.7.4.Effectiveness. No Change Order will be effective unless and until it has been agreed to and fully executed and delivered by duly authorized representatives of both Parties. Once a Change Order has been executed, the changes in or additions to the Services will be deemed to have amended the Statement of Work and/or Purchase Order, as applicable, accordingly. For the avoidance of doubt, unless and until a Change Order to modify a Statement of Work has been agreed to by both Parties in accordance with the preceding sentence, the existing Statement of Work shall remain in effect.
5.7.5.Impasse. In the case of any GMP Change, the Parties will negotiate in good faith to agree on a Change Order to comply with such GMP Change. If no agreement can be reached after good faith negotiations between the Parties on a Change Order for a GMP Change and performance of the Services solely to the extent impacted by the GMP Changes in accordance with the new Laws would require a material financial expenditure by Provider or cause an unreasonable interruption or limitation on the operation of the Facility, then either Party may, in its sole discretion, terminate the applicable Statement of Work upon ten (10) Business Days’ notice to the other Party. In the event of any termination in accordance with this Section 5.7.5 (Impasse): (i) if the GMP Change relates wholly or partially to the relevant Product, Senti shall pay the applicable Cancellation Fees and the Base Cancellation Costs; and (ii) for other cases no Cancellation Fees shall by payable by Senti with respect to such Statement of Work or any Services, but for the sake of clarity, Base Cancellation Costs remain payable by Senti for such cancellation. In the event a Statement of Work is terminated in accordance with this Section 5.7.5 (Impasse), the Preferred Services Provider Arrangement will cease to apply to In-Scope Activities that Provider can no longer conduct as the result of the relevant GMP

Changes. If Senti subsequently determines in its reasonable discretion that Provider is able to recommence the conduct of such In-Scope Activities, then the Preferred Service Provider Arrangements shall resume with respect to such In-Scope Activities. If Senti has engaged any Third Party for any services to replace those Services that Provider is no longer being able to provide due to the GMP Changes after termination of a Statement of Work in accordance with this Section 5.7.5 (Impasse), then upon the resumption of the Preferred Service Provider Arrangements, Senti may continue receiving services under such agreement until its expiry or earlier termination but shall not renew or extend the term of such agreement (unless Senti is permitted to engage a Third Party for the applicable services pursuant to Section 2.4.2 or 2.4.4).
6.MATERIALS AND EQUIPMENT.
6.1.Senti Supplies. Senti will be responsible for providing Provider with all Senti Supplies described in the applicable Statement of Work for use in the conduct of the Services. For clarity, Senti Supplies with respect to a Statement of Work may include Products Manufactured by Provider under a separate Statement of Work, in which case Senti’s provision of such Senti Supplies that are Manufactured by Provider will be contingent on Provider’s timely delivery of the applicable Products in accordance with that other SoW and this Agreement. The following provisions will apply to Senti Supplies:
6.1.1.Senti will, at its cost and to the extent not in Provider’s possession, deliver Senti Supplies to the applicable Facility at such times and in such quantities as specified in the applicable Statement of Work or as otherwise mutually agreed by the Parties;
6.1.2.Senti will provide to Provider, prior to delivering any Senti Supplies, to the extent not in Provider’s possession, all available safety data sheets, environmental and safety information, handling instructions, protocols, standard operating procedures and other documentation available to Senti and necessary to safely handle and to maintain the properties of such Senti Supplies;
6.1.3.Provider shall use the Senti Supplies solely to conduct the applicable Services in accordance with the terms of this Agreement and the applicable SoW, and for no other purpose, and shall not attempt to determine the structure or composition of or reverse engineer or create derivatives of the Senti Supplies, except as expressly provided in the applicable SoW;
6.1.4.Provider will not be responsible for any delays in the performance of the Services to the extent arising directly out of Senti’s material failure to timely provide to Provider all Senti Supplies. This Section 6.1.4 shall not apply in the event Provider is responsible for Manufacturing such Senti Supplies, unless Senti has materially failed to timely provide all Senti Supplies that comprise components necessary for the Manufacture of those Senti Supplies (if any);

6.1.5.As between the Parties, Senti Supplies will at all times remain the property of Senti. Risk of loss of, or damage to, the Senti Supplies shall be borne by Senti, except to the extent the loss or damage is due to the negligence or willful misconduct of Provider or any of its Representatives or Provider’s failure to store, handle or use such Senti Supplies in accordance with the applicable Statement of Work, the Quality Agreement, or the written instructions of Senti;
6.1.6.Senti will ensure that any Senti Supplies intended for GxP purposes will be obtained by or on behalf of Senti from vendors approved by Senti in accordance with Senti’s supplier qualification procedures (except that this Section 6.1.6 shall not apply in the event Provider is responsible for Manufacturing such Senti Supplies);
6.1.7.Senti will be responsible for qualifying all vendors of Senti Supplies to be used for GxP purposes and for ensuring that any Senti Supplies supplied to Provider (a) have successfully completed the required safety or release testing by the manufacturer and are accompanied by a certificate of testing or certificate of analysis from the manufacturer demonstrating that Senti Supplies comply with the manufacturer’s specifications, and (b) meet the requirements for Senti Supplies in the relevant SoW, except in each case (a) or (b) as otherwise agreed to by the Parties in writing. Except as set forth in the applicable Statement of Work or the Quality Agreement, under no circumstances will Provider have liability hereunder for any failure or nonconformity of any Service or Product that arises from the nonconformity of the Senti Supplies (except that this Section 6.1.7 shall not apply in the event Provider is responsible for Manufacturing such Senti Supplies, unless the nonconformity of such Senti Supplies results from Senti’s providing nonconforming earlier Senti Supplies that comprise components necessary for the Manufacture by Provider of the nonconforming Senti Supplies);
6.1.8.Senti hereby grants to Provider, during the Term, a non-exclusive, fully-paid license (with the right to sublicense solely to permitted subcontractors) under Senti’s intellectual property rights in the Senti Supplies and Third Party Starting Materials, solely to perform Services under the applicable Statement(s) of Work in accordance with the terms of this Agreement.
6.2.Importer of Record. In the event that any material or equipment to be supplied by Senti, including Senti Supplies, is imported for delivery to Provider, Senti or its designee (other than Provider or any of its Affiliates) will be the “Importer of Record” for such goods. As the Importer of Record, Senti will be responsible for all aspects of the importation of such goods, including (a) customs and other regulatory clearance of such goods, (b) payment of all tariffs, duties, customs, fees, expenses and charges payable in connection with the importation and delivery of such goods, and (c) keeping all records, documents, correspondence and tracking information required by Laws arising out of or in connection with the importation or delivery of such goods.
6.3.Provider-Supplied Materials. With respect to all materials to be procured by Provider for use in the performance of Services (“Provider-Supplied Materials”),

Provider will, subject to Section 7.1 (Credit) and Section 7.2 (Prepayment), charge to Senti the Outof-Pocket Costs of such materials.
6.3.1.Dedicated Materials. The Provider Project Manager will be responsible for coordinating the ordering of Provider-Supplied Materials that are unique to the performance of the Services and designated as such in the Statement of Work or Quality Agreement (“Dedicated Materials”) and, provided that Senti is in compliance with its obligations under Section 5.1 (Forecast) (as applicable) to provide timely and accurate Services Forecasts and/or Suite Forecasts and provided that Senti provides timely written authorization for Provider to order the Dedicated Materials and making timely payment for such authorized expenses (“Relevant Dependencies”), Provider will use its Commercially Reasonable Efforts to ensure that there are sufficient Dedicated Materials at all times to perform the relevant Services in accordance with the Services Forecasts and/or Suite Forecasts (as applicable). Prior to Provider ordering Dedicated Materials, Senti will provide written authorization therefor. Provider will use its Commercially Reasonable Efforts to secure a commercially reasonable price for such Dedicated Materials with consideration given to the quality and future availability of such Dedicated Materials from the supplier and the ability for Provider to utilize its existing approved vendors. If the use of a vendor who is not a Provider approved vendor is agreed to by the Parties and if Provider is required to perform a vendor audit, the cost of performing such an audit will be borne by Senti and handled via the Change Order procedure set out herein; provided that if Provider uses such vendor for services for a different customer, Provider will refund to Senti the amounts borne by Senti for such audit.
6.3.2.Common Materials. The purchase of Provider-Supplied Materials that are not Dedicated Materials (“Common Materials”) will be based on Provider’s inventory and will not require written authorization from Senti. The cost of Common Materials will be calculated based on the quantity of Common Materials actually used in performing the Services. Provider will use its Commercially Reasonable Efforts to ensure that there are sufficient Common Materials at all times to perform the Services in accordance with the Services Forecasts and/or Suite Forecasts (as applicable), provided that Senti meets the applicable Relevant Dependencies.
6.3.3.Third Party Starting Material. Provider will use its Commercially Reasonable Efforts to secure a commercially reasonable price for all Third Party Starting Materials with consideration given to the quality and future availability of such Third Party Starting Materials from the supplier and the ability for Provider to utilize its existing approved vendors. The risk of loss for Third Party Starting Materials will at all times be borne by Provider. Provider will use its Commercially Reasonable Efforts to ensure that there are sufficient Third Party Starting Materials at all times to perform the Services in accordance with the Services Forecasts and/or Suite Forecasts (as applicable), provided that Senti meets the applicable Relevant Dependencies.
6.4.Equipment.

6.4.1.Acquisition. Senti shall reimburse Provider for the acquisition, installation and validation of Dedicated Equipment in accordance with rates sets forth in the applicable Statement of Work; provided, that Senti will not be required to reimburse Provider for the costs of acquiring Dedicated Equipment under this Agreement if (a) Senti paid for such Dedicated Equipment directly and provided the Dedicated Equipment to Provider or (b) Senti has already reimbursed Provider for such costs prior to the effective date of the applicable Statement of Work. Unless otherwise agreed between the Parties, Senti will own all rights, title and interests in and to any and all Dedicated Equipment. If the Parties agree pursuant to a Statement of Work that Provider will use equipment that is necessary for performance of the Services under such SoW that is solely usable for and will be solely used for the performance of the Services for Senti, then such equipment will be deemed to be included in Dedicated Equipment.
6.4.2.Maintenance. Excluding any equipment owned by Senti that is made available to Provider for purposes of performing the Services, all equipment used by Provider to provide the Services will be maintained by Provider per Provider’s standard maintenance program, which shall be provided from time to time with Senti.
6.4.3.Disposal. In the event Senti no longer wishes to use any Senti-owned equipment that has been installed in the Facility or stored by Provider, and Provider notifies Senti that it wishes to purchase such equipment, the Parties shall enter into good faith negotiations on the terms of such purchase. If Provider does not purchase such equipment, Provider may notify Senti and the Parties shall discuss in good faith reasonable procedures for the removal of such equipment, and if Senti fails to remove the equipment within a reasonable time mutually agreed by the Parties (but in no event longer than six (6) months from the date of Provider’s notice) at its cost,
Provider may remove or otherwise dispose of such equipment and Senti shall reimburse Provider for such costs and pay reasonable storage fees.
7.PRICING AND PAYMENTS.
7.1.Credit. Provider hereby grants to Senti a credit (the “Credit”) of eight million dollars ($8,000,000). The Credit will be applied against the portion constituting twenty percent (20%) of the total Service Fees payable by Senti in any invoice for Provider’s conduct of the Services set forth in any Statement of Work, up to the total value of the Credit. For clarity, the Credit cannot be applied against any Out-of-Pocket Costs payable by Senti for Provider’s conduct of Services. The Parties may agree to additional credits for future SoWs.
7.2.Prepayment.
7.2.1.Senti will pay to Provider a non-refundable (except as expressly provided herein) prepayment of sixteen million dollars ($16,000,000) (the “Prepayment”) on the Initial Closing Date (as defined in the Framework Agreement). The Prepayment will be applied, until exhausted, to any amount invoiced by Provider pursuant to any Statement of Work, excluding the BlueRock SoW, that is not covered by the Credit (i.e., the Credit will be applied first in accordance with Section 7.1 (Credit), and the Prepayment will be applied to the balance), including Service Fees and Out-of-Pocket Costs.
7.2.2.Senti will pay to Provider a non-refundable (except as expressly provided herein) prepayment of two million nine hundred thousand dollars ($2,900,000) (the “BlueRock Prepayment”) on the Initial Closing Date (as defined in the Framework Agreement). The BlueRock Prepayment will be applied, until exhausted, to any amount invoiced by Provider pursuant to the BlueRock SoW that is not covered by the Credit (i.e., the Credit will be applied first in accordance with Section 7.1 (Credit), and the BlueRock Prepayment will be applied to the balance), including Service Fees and Out-of-Pocket Costs. If, when all Services under the BlueRock SoW have been completed and paid for (through application of the Credit and BlueRock Prepayment), there is any remaining BlueRock Prepayment, then such remaining BlueRock Prepayment will be applied to invoices for Services conducted under other SoWs until exhausted. Other than the BlueRock Prepayment, Senti shall not be required to make any further payment to Provider for the performance of the BlueRock Services set forth in the BlueRock SoW unless the Parties have agreed to a Change Order pursuant to Section 5.7 (Changes to Statements of Work).
7.3.Pricing.
7.3.1.Service Fees. Subject to Section 7.1 (Credit) and Section 7.2 (Prepayment), Senti will pay Provider the Service Fees as are set out in the applicable Statement of Work. Batch Price. The Service Fees associated with the Manufacture of a Batch of Product will take the form of a Batch Price and the applicable Batch Price will be set forth in the Statement of Work. Unless specifically indicated to the contrary in the applicable Statement of Work, the Batch Price will be exclusive of all Out-of-Pocket Costs incurred for the Manufacture of such Batch.
7.3.2.Adjustments. Provider shall have the right to adjust the Service Fees set out in each SoW no more than once in each consecutive twelve-month period commencing from the date of such SoW; provided that, for each SoW, no adjustment shall be made until after the first anniversary of the effective date of such SoW. The percentage increase in the Service Fees shall not exceed the then-current Producer Price Index published by the U.S. Bureau of Labor Statistics for Pharmaceutical Preparation Manufacturing.
7.4.Out-of-Pocket Costs. Unless otherwise stated in a Statement of Work, Out-ofPocket Costs will be invoiced to Senti in accordance with Section 7.5 (Invoices), at the cost actually incurred by Provider as demonstrated by supporting documents, without markup. All such Out-Of-Pocket Costs that are invoiced will be documented in accordance with United States Generally Accepted Accounting Principles. If reasonably requested by Senti, Provider will provide reasonable additional documentation supporting such Out-of-Pocket
Costs. Each Statement of Work will set forth an itemized estimate of the Out-of-Pocket Costs expected to be incurred under such Statement of Work. Such estimate shall be indicative only and without prejudice to Senti’s obligation to pay actual Out-of-Pocket

Costs incurred and invoiced pursuant to Section 7.5 (Invoices). Provider shall, where reasonably practicable, provide Senti with updates to the estimated costs prior to incurring such costs.
7.5.Invoices. Subject to Section 7.1 (Credit) and Section 7.2 (Prepayment), Provider will invoice Senti no later than seven (7) days after the end of each month for Services conducted during such month and Out-of-Pocket Costs incurred during such month and will reference, in each such invoice, the Statement(s) of Work to which the invoice relates. Invoices for the Manufacture of a Batch of Product will state the reservation fee (which is a portion of the Batch Price) (the “Reservation Fee”) (if any) charged by Provider per the relevant SoW and paid by Senti in accordance with Sections 5.1 (Forecast) and 5.2 (Booking). Invoices will be delivered to Senti by email to the following email address: invoices@sentibio.com, or to such other email address as Senti may notify Provider from time to time in accordance with Section 17.9 (Notices).
7.6.Payments and Payment Terms. Senti may make payments pursuant to this Agreement by check or wire transfer to a bank account designated in writing by Provider. Senti shall make payment for all undisputed invoices without set off or any other deduction (subject to Sections 7.1, 7.2 and 7.11), no later than thirty (30) days following receipt of the invoice or such other period as may be specified in this Agreement or the applicable Statement of Work (the “Payment Period”). Senti may in good faith dispute invoiced charges; provided that Senti notifies Provider of such dispute within ten (10) Business Days from the date of receipt of the invoice and pays all undisputed charges to Provider in accordance with the terms of this Agreement. If a billing dispute arises and cannot be resolved within sixty (60) days of the date of the relevant invoice through normal business channels, Provider and Senti agree to use the dispute resolution process as specified in Section 17.10.2 (Dispute Resolution). Amounts subject to good faith dispute shall not be payable during the pendency of such dispute, and any amount that is agreed or determined to be due shall be payable within thirty (30) days after the resolution of such dispute. In the event the dispute is resolved against Senti, Senti shall pay the disputed amount plus interest calculated in accordance with Section 7.7 (Late Payments).
7.7.Late Payments. Any invoiced amounts that are not paid when due shall accrue interest calculated at one percent (1%) per month (or part thereof) from the due date until Provider receives the entire amount owing (including interest).
7.8.Records; Financial/Accounting Audit. Provider will create and maintain complete and accurate records relating to the Services provided hereunder, in accordance with generally-accepted accounting principles. Upon reasonable prior notice, such records shall be available during regular business hours for a period of five (5) years from the end of the calendar year to which they pertain for examination, not more often than once each calendar year, by an independent certified public accountant selected by Senti and reasonably acceptable to Provider, for the sole purpose of verifying the accuracy of the invoices and supporting documentation furnished by Provider pursuant to this Agreement, in connection with Out-Of-Pocket Costs. Any such auditor shall enter into a confidentiality agreement with Provider and shall not disclose the Confidential Information of Provider, except to the extent such disclosure is necessary to verify the accuracy of the invoices and supporting documentation furnished by Provider. Any amounts shown to be owed but unpaid shall be paid, and any amounts showed to be overpaid will be refunded, within forty-five (45) days from the accountant’s report. Senti shall bear the full cost of such audit unless such audit discloses an overcharge by Provider of more than five percent (5%) of the amount due for the audited period, in which case Provider shall bear the reasonable cost of such audit.
7.9.Reporting. Within thirty (30) days after the end of each calendar quarter, Provider will provide to Senti a report setting forth: (a) the total amounts invoiced to Senti under each Statement of Work, broken into Services Fees and Out-of-Pocket Costs; (b) the amount of the Credit and the Prepayment (or BlueRock Prepayment, as applicable) that have been applied to each category of invoiced amounts; and (c) the balance of the Credit, the Prepayment and the BlueRock Prepayment.
7.10.Currency. All amounts specified in this Agreement are in United States dollars, and, unless otherwise specified on an invoice, all payments under this Agreement shall be made in United States dollars.
7.11.Taxes. All taxes (including, but not limited to duty, sales, use, or excise taxes imposed by any Governmental Entity, but excluding any taxes due based upon the income of Provider) that apply to or result from the Services will be the sole liability and responsibility of Senti. Unless otherwise required by Laws, Senti will not deduct any withholding taxes or other taxes imposed by any Governmental Entity from any payment to Provider hereunder. Senti will advise Provider if it is required to deduct any withholding taxes or other taxes imposed by any Governmental Entity from any payment to Provider hereunder and Provider will, with Senti’s assistance, apply for a certificate of exemption from withholding or other tax from the applicable Governmental Entities.
Notwithstanding the foregoing, Provider is solely responsible for its income tax resulting from all compensation received by Provider from Senti under this Agreement.
8.SENTI RESPONSIBILITIES.
8.1.Except as otherwise provided in a Statement of Work, Senti will be responsible for:
8.1.1.Obtaining all Regulatory Approvals, without prejudice to Provider’s obligation to perform any Services for regulatory compliance assistance agreed in the applicable Statement of Work in accordance with such SoW and the Quality Agreement and;
8.1.2.Informing Provider in writing of any changes in the Territory that affect the Services as far in advance as reasonably practicable before such change is implemented. For clarity, no such change in the Territory shall require the approval of Provider except to the extent it would necessitate a change to the scope of Services under any applicable Statement of Work, in which case Senti shall notify Provider of the required changes to the SoW and such changes shall only be effected in accordance with the process set forth in Section 5.7 (Changes to Statements of Work);

8.1.3.Final release of each Batch and determining the suitability of each Batch for use, subject to Provider’s delivery of complete and accurate Batch Documentation and other documentation as required under the Quality Agreement with respect thereto;
8.1.4.Use of the Product by or on behalf of Senti or its Affiliates (other than by or on behalf of Provider) in accordance with all Laws in the Territory;
8.1.5.Creating and approving the content of any label that will be applied to Product by Provider in accordance with Laws and obtaining Regulatory Approval for such labels and content;
8.1.6.Establishing and providing Product specifications, storage conditions and shelf-life;
8.1.7.Complying with all Laws that relate to the handling, transport, distribution, sale and use of any Product or Senti Supplies by or on behalf of Senti or its Affiliates (other than by or on behalf of Provider).
8.2.For clarity, Section 8.1 shall not relieve Provider of any of its obligations under this Agreement, the Quality Agreement or any Statement of Work, and, accordingly, in the event of a conflict between Section 8.1 and any other provision of this Agreement, the Quality Agreement or a Statement of Work that expressly imposes any responsibility (sole or otherwise) for a particular activity or matter on Provider, such other provision shall control.
9.TECH TRANSFER; ENGINEERING BATCHES.
9.1.Technology Transfer to Provider. If, and to the extent, contemplated by a Statement of Work, the Parties agree to the following with respect to a technology transfer from Senti to Provider in connection with the initiation of process development or Manufacturing of Product:
9.1.1.Transfer to Facility. The Parties expressly agree that they will work together to transfer Senti’s preexisting Manufacturing Process for the Product to the applicable Facility, including implementing the technology transfer plan set forth in the applicable Statement of Work. In the event of any delays in effecting such transfer of Manufacturing Process by Senti, and to the extent such delays are not attributable to any failure by Provider or any of its personnel or subcontractors to perform their obligations in accordance with this Agreement or the Framework Agreement, the timelines for performance of the activities set out in the applicable SoW that cannot reasonably be conducted in a timely manner without such transfer of Manufacturing Process shall be extended by an equivalent period to the delay (or such longer period as may be reasonably necessitated by the delay).
9.1.2.Master Batch Record. Based on the information provided by Senti and including process changes developed by or on behalf of Provider pursuant to an applicable Statement of Work (if any), Provider will prepare the Master Batch Record for the Manufacturing Process for each Product, which shall be subject to Senti’s written approval pursuant to Section 9.1.4 (Senti Approval). Senti will inform Provider of any specific requirements Senti may have relating to the Master Batch Record, including any information or procedures Senti wishes to have incorporated therein in accordance with Section 9.1.3 (Senti Assistance).
9.1.3.Senti Assistance. Senti will assist Provider in developing the Master Batch Record, including by providing Provider with additional information and procedures as may be required to create the Master Batch Record, such as the following, to the extent applicable: (a) Manufacturing Process information, standard operating procedures and development reports, (b) quality control assays, (c) raw material specifications (including vendor, grade and sampling/testing requirements), (d) Product and sample packaging and shipping instructions, (e) Product-specific cleaning and decontamination information and (f) waste disposal information. Provider may take information for (e) above under advisement but shall not be obligated to incorporate any such information into the Master Batch Record.
9.1.4.Senti Approval. Provider will deliver a draft of the Master Batch Record for each Product to Senti for its review and written approval, which draft may omit Provider Operating Documents and other Confidential Information of Provider that are not specifically applicable to the Manufacture of such Product. Senti will review such draft and notify Provider in writing of any objections that it has to such draft, and upon such notification, representatives of Provider and Senti will meet promptly to resolve such objections. Following such meeting, Provider shall prepare and deliver a revised draft of the Master Batch Record to Senti for its review and written approval (such approval not to be unreasonably withheld). Upon Senti’s written acceptance of such draft, such draft will be deemed approved by Senti.
9.2.Specifications and Manufacturing Process. The Parties acknowledge and agree that at the Effective Date, the Product Specifications and Manufacturing Processes for the Products to be Manufactured under the Phase 1 SoWs are under development. Such Product Specifications and Manufacturing Processes will not be considered established unless and until the JSC determines that there has been a reasonably sufficient number of Batches produced at scale using the same process and, if the representatives of the Parties on the JSC cannot reach agreement with respect thereto, such matter will be resolved pursuant to Section 4.1.4 (Decision-Making). With respect to any SoW other than the Phase 1 SoWs, if such SoW requires a technology transfer from Senti to Provider, the determination of whether the Manufacturing Process and Product Specifications for the applicable Products have been established will be made in accordance with a technology transfer plan agreed by the Parties in writing under such SoW. Accordingly, with respect to any test in the release criteria for a Product that is satisfied if the result of such test is a numerical value that falls within a determined range, Provider shall not be responsible for the failure of any Batch to satisfy such test before the Product Specifications and Manufacturing Process for such Batch have been established.
9.3.Engineering Batches. For purposes of this Agreement, an “Engineering Batch” means a Batch that is not specified in the applicable Statement of Work or Purchase Order for Manufacture in accordance with GMP. Provider will Manufacture Engineering Batches as provided in the applicable Statement of

Work. There will be no acceptance criteria or other specifications for purposes of acceptance of Engineering Batches, but the Parties may agree on certain target quality attributes in the applicable Statement of Work. Provider will provide analytical testing of Engineering Batches as agreed by the Parties in the applicable Statement of Work and will report the results to Senti. Provided Senti makes written request in advance of the applicable Manufacturing run and reimburses Provider for all costs of shipping of the Engineering Batch, such Engineering Batches will be provided to Senti subject to compliance with applicable regulatory requirements. Senti will have the right to make whatever further use of such Engineering Batches as it will determine; provided that such use does not violate any Laws. If an Engineering Batch does not meet the target quality attributes set forth in the applicable Statement of Work (an “Unsatisfactory Engineering Batch”), such results do not relieve Senti’s obligation of payment for the Batch Price and Out-of-Pocket Costs for such Engineering Batch, provided, however, that if the Engineering Batch is compromised due to the negligence or willful misconduct of Provider, Provider’s failure to Manufacture such Engineering Batch in accordance with the Manufacturing Process or agreed protocols, or equipment failure, Provider will repeat the Manufacture of such Engineering Batch as soon as practicable, at Provider’s expense.
10.GMP MANUFACTURE, PACKAGING AND DELIVERY.
10.1.Manufacturing Site. Each Product Manufactured by or on behalf of Provider and supplied to Senti in accordance with cGMP will be Manufactured at the Facility identified in the applicable Statement of Work.
10.2.Purchase Ordering. The Parties will agree upon a form of purchase order to be used by Senti in ordering Products and Batches hereunder (each such purchase order submitted hereunder, a “Purchase Order”). The form of Purchase Order shall not include any terms or conditions that are additional to, or inconsistent with, those set out in this Agreement. At the applicable time consistent with the terms of each Statement of Work, Senti may from time to time submit Purchase Orders to Provider for Manufacture and delivery of Batches of Product. Any Purchase Order not exceeding the capacity reserved for the appliable SoW in accordance with Section 5.2 (Booking) shall be deemed automatically accepted by Provider upon Provider’s receipt of such Purchase Order. Upon acceptance by Provider, the Purchase Order will become a part of the Agreement constituted by the relevant SoW. Provider may, but shall have no obligation to, accept any Purchase Orders that exceed the capacity reserved for Senti for the appliable SoW in accordance with Section 5.2 (Booking).
10.3.Batch Documentation. With respect to each Batch, Provider will provide Senti with a copy of each document in the Batch Documentation for such Batch on a rolling basis as Provider reasonably determines such document is ready to be shared. Following completion of each Batch, Provider will provide Senti with a copy of all applicable Batch Documentation not previously shared. All Batch Documentation will be in Provider’s standard formats unless otherwise mutually agreed in writing by the Parties. Any Senti requests for documents or other work product related to Batch Documentation that are not specified or contemplated in the applicable Statement of Work or the Quality Agreement and are not produced by Provider in the ordinary course of business must be agreed upon in writing in the form of a Change Order or a separate agreement for such additional services, and Provider will not be obligated with respect thereto unless and until so agreed.
10.4.Batch Failure. In the event any Batch is terminated or unable to be released by Provider to Senti hereunder (each, a “Failed Batch”), Provider will conduct an appropriate investigation to determine the cause of such failure (which investigation shall include an impact assessment on products that Provider or Senti reasonably believes may be an Impacted Product at the relevant time), provide Senti with the opportunity to participate in such investigation (to the extent Provider’s obligations with respect thereto are provided in the Quality Agreement, in accordance with the Quality Agreement), disclose to Senti the results of such investigation, and notify Senti in writing of Provider’s good faith conclusions regarding the cause of the nonconformity. If Provider determines that the cause of the nonconformity is Provider’s or its subcontractor’s negligence or willful misconduct or failure to follow the Manufacturing Process as documented in the Master Batch Record, standard operating procedures, or GMP requirements, or equipment failure not caused by Senti or by an event of Force Majeure (any such cause of the nonconformity, a “Provider Processing Default”) or if an independent investigation or analysis conducted pursuant to Section 10.7 (Disputes as to Failed Batches or Product Conformity) determines that the cause of the nonconformity is a Provider Processing Default, then, in each case, Senti will have the remedies set forth in Section 10.6 (Remedies).
10.5.Product Conformity. Subject to Section 9.3 (Engineering Batches), unless within thirty (30) calendar days from the date of delivery of the Batch Documentation and any other documentation required by the Quality Agreement for Provider to disposition the Product (the “Inspection Period”), Senti notifies Provider in writing (“Exception Notice”) that such Product does not comply with the Product Requirements (“Nonconforming Product”), then such Product will be deemed to have been accepted, except in the case of a Latent Defect. In the case of a Batch having any Latent Defect, Senti may reject such Batch by delivering an Exception Notice to Provider of Senti’s rejection thereof within thirty (30) days after discovery of such Latent Defect, but such Exception Notice may in no event be given later than the applicable expiration date of such Batch. Upon timely receipt of an Exception Notice from Senti, Provider will conduct an appropriate investigation to determine whether or not it agrees with Senti that the applicable Product is Nonconforming Product and to determine in good faith the cause of any nonconformity (which investigation shall include an impact assessment on products that Provider or Senti reasonably believes may be an Impacted Product at the relevant time), disclose to Senti the results of such investigation, and notify Senti in writing of Provider’s good faith conclusions regarding the cause of the nonconformity. If Provider agrees, or if an independent investigation or analysis conducted pursuant to Section 10.7 (Disputes as to Failed Batches or Product Conformity) determines, that any such Product is a Nonconforming Product and that the cause of the nonconformity is a Provider Processing Default, then Senti shall have the remedies set forth in Section 10.6 (Remedies).
10.6.Remedies. In the event of a Failed Batch or a Nonconforming Product caused by a Provider Processing Default, subject to Section 5.4 (Supply Failure), Provider will, at Senti’s option, either (a) promptly reperform the Services at no charge to Senti, and deliver replacement Product conforming to the Product

Requirements, or (b) credit such payments against any future payments owed by Senti hereunder (or, if payment for such Product was made by application of the Credit or Prepayment, shall restore the amount of such payment to the remaining Credit or Prepayment). In the event of a Failed Batch or a Nonconforming Product that is not caused by a Provider Processing Default, Provider will, upon Senti’s request, promptly reperform the Services, using Senti Supplies and Provider-Supplied Materials provided at Senti’s cost, and deliver replacement Product conforming to the Product Requirements. The Parties will share equally the Batch Fees and Out-of-Pocket Costs for such replacement Batch, unless the Batch was Manufactured prior to the establishment of the Product Specifications or Manufacturing Process for such Batch pursuant to Section 9.2 or the sole cause of the Failed Batch or Nonconforming Product is Senti’s failure to comply with this Agreement or the relevant SoW, in which case Senti shall bear all the Batch Fees and Out-of-Pocket Costs for the replacement Batch. The Manufacture of replacement Product pursuant to this Section 10.6 (Remedies) will be scheduled as soon as commercially reasonable (given Provider’s available capacity and existing commitments) following receipt of the necessary raw materials, including Senti Supplies, to Manufacture such Product, determination of the root cause of such failure, and the implementation of a corrective action plan with respect to such failure. For clarity, this Section 10.6 (Remedies) does not apply to Engineering Batches; remedies with respect to Engineering Batches are provided in Section 9.3 (Engineering Batches). Without prejudice to the indemnities set out in Section 14.1.1 (Provider Indemnification), the remedies under this Section 10.6 (Remedies) shall be Senti’s sole remedies and Provider’s sole liability in connection with any Failed Batch or Nonconforming Product. Provider shall have no obligation to remedy a Failed Batch or Product Nonconformity under this Section 10.6 (Remedies) if such Failed Batch or Product Nonconformity is caused solely by acts or omissions of Senti or Third Parties occurring after delivery of the Product by Provider.
10.7.Disputes as to Failed Batches or Product Conformity. If (a) the Parties disagree as to whether a Product is a Nonconforming Product or whether the cause of a Failed Batch or a Nonconforming Product is a Provider Processing Default, and such disagreement is not resolved by good faith negotiation between the Parties within sixty (60) days of the date of delivery of the Exception Notice or the determination of a Failed Batch (as applicable), or (b) with respect to a suspected Failed Batch or Nonconforming Product, and an investigation initiated pursuant to Section 10.4 or 10.5 has not been completed within 60 calendar days, then (X) in the case of (a), the Parties will cause, and (Y) in the case of (b), each Party shall have the right to cause (and shall promptly give written notice to the other Party of the exercise of such right), an independent mutually appointed reputable external party (such person or laboratory, the “External Party”) to perform an assessment. Absent fraud or manifest error of the External Party, the determination of the External Party as to whether or not such Product is a Nonconforming Product and the cause of any Failed Batch or Nonconforming Product will be binding upon the Parties (absent manifest error or bad faith on the part of the External Party) for purposes of determining financial liability hereunder. Notwithstanding the foregoing, Senti will not release any Product that has been deemed to be Nonconforming Product unless Senti’s material review board has approved the release and Senti has made the necessary Regulatory Authority communications and submissions and such release is permitted under the applicable Laws. Unless otherwise agreed by the Parties in writing, the costs associated with the External Party’s testing and review will be (a) borne by Provider if the applicable Product is found by the External Party to be a Failed Batch or Nonconforming Product caused by a Provider Processing Default, (b) shared equally by the Parties if the Product is found by the External Party to be a Failed Batch or Nonconforming Product other than due solely to a Provider Processing Default or solely to Senti’s failure to comply with this Agreement, or (c) borne by Senti if the applicable Product is found by the External Party to be not a Failed Batch or Nonconforming Product or if the Failed Batch or Nonconforming Product resulted solely from Senti’s failure to comply with this Agreement. For the avoidance of doubt, where the cause of nonconformity or failure cannot be determined or assigned, it shall not be deemed a Provider Processing Default or due to Senti’s failure to comply with this Agreement.
10.8.Product Testing. Product testing by Provider will be performed or subcontracted as specified in the applicable Statement of Work or Quality Agreement. For any such testing that is specified to be the responsibility of Senti, Provider will deliver samples to Senti or Senti’s designee as specified in the applicable Statement of Work or Quality Agreement. The test results for any such Senti-managed or Senti-performed Product testing will be documented on a Senti-generated Certificate of Analysis, independent of any Batch Documentation generated by or on behalf of Provider.
10.9.Stability Testing. Provider will perform Product stability testing only if authorized by Senti and will not be obligated to perform it unless specified in the applicable Statement of Work.
10.10.Product Packaging. If specified in the applicable Statement of Work, Provider will label and package Product in accordance with the instructions provided or authorized by Senti.
10.11.Product Storage. Provider or its approved subcontractor will store Products under the Senti-specified GxP storage conditions until each applicable Batch is released by Provider’s quality assurance unit or until the expiry of such periods as set forth in the applicable SOW. Senti is responsible for making arrangements for Products to be transferred to its long-term storage and distribution facility upon release, unless otherwise provided in the applicable SoW.
10.12.Shipping and Cartage. If specified in the relevant SoW, Products will be packed by Provider for shipment and cartage in accordance with the Shipping Guidelines. Senti will be responsible for and will reimburse Provider for all Out-of-Pocket Costs of packaging, boxing and shipping for Products in accordance with the Shipping Guidelines.
10.13.Delivery; Risk of Loss; Title. For each Batch of Product, Provider will deliver to Senti the corresponding samples, Batch Documentation and any other documentation required by the Quality Agreement for Provider to disposition the Product. Provider will deliver all Product, raw materials and components, samples and other Deliverables to be delivered pursuant to this Agreement Ex Works (Incoterms 2020) the Facility indicated in the applicable Statement of Work. To the extent not already held by Senti, risk of loss and damage will transfer to Senti upon Provider’s tender of delivery (as described herein) and title will transfer to Senti concurrently with risk of loss. If Provider provides storage services as provided in the applicable SoW, then risk of loss and title to stored items will pass to Senti upon transfer to storage (subject to Provider’s liability for any loss of or damage to stored materials resulting from Provider’s or its personnel’s negligence, willful misconduct or failure to store items in accordance with agreed conditions expressly specified in the applicable SoW or otherwise agreed by the Parties in writing).
11.QUALITY AND REGULATORY MATTERS.
11.1.Quality Agreement. The Quality Agreement shall be reviewed and updated as appropriate, but no less than every two years, or other periods as provided herein or therein. For the avoidance of doubt, unless otherwise agreed in writing by the Parties, no GMP work may commence absent the establishment of a Quality Agreement with respect thereto.
11.2.Regulatory Support. Except as otherwise expressly set forth herein, Senti shall be responsible for all filings necessary for approval to conduct clinical trials of and market Products. Provider will provide to Senti such Services as stated in the applicable SoW for cooperation with reporting obligations and/or the provision of information relating to the Product or the Manufacture, including the Manufacturing Process, thereof as may be necessary or useful for Senti to apply for, obtain and maintain Regulatory Approvals for each Product in any country or regulatory jurisdiction, including, without limitation, information relating to the Facilities, or the process, methodology, raw materials and intermediates used in the Manufacture of each Product and all information required to be submitted in the CMC section of an IND or a BLA or other regulatory filings, or required or requested to be provided to any Regulatory Authority. No later than six (6) months or such shorter period as may be required under relevant regulations following completion or permanent cessation of the Services at the applicable Facility, Senti shall: (a) file an update to any applicable regulatory filings relating to the Product to indicate a change in manufacturer; and (b) provide to Provider written confirmation of its compliance with this sentence.
11.3.Maintenance of CMC Section. As between the Parties, unless otherwise provided in that certain Transition Services Agreement between the Parties dated the Effective Date (as may be amended, restated, supplemented or modified from time to time) (the “TSA”), Senti is responsible for preparing and filing all submissions for the Regulatory Approval of Products. Provider will provide to Senti such Services as stated in the applicable SoW for assistance in preparing, maintaining or updating the CMC section of any such regulatory application filed for a Product with a Regulatory Authority. The following terms shall apply to such Services (unless otherwise stated in the SoW): with respect to each Product Manufactured hereunder, prior to submitting to each Regulatory Authority for the first time any filing that identifies Provider as a site of manufacture of such Product, Senti will submit the relevant portions of such filing to Provider for review and comment. In addition, prior to submitting to each Regulatory Authority the CMC section (or any material change thereto) of any application for Regulatory Approval of a Product or a Senti Product that pertains to the Services rendered by or on behalf of Provider, Senti will submit such CMC section (or portion thereof pertaining to the Services rendered by or on behalf of Provider) for review by Provider. Provider will have a reasonable period to review and comment on such proposed submission. In connection with a filing for Regulatory Approval of a Product, Provider will provide the applicable Provider Operating Documents directly to the Regulatory Authority when possible and provide to such Regulatory Authority and Senti written authorization to reference and use the information contained in such Provider Operating Documents for such purpose, and to the extent that Provider cannot so provide such Provider Operating Documents, such documents shall be provided under strict confidentiality (subject to a separate confidentiality undertaking between Provider and Senti) to the appropriate persons (regulatory affairs) at Senti for submission to the Regulatory Authority, subject to Provider’s rights to review the submission detailed above.
11.4.Regulatory Compliance. Provider will obtain and maintain (a) all permits and licenses with respect to general Facility operations required by any Regulatory Authority in the jurisdiction in which such Facility is located, including the California Department of Public Health Drug Manufacturing License, (b) all other approvals, authorizations, certificates and permits required by Laws relating to Provider-Supplied Materials, including those relating to the import, export, handling, transport, and use of ProviderSupplied Materials. Senti will obtain and maintain all other approvals, authorizations, certificates and permits required by Laws relating to Product, Senti Product and Senti Supplies, including those relating to the import, export, handling, transport, distribution, sale and use of Product, Senti Product and Senti Supplies, provided that, at Senti’s request and expense, Provider will assist Senti in obtaining export clearance for Product by providing information in Provider’s possession that is necessary therefor. Senti will reimburse Provider for any payments Provider is required to make to any Regulatory Authority pursuant to Laws resulting from Provider’s formulation, development, Manufacturing, storing, or testing of Product, Third Party Starting Materials or Senti Supplies at a Facility under and related to this Agreement and any Statement of Work, to the extent such payments (i) are specific to a Product, Third Party Starting Materials that are solely for use in the Services, or Senti Supplies, (ii) are not applicable more broadly to the qualification, maintenance or operation of the Facility or Provider’s conduct of formulation, development, manufacturing, storing, or testing of any other product, materials or supplies, and (iii) are not attributable to any failure by Provider or its Affiliate or subcontractors to comply with applicable Laws, this Agreement, the applicable Statement of Work or the Quality Agreement. During the Term, Provider will assist Senti with regulatory matters relating to the Manufacture of Product pursuant to the applicable Statement of Work, at Senti’s request and expense.
11.5.Right to Observe.
11.5.1.Observation. Subject to the provisions of this Section 11.5 (Right to Observe) and Schedule 11.5.2, Senti may observe, but not participate in, the Manufacture, testing, and quality control and assurance of the Products at the applicable Facility (the “Observation”) in accordance with Provider’s reasonable policies, procedures, conditions, schedules and rules that Provider notifies to Senti from time to time (“Observation Policies”).
11.5.2.Conduct of Observation. The Observation will be conducted during manufacturing and test hours and as more particularly set out in the Observation Policies, and will be subject to the following requirements:

(a)each PIP will comply with all Laws and any Observation Policies, including those relating to access, health and safety, GxP and customer confidentiality;
(b)Provider may remove any PIP from a Facility at any time if such PIP fails to comply with the requirements of this Section 11.5.2 (Conduct of Observation), including any Observation Policies or the reasonable directions of any Provider personnel while attending a Facility; and
(c)if the records to be reviewed by Senti in connection with an Observation include any Confidential Information of Provider that is not relevant to the Manufacture, testing, and quality control and assurance of Product at the applicable Facility, Provider may redact such records prior to disclosing them to Senti solely to the extent such information is not relevant to Services provided by or on behalf of Provider to Senti; and if the records to be reviewed by Senti in connection with an Observation include any confidential information of a Third Party that Provider does not have authority to disclose to Senti, Provider may redact such records prior to disclosing them to Senti. Nothing in this Section 11.5 (Right to Observe) shall require Provider to produce to Senti or the PIP any information that is not relevant to Services provided by or on behalf of Provider to Senti.
11.6.Compliance Audit. Senti may conduct or cause Senti’s Representative(s) to conduct at the Facility where a Product is manufactured, a quality or compliance audit in accordance with the terms of the Quality Agreement.
11.7.Regulatory Inspections.
11.7.1.Non-Product-Specific Regulatory Inspections. If Provider receives a notice of inspection, oral inquiry, or visit from a Regulatory Authority within the Territory which is not specific to any Product but relates to the Services being conducted under a Statement of Work, Provider will inform Senti in accordance with the terms of the Quality Agreement.
11.7.2.Product-Specific Regulatory Inspections.
(a) Senti Obligations. Senti will inform Provider of any written communications, correspondence or reports received by Senti from or sent by Senti to a Regulatory Authority containing observations relating to Provider or the Manufacture of any Product in accordance with the terms specified in the Quality Agreement.
(d)Preparation and Participation. Provider will assist Senti with any regulatory inspection that is specific to the Product. Provider shall charge Senti for the preparation and hosting of regulatory inspections which are specific to any Product (and not Provider’s general manufacturing processes or facilities) at Provider’s then-current standard rates. At the request of Provider, Senti will help prepare for and participate in such inspections.
(e)Regulatory Authority Observations. Provider will notify Senti in writing of all observations identified by any inspections by a Regulatory Authority that would reasonably be expected to affect Provider’s ability to Manufacture a Product, the Regulatory Approval of a Product or Senti Product, or Product quality, safety or efficacy. Provider shall provide Senti with copies of all correspondence, reports and forms received by or on behalf of Provider from any Regulatory Authority related to a Product, Senti Product or the Manufacture of a Product, including the Manufacturing Process. Provider will provide Senti with a draft response to any such observations for Senti’s review and comment prior to submission to the Regulatory Authority, and Provider will give good faith consideration to any timely comments provided by Senti. Provider will provide Senti with a copy of Provider’s response to such inspection findings no later than three (3) Business Days after Provider submits such response to the applicable Regulatory Authority.
11.8.Record Retention. Provider will retain copies of all Batch Documentation, and all other records or documentation generated by it in connection with the Manufacture and testing of the Product under this Agreement that may be reasonably necessary to assist Senti in the event of a Product stock recovery, recall, adverse drug event or complaint, in accordance with Provider’s standard operating procedures and applicable Laws for at least five (5) years after expiration or termination of this Agreement or for such period required by Law, whichever is longer.
11.9.Anti-Corruption Laws. Each Party will, and will cause its Representatives and its subcontractors performing any Services or obligations hereunder to, comply with the U.S. Customs & Trade Partnership Against Terrorism (CTPAT) and with applicable laws and regulations relating to anti-corruption and anti-bribery, including the U.S. Foreign Corrupt Practices Act, the United Kingdom Bribery Act 2010 and any implementing legislation under the OECD Convention Against the Bribery of Foreign Officials in International Business Transactions (collectively, the “Anti-Corruption Laws”), and will immediately notify the other Party of any violation thereof. Each Party represents and warrants that it will not, and will cause its Representatives and anyone acting on its behalf not to, give, offer, agree or promise to give, or authorize the giving directly or indirectly, of any money or other thing of value to anyone as an inducement or reward for favorable action or forbearance from action or the exercise of influence: (a) to any governmental official or employee of any Governmental Entity (including employees of government-owned and government-controlled corporations or agencies); (b) to any political party, official of a political party, or candidate; (c) to an intermediary for payment to any of the foregoing; or (d) to any other Person in a corrupt or improper effort to obtain or retain business or any commercial advantage, such as receiving a permit or license.
12.INTELLECTUAL PROPERTY RIGHTS.
12.1.Senti Intellectual Property.
12.1.1.Senti IP. As between the Parties, all rights, title and interests in, to and under Intellectual Property: (a) owned or controlled by Senti or any of its Affiliates as of the Effective Date or (b) created or acquired independently of this Agreement by or on behalf of Senti or its Affiliates (other than by or on behalf of Provider) during the Term (collectively, clauses (a) and (b), “Senti IP”) will remain solely with Senti, and no right or interest therein is transferred or granted to Provider pursuant to this

Agreement except as set forth in Section 6.1.8 (Senti Supplies) and Section 12.1.3 (License from Senti).
12.1.2.Senti Inventions. Senti will own all rights, title and interests in, to and under any and all Inventions, other than Provider Inventions, that are discovered, first conceived, made, developed or generated by or on behalf of Provider or its Affiliates, whether solely or jointly with Senti or its Affiliates, in performing the activities under this Agreement, including all Intellectual Property in and to any of the foregoing (collectively, “Senti Inventions”). Provider hereby irrevocably assigns and transfers to Senti all of Provider’s rights, title and interests in and to all Senti Inventions. Provider will execute and deliver to Senti, and shall require its Representatives involved in the performance of the Services to execute and deliver to Senti, any assignments or other documents reasonably required to effectuate the foregoing assignment, to perfect, record or evidence Senti’s sole ownership of the Senti Inventions, or to apply for, prosecute, maintain, enforce or defend any patent or other right in the Senti Inventions, at Senti’s request and expense at reasonable rates mutually agreed by the Parties in writing.
12.1.3.License from Senti. Senti hereby grants Provider and its Affiliates a non-exclusive, fully-paid, non-transferable (except as provided in Section 17.7 (Assignment)) license (with the right to sublicense solely to permitted subcontractors) under that portion of the Senti IP, Senti Inventions, and Senti Licensed-In IP that, in each case, is necessary to perform the Services, solely to perform the Services in accordance with the terms of this Agreement during the Term.
12.1.4.Covenant not to sue. Senti hereby agrees not to (and to [use reasonable best efforts to ensure] that any relevant licensor of Senti Licensed-In IP will not) pursue any claim, demand, action or other proceeding against Provider or its subcontractors to the extent based on any claim that Provider’s (or its subcontractors’) use of Senti IP, Senti Inventions, and Senti Licensed-In IP that, in each case, are necessary to provide the Permitted Services to a Licensee, to provide the Permitted Services to such Licensee during the term of the Proposed Transaction in accordance with the terms of the applicable Licensee Services Agreement infringes, misappropriates or violates such Senti IP, Senti Inventions, or Senti Licensed-In IP. As used in this Section 12.1.4 (Covenant not to sue), the “Permitted Services” means any services provided to a
Licensee in accordance with the applicable Licensee Services Agreement for the Senti Developed Product licensed to such Licensee under a Proposed Transaction entered into pursuant to and in accordance with Section 2.5 (Transfer of Rights to Senti Developed Products), to the extent such services are (i) as of the effective date of the novation to such Licensee pursuant to Section 2.5.5(b)(ii) (SoWs), within the scope of any pre-existing SoW between Senti and Provider that is novated to such Licensee without any changes or adjustments (other than Licensee Adjustments agreed upon by Senti in writing) to the terms thereof, or (ii) specifically related to the Senti Developed Product (A) licensed to such Licensee that is the subject of the SoWs described in the preceding clause (i) or (B) if there are no such SoWs, that is described by Senti in the notice provided under Section 2.5.5(a) with respect to such Licensee and such Proposed Transaction (or as otherwise agreed by the Parties in writing). Notwithstanding the foregoing in this Section 12.1.4 (Covenant not to sue), the foregoing covenant not to sue will only apply with respect to services for a particular Licensee if Provider has not been made aware, in writing, of the scope of the license granted to such Licensee under such Proposed Transaction.
12.2.Provider Intellectual Property.
12.2.1.Provider IP. As between the Parties, all rights, title and interests in, to and under Intellectual Property owned or controlled by Provider or any of its Affiliates as of the Effective Date, or created or acquired independently of this Agreement by or on behalf of Provider or its Affiliates during the Term (“Provider IP”) will remain solely with Provider, and no right or interest therein is transferred or granted to Senti hereby except as set forth in Section 12.2.3 (License from Provider). For clarity, any Intellectual Property licensed by Senti to Provider under this Agreement or any other agreement between the Parties will be deemed Senti IP and not Provider IP.
12.2.2.Provider Inventions. Provider shall own all rights, title and interests in, to and under any and all Inventions that are discovered, first conceived, made, developed or generated solely by or on behalf of Provider or its Affiliates in performing the activities under this Agreement, and that (a) relate to the manufacture, processing, formulation, filling, packaging, labeling, quality control testing, stability testing or release of pharmaceutical or biopharmaceutical products generally; and (b) do not use or incorporate Senti IP, Senti Licensed-In IP, or Confidential Information of Senti,
including all Intellectual Property in and to any of the foregoing (collectively, “Provider Inventions”).
12.2.3.License from Provider. Subject to agreements between Provider and Third Parties (but excluding any subcontractor of Provider) in connection with relevant in-licensed technology, Provider hereby grants to Senti a non-exclusive, fully-paid up, royaltyfree, worldwide, non-transferable (except as provided in Section 17.7 (Assignment)), irrevocable, perpetual license, with the right to grant sublicenses through multiple tiers, under the Provider Inventions, Provider IP and Subcontractor IP incorporated into any Product, Deliverable or Manufacturing Process, solely to develop, make, have made, use, sell, offer to sell, have sold, import and otherwise exploit Products and other Deliverables. For the avoidance of doubt, the grant of such license shall be without prejudice to the restrictions upon Senti set forth in Section 2.4 (Preferred Service Provider Arrangements).
12.3.Technology Transfer to Senti.
12.3.1.At any time and from time to time during or within twelve (12) months after (i) the termination of the applicable Statement of Work for a Supply Failure or termination of this Agreement, (ii) the determination that Senti has no obligation to engage Provider for the relevant Senti Desired Activities pursuant to Section 2.4.2 where Provider has previously provided the Senti Desired Activities, or (iii) the date on which the Preferred Service Provider Arrangements cease to apply to a particular Product pursuant to Section 5.7.5 (Impasse), Senti shall have the right, upon written request to Provider, to require Provider to perform, and cause its Representatives to perform, a manufacturing technology transfer to Senti or its designee of the then current Manufacturing Process, including analytical methods and other quality control testing, for the relevant Product (and, in the event of termination of the applicable SoW for a Supply Failure, its Impacted Products), with respect to which Provider (or its Affiliate or subcontractor) has performed Services hereunder (a “Manufacturing Technology Transfer”) in accordance with this Section 12.4 (Technology Transfer to Senti). Provider may redact any of its Confidential Information related to the Facility or its other customers from any transferred documents.
12.3.2.For any Manufacturing Technology Transfer requested by Senti, the Parties will negotiate in good faith and enter into a mutually agreed technology transfer plan, for Provider to provide to Senti or a Third Party contract manufacturing organization designated by Senti the Manufacturing information, including data in the form in which it then exists (including manufacturing and quality data), technical assistance, materials and cooperation by appropriate employees of Provider as Senti or such Third Party contract manufacturing organization may reasonably require, in each case in order for such Third Party contract manufacturing organization to Manufacture the Product. Following the execution of such plan, the Parties will conduct technology transfer activities in accordance with such plan. Provider will transfer documentation (e.g., protocols, prior technology transfer reports, Master Batch Records, Product-specific test methods and SOPs, critical raw material specifications) and Product-specific Know-How in the then-current form at no cost to Senti. Senti will be responsible for all other reasonable costs incurred by Provider in the conduct of such technology transfer activities, except that if such technology transfer occurs after (i) a Supply Failure, (ii) termination of a Statement of Work or this Agreement by Senti pursuant to Section 15.2.1 (For Cause) or (iii) termination of this Agreement by Senti pursuant to Section 15.2.7 (For Deferred Consideration), Senti will only be responsible for the costs incurred by Provider to perform process establishment runs, training runs, analytical testing, or other additional activities not previously performed prior to the Supply Failure, at the actual cost incurred by Provider, including labor costs on a per-hour basis, and Provider will not be responsible for the costs incurred by Senti or Senti’s Third Party designee.
12.4.Third Party Intellectual Property. Save as (i) agreed in the relevant SoW, or (ii) as agreed by Senti in writing in connection with Senti’s approval of the Product Specifications or Manufacturing Process, or (iii) for Senti Licensed-In IP licensed to Provider pursuant to Section 12.1.3 (License from Senti), Provider shall not knowingly incorporate any Intellectual Property of a Third Party into any Manufacturing Process, Deliverables or Product without Senti’s prior written consent, which may be granted or withheld in Senti’s sole discretion.

13.REPRESENTATIONS, WARRANTIES AND COVENANTS.
13.1.Mutual Representations and Warranties. Each Party represents and warrants to the other Party that (a) such Party is duly organized, validly existing, and in good standing under the Laws of the place of its establishment or incorporation, (b) such Party has taken all action necessary to authorize it to enter into this Agreement and perform its obligations under this Agreement, (c) this Agreement will constitute the legal, valid and binding obligation of such party, and (d) neither the execution of this Agreement nor the performance of such Party’s obligations hereunder will conflict with, result in a breach of, or constitute a default under any provision of the organizational documents of such Party, or of any Law, authorization or approval of any governmental entity, or of any agreement to which it is a Party or by which it is bound.
13.2.Provider Representations, Warranties and Covenants. Provider hereby represents, warrants and covenants, as applicable, to Senti that:
13.2.1.the Services will be performed in a diligent and professional manner by individuals who are appropriately trained and qualified and in compliance with applicable Laws;
13.2.2.each Batch of Product (excluding all Engineering Batches) delivered hereunder will be Manufactured in accordance with the relevant Master Batch Record and Manufactured and stored in compliance with all applicable Laws (including GxP) and subject to Section 9.2, at the time of delivery by Provider, will conform to the applicable Product Specifications, provided that any breach of this Section 13.2.2 shall be resolved in accordance with Section 5.4 (Supply Failure), Section 10.4 (Batch Failure), Section 10.5 (Product Nonconformity) and Section 10.6 (Remedies), and without prejudice to Section 14.1.1, shall not give rise to a separate claim under this Agreement or any relevant SoWs;
13.2.3.title to each Batch of Product shall pass to Senti at the time specified in Section 10.13 (Delivery; Risk of Loss; Title), free and clear of all encumbrances;
13.2.4.Provider’s operations have been conducted and shall be conducted in compliance with applicable financial recordkeeping and reporting requirements of the U.S. Currency and Foreign Transaction Reporting Act of 1970, as amended, the U.S. Money Laundering Control Act of 1986, as amended, the Anti-Money Laundering Act of 2020, as amended, and all money laundering-related laws of other jurisdictions where Provider conducts business or owns assets, and any related or similar Law issued, administered or enforced by any Governmental Entity (collectively, the “Money Laundering Laws”) and Provider will immediately notify Senti of any violation thereof. No proceeding by or before any Governmental Entity involving Provider with respect to the Money Laundering Laws is pending or, to the knowledge of the Provider, is threatened;
13.2.5.neither Provider nor any of Provider’s Affiliates nor any of their respective directors, officers or employees is subject to any sanction administered by the Office of Foreign Assets Control of the United States Treasury Department (“U.S. Economic Sanctions”), and Provider and its

Representations do not and will not make any sales to or engage in business activities with or for the benefit of, and will not use any amounts payable under this Agreement for the purposes of financing the activities of, any persons and countries that are subject to U.S. Economic Sanctions, including any “Specially Designated Nationals and Blocked Persons” as defined therein; and
13.2.6.it will not employ or use the services of any individual or entity who is debarred as mandated or authorized by 21 U.S.C. § 335a, and it will promptly notify Senti in writing if any of its employees or any individual or entity that is or has been involved in the performance of Services or that are or have been engaged in the Manufacture of Product become debarred as mandated or authorized by 21 U.S.C. § 335a.
13.3.DISCLAIMER. EXCEPT FOR THE EXPRESS WARRANTIES STATED IN THIS AGREEMENT, PROVIDER MAKES NO WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT.
13.4.Senti Representations, Warranties and Covenants. Senti hereby represents, warrants and covenants, as applicable, to Provider that:
13.4.1.for each Project, Senti has (or will have) the right to supply to Provider or allow Provider the use of, for purposes of Provider’s performance of the Services in accordance with this Agreement and the applicable Statement of Work, the Senti Supplies (other than Senti Supplies Manufactured by Provider) Senti Confidential Information and other information that such Statement of Work specifies are to be supplied or provided by Senti to Provider, and any Intellectual Property licensed pursuant to Sections 6.1.8 and 12.1.3 (License from Senti), for use in the performance of the applicable Services in accordance with this Agreement and the applicable Statement of Work;
13.4.2.the Senti Supplies (excluding Senti Supplies supplied by Provider), at the time of delivery by Senti to Provider, are conformant with specifications and qualified to be used for Manufacture in accordance with applicable GMPs and applicable Laws, to the extent so specified in the applicable SoW;
13.4.3.as of the Effective Date, there are no actual or pending, and Senti has not received any written communication alleging or threatening any, adverse actions, suits, claims or formal investigations by a Governmental Entity, or settlements or judgments, involving the Product or Senti Product, by or against Senti or any of its Affiliates in or before a Governmental Entity, or for product liability involving the use or administration of any Product or Senti Product;
13.4.4.as of the Effective Date, there is no litigation pending against Senti or any of its Affiliates that alleges that the making, use, sale, offering for sale or import of a Product infringes, misappropriates or violates the Intellectual Property of any Third Party and Senti has not received any written notice alleging any such infringement, misappropriation or violation;
13.4.5.Senti’s operations have been conducted and shall be conducted in compliance with applicable financial recordkeeping and reporting requirements of the Money Laundering Laws and Senti will immediately notify Provider of any violation or potential violation thereof. No proceeding by or before any Governmental Entity involving Senti with respect to the Money Laundering Laws is pending or, to the knowledge of the Senti, is threatened;
13.4.6.neither Senti nor any of Senti’s Affiliates nor any of their respective directors, officers or employees is subject to any U.S. Economic Sanctions and does not and will not make any sales to or engage in business activities with or for the benefit of, and will not use any amounts payable under the proposed agreement/relationship for the purposes of financing the activities of, any persons and countries that are subject to U.S. Economic Sanctions, including any “Specially Designated Nationals and Blocked Persons” as defined therein.
13.5.DISCLAIMER. EXCEPT FOR THE EXPRESS WARRANTIES STATED IN THIS AGREEMENT, SENTI MAKES NO WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT.
14.INDEMNIFICATION; INSURANCE.
14.1.Indemnification.
14.1.1.Provider Indemnification. Provider will indemnify, defend and hold harmless Senti, its Affiliates, and its and their respective directors, officers, employees, representatives, agents, successors and assigns (collectively, the “Senti Indemnitees”) from and against any and all losses, damages, liabilities, fees, judgments, taxes, awards, expenses and costs, including reasonable attorneys’ fees
(“Losses”) to which any such Senti Indemnitee may become subject as a result of any claim, demand, action or other proceeding by any Third Party (“Third Party Claim”) to the extent arising out of: (a) any breach of Provider’s representations, warranties or obligations set forth in this Agreement, (b) any negligence or willful misconduct by any Provider Indemnitee, or (c) any claim that the use of any Provider IP or Provider Invention by Provider under this Agreement, or pursuant to the license granted to Senti in this Agreement, infringes, misappropriates or violates the Intellectual Property of any Third Party; in each case ((a)-(c)) except to the extent such Loss arises out of or results from (i) any Senti Indemnitee’s negligence or willful misconduct, (ii) Senti’s breach of this Agreement, or (iii) any issue relating to the Product or Services (a) that Senti has expressly agreed are at Senti’s risk, or (b) of which Senti was actually aware, or should reasonably have identified during the process of obtaining the necessary regulatory approvals or fulfilling regulatory requirements for the manufacture, marketing, distribution, use, sale, or other disposal of the Product.

14.1.2.Senti Indemnification. Senti will indemnify, defend, and hold harmless Provider, its Affiliates, and its and their respective directors, officers, employees, representatives, agents, successors, and assigns (collectively, the “Provider Indemnitees”) from and against any and all Losses to which any such Provider Indemnitee may become subject as a result of any Third Party Claim to the extent arising out of: (a) any breach of Senti’s representations, warranties, or obligations set forth in this Agreement, (b) any claim that Provider’s use of the Senti IP or Senti Licensed-In IP as expressly authorized in this Agreement or a Licensee Services Agreement, or that the Manufacture of a Product in accordance with the Manufacturing Process transferred by Senti, or prescribed by Senti (except to the extent that such prescribed Manufacturing Process comprises Provider IP or was originally proposed to Senti by Provider in writing), infringes, misappropriates, or violates the Intellectual Property of any Third Party, (c) the development, manufacture, production, packaging, handling, transport, sale, marketing, promotion, distribution, use, or disposal by or on behalf of Senti of Product supplied by Provider hereunder, including product liability or strict liability, or (d) any negligence or willful misconduct by any Senti Indemnitee; in each case ((a)-(d)) except to the extent that any of the foregoing arises out of or results from (i) any Provider Indemnitee’s negligence or willful misconduct or (ii) Provider’s breach of this Agreement.
14.1.3.Indemnification Procedure. All indemnification obligations in this Agreement are conditioned upon the Party seeking indemnification (a) promptly notifying the indemnifying Party of the Third Party Claim for which the indemnifying Party seeks indemnification; provided, that failure to provide such notice within a reasonable period of time shall not relieve the indemnifying Party of any of its indemnification obligations except to the extent the indemnifying Party is prejudiced by such failure, (b) allowing the indemnifying Party, if the indemnifying Party so requests, to conduct and control the defense of such Third Party Claim and any related settlement negotiations at the indemnifying Party’s expense; provided, that (i) any indemnitee shall have the right to retain its own counsel at its own expense and (ii) no such Third Party Claim will be settled by the indemnifying Party without the indemnified Party’s prior written consent if such settlement imposes any obligations on the indemnitees other than customary mutual general release terms, (c) cooperating with the indemnifying Party in the defense of such Third Party Claim and any related settlement negotiations at the indemnifying Party’s request and expense, and (d) not compromising or settling such Third Party Claim without the prior written consent of the indemnifying Party.
14.2.Insurance.
14.2.1.Provider Insurance. Provider will, at its own cost, obtain and maintain throughout the Term and for a period of not less than five (5) years following the termination or expiration of this Agreement, insurance coverage in amounts appropriate for its activities and obligations under this Agreement, which will include (a) comprehensive general liability insurance (including bodily injury and property damage) with minimum policy limits of liability of no less than one million dollars ($1,000,000)

per occurrence and two million dollars ($2,000,000) in the annual aggregate and (b) workers’ compensation insurance as required by Laws, each with a reputable insurer rated A- or better by A.M. Best. Provider will provide to Senti a certificate of insurance substantiating the existence of the insurance required by this provision within ten (10) days following receipt of any written request therefor by Senti. Provider will provide Senti with written notice at least ten (10) days prior to the cancellation or non-renewal of, or material change in, such insurance.
14.2.2.Senti Insurance. Senti will, at its own cost, obtain and maintain throughout the Term and for a period of not less than five (5) years following the termination or expiration of this Agreement, insurance coverage in amounts appropriate for its business and the activities, obligations and products of the type to be developed and manufactured under this Agreement, which will include (a) comprehensive general liability insurance with minimum policy limits of liability of no less than one million dollars ($1,000,000) per occurrence and two million dollars ($2,000,000) annual aggregate, (b) prior to commencement of any clinical trial with a Product or Senti Product, product liability insurance of at least five million dollars ($5,000,000) and (c) worker’s compensation as required by Laws, with insurers rated A- or better by A.M. Best. Provider will be an additional insured on such policy. Senti will provide to Provider a certificate of insurance substantiating the existence of the insurance and additional insured endorsement(s) required by this provision within ten (10) days following the receipt of any request therefor by Provider. Senti will provide Provider with written notice at least ten (10) days prior to the cancellation or nonrenewal of, or material change in, such insurance.
14.2.3.Effect of Insurance. The insurance policies required to be maintained by the either Party under the provisions of this Agreement will not limit or restrict, or increase, either Party’s liabilities under this Agreement.
15.TERM AND TERMINATION.
15.1.Term. This Agreement will commence on the Effective Date and will continue until terminated by the Parties pursuant to the terms of this Agreement (“Term”); provided, that if a Statement of Work is ongoing at the end of the Term, this Agreement shall continue in full force and effect, solely with respect to such then-effective Statement of Work, until the completion of the Services and the Parties’ other obligations under such Statement of Work, or the termination of such Statement of Work pursuant to Section 15.2 (Termination).
15.2.Termination.
15.2.1.For Cause. This Agreement (including all SoWs hereunder) or the relevant Statement of Work may be terminated by either Party in its sole discretion immediately upon written notice to the other Party, if such other Party or its Affiliate, as applicable, has breached any payment obligation of or has otherwise materially breached this Agreement, or such Statement of Work and failed to remedy such material breach within sixty (60) days following receipt of a written notice of such material breach from the non-breaching Party.
15.2.2.For Insolvency/Bankruptcy. This Agreement (including all Statements of Work) may be terminated by a Party immediately upon written notice to the other Party: (a) upon the appointment of a receiver or custodian to take possession of any or all of the assets of such other Party; (b) upon such other Party making an assignment for the benefit of creditors; (c) if an attachment, execution or other judicial seizure of all or a portion of such other Party’s assets is not discharged within sixty (60) days; or (d) if such Party becomes a debtor, either voluntarily or involuntarily, under Title 11 of the United States Code or any other similar law and, in the case of an involuntary proceeding, such proceeding is not dismissed within sixty (60) days of the date of filing.
15.2.3.For Technical Issues. If an Unforeseen Technical Factor occurs and either Party reasonably believes that Provider will be unable to complete the Services under one or more Statements of Work due to such Unforeseen Technical Factor, such Party shall inform the JPT of such Unforeseen Technical Factor. The JPT shall promptly discuss the Unforeseen Technical Factor in good faith to reach a mutually agreed resolution. If the JPT is unable to reach a consensus, the JPT shall escalate the Unforeseen Technical Factor to the JSC. If the JSC is unable to reach a consensus within (5) Business Days after such matter was brought to the JSC for resolution, then the Parties shall escalate the Unforeseen Technical Factor to the Executive Officers. If the Executive Officers are unable to reach a resolution of the Unforeseen Technical Factor within thirty (30) days, such affected Statement(s) of Work may be terminated by either Party immediately upon written notice to the other Party. “Unforeseen Technical Factor” means a technical or scientific event or circumstance (not caused by a breach of Provider of this Agreement) which materially and adversely affects, or is likely to materially or adversely affect, Provider’s performance of the Services under one or more Statements of Work.
15.2.4.For Impasse. Either Party may terminate a Statement of Work pursuant to Section 5.7.5 (Impasse).
15.2.5.For Catastrophic Failure. In the event it becomes impracticable or impossible for Provider to perform any of the In-Scope Activities for a continuous period of twelve (12) months, and there is no reasonable likelihood that Provider will be able to implement changes to its operations in order to be able to provide any In-Scope Activities (“Catastrophic Failure”), then either Party may terminate this Agreement forthwith upon written notice to the other Party. Provider shall refund to Senti (i) any remaining unapplied Prepayment amount, and (ii) any remaining BlueRock Prepayment amount, within thirty (30) days after termination of this Agreement in accordance with this Section 15.2.5 (Termination; For Catastrophic Failure).
15.2.6.Mutual Termination. This Agreement and/or any or all Statements of Work may be terminated by the Parties’ mutual written agreement.

15.2.7.[Reserved]..
15.3.Effect of Termination. In the event of expiration or termination of this Agreement or any Statement of Work:
15.3.1.Close-Out Activities. Provider will promptly cease and refrain from performing any additional Services described in any applicable Statement(s) of Work (including the Manufacturing and supplying of Product) unless otherwise mutually agreed in writing by the Parties and will perform only those services and activities as are necessary or advisable in connection with the close-out of the applicable Statement(s) of Work. Provider will utilize Commercially Reasonable Efforts to mitigate the Out-of-Pocket Costs incurred in connection therewith.
15.3.2.Payment on Termination. Subject to Section 7.1 (Credit) and Section 7.2 (Prepayment), Provider will invoice Senti in respect of (a) Services performed in accordance with the terms and conditions of this Agreement or the applicable Statement of Work up to and including the day of such termination, in full for all completed Services and for partially completed Services a sum calculated on a prorata basis having regard to the Service Fee for the partially completed Services (determined in good faith by the JPT having regard to hours, materials, profit element, and non-cancelable commitments made by Provider), (b) any noncancelable Out-of-Pocket Costs incurred by Provider on behalf of Senti pursuant to this Agreement or the applicable Statement of Work that Provider is unable, using Commercially Reasonable Efforts, to allocate to existing work for another customer, and (c) any reasonable costs of close-out activities or other amounts owing to Provider under the terms of this Agreement. All such undisputed amounts due to Provider are due and payable within thirty (30) days of receipt by Senti of such invoice. Any disputes relating to such amounts shall be resolved in the same manner as set out in Section 7.6 (Payments and Payment Terms). For clarity, unless the termination is by Senti of this Agreement pursuant to Section 15.2.5 (Termination; For Catastrophic Failure), Provider shall not be obligated to refund or otherwise pay to Senti any remaining Credit or Prepayments.
15.3.3.Cancellation Fees. If this Agreement or any Statement of Work is terminated by Provider pursuant to Section 15.2.1 (Termination; For Cause), then, in addition to amounts payable under Section 15.3.2 (Payment on Termination), Senti will also be responsible for Cancellation Fees, as applicable, to the extent not included in the amounts payable under Section 15.3.2 (Payment on Termination). For clarity, no Cancellation Fees shall be payable by Senti if this Agreement or any Statement of Work is terminated by Senti pursuant to Section 15.2.1 (Termination; For Cause) or Section 15.2.2 (Termination; For Insolvency/Bankruptcy).
15.3.4.Disposition of Product. Provided that Senti has paid all outstanding invoices for Services with respect to a particular Product in full, Provider will, unless prohibited by applicable Laws, within thirty (30) days following the date of expiration or termination of this Agreement or the applicable Statement of Work, provide Senti with all inventory of such Product that has not previously been delivered.
15.3.5.Return of Senti Supplies. Provider will, within thirty (30) days following the expiration or termination of this Agreement or the applicable Statement of Work, make available for pickup by Senti or destroy, at Senti’s request and expense, all Senti Supplies and all Provider-Supplied Materials.
15.3.6.Without Liability. Any termination of this Agreement by either Party in accordance with its terms will be without liability to the other Party for any Losses it may suffer as a consequence of such termination.
15.3.7.Return of Confidential Information. The Parties will comply with Section 16.5 (Return of Information).
15.3.8.Ongoing Stability. Unless this Agreement and/or the relevant SoW is terminated by Provider pursuant to Section 15.2.1 (Termination; For cause) (in which case clause (b) below shall apply), at Senti’s election, Provider will either (a) continue to perform any ongoing stability testing in accordance with a SoW (where the terms of such SoW, this Agreement, and the Quality Agreement shall continue as between the Parties with respect to such Services only) or (b) ship the stability samples to Senti (or its designee) at Senti’s sole cost.
15.4.Survival. Upon expiration or termination of this Agreement for any reason, the rights and obligations of the Parties under this Agreement will terminate; provided, that such expiration or termination will not release either Party from any liability that already had accrued prior to the effective date of expiration or termination nor from any liability, obligation, or agreement that survives such expiration or termination pursuant to the provisions of this Agreement. The provisions of Sections 1 (Definitions), 2.7 (Conflict Between Agreements), 7.6 (Payments and Payment Terms), 7.7 (Late Payments), 7.8 (Records; Audits), 7.10 (Currency), 7.11 (Taxes); 10.5 (Product Conformity), 10.6 (Remedies), 10.7 (Disputes as to Failed Batches or Product Conformity), 10.11 (Product Storage), 10.13 (Delivery; Risk of Loss; Title), 11.3 (Maintenance of CMC Section) (solely with respect to the provision of required Provider Operating Documents), 11.4 (Regulatory Compliance) (solely with respect to provision of necessary information for regulatory filings), 11.8 (Record Retention), 12 (Intellectual Property Rights), 13.3 (Disclaimer), 13.5 (Disclaimer), 14 (Indemnification; Insurance), 15.2.5 (For Catastrophic Failure) (the last sentence thereof only), 15.3 (Effect of Termination), 15.4 (Survival), 16 (Confidentiality) and 17 (Miscellaneous) will survive the expiration or termination of this Agreement to the extent applicable.
16.CONFIDENTIALITY.
16.1.Scope of Confidential Information. Subject to Section 16.4 (Ownership of Confidential Information), “Confidential Information” means any and all information (a) disclosed by or on behalf of a Party (the “Disclosing Party”) to the other Party (the “Receiving Party”) or any of its Representatives hereunder or (b) created in the performance of Services; in each case (i) whether tangible or intangible, (ii) whether written, electronic, oral, visual (e.g., obtained by observation at a site visit) or in any other form or medium and (iii) whether or not marked with a legend such as “Confidential” or “Proprietary”. For the avoidance of doubt, the term “Confidential Information” shall be construed as “the Disclosing Party’s Confidential Information.”
16.1.1.Inclusions. Confidential Information includes (a) in the case of Senti as the Disclosing Party, all information that is specific to one or more Products and Senti Inventions, (b) in the case of Provider as the Disclosing party, all Provider Inventions and Provider IP, (c) the Disclosing Party’s plans and pricing, product costs, finances, marketing plans, business opportunities, research and development activities, technical and scientific information, data, specifications, formulae, models, processes, business strategies, customer and vendor information, and non-public Intellectual Property (e.g., know-how and trade secrets), (d) the existence and terms of this Agreement (with both Parties being deemed the Receiving Party with respect thereto), and (e) without prejudice to clauses (a) and (b) above, any copies, summaries and other analyses of other Confidential Information prepared by or for the Receiving Party or any of its Representatives.
16.1.2.Exclusions. Confidential Information excludes information that the Receiving Party can prove by competent evidence:
(a)is or hereafter becomes part of the public domain by public use, publication or general knowledge through no breach of this Section 16 (Confidentiality) by the Receiving Party or any of its Representatives;
(b)was already in the possession of the Receiving Party or any of its Affiliates at the time of disclosure hereunder and not subject to existing confidentiality obligations; provided that the exception set forth in this Section 16.1.2(b) shall not apply to Provider as the deemed Receiving Party with respect to items created in the performance of the Services deemed to be Confidential Information of Senti;
(c)was received by the Receiving Party or any of its Affiliates from a Third Party lawfully in possession thereof without restriction on disclosure or use and without breach of any obligation of confidentiality owed to the Disclosing Party; or
(d)is independently discovered or developed by the Receiving Party or any of its Representatives outside of the scope of the activities under this Agreement and without reference to or reliance on any Confidential Information.
For the avoidance of doubt, Confidential Information shall not be deemed to be in the public domain or in the prior possession of a Person where it is merely embraced by or contained in more general information that is in the public domain or in such Person’s possession. Any combination of features or disclosures shall not be deemed to fall within the foregoing exclusions merely because individual features are published or available to the general public or in the rightful possession of the Receiving Party unless the combination itself and principle of operation are published or available to the general public or in the rightful possession of the Receiving Party.

16.2.Confidentiality and Non-Use. The Receiving Party will, during the Term and for a period of five (5) years thereafter, keep confidential and not use, directly or indirectly, for any purpose other than performing its obligations or exercising its rights or as expressly permitted under this Agreement, or publish or otherwise disclose or provide to any Third Party, any Confidential Information, except as expressly permitted by this Section 16 (Confidentiality); provided that for Confidential Information that is a trade secret under Laws and identified as such by the Disclosing Party, such obligations shall survive until such Confidential Information is no longer a trade secret. Further, the Receiving Party shall (a) protect Confidential Information with the same degree of care that it uses to protect its own confidential information of a similar nature, but no less than a reasonable degree of care, (b) comply with all Laws relating to Confidential Information, including in respect of data privacy and the export of information outside of national borders, (c) not remove or obscure any copyright or trademark notice, proprietary legend, indication of confidentiality or other restrictive notation on any Confidential Information, and (d) promptly notify the Disclosing Party of any actual or suspected disclosure, use or loss of Confidential Information in contravention of this Agreement, including a description of the circumstances, persons and entities involved, steps taken to mitigate resulting damage, and steps taken to prevent any further such disclosure, use or loss. This Section 16.2 (Confidentiality and Non-Use) shall not apply to any Confidential Information that Provider receives under the terms of the License Agreement or Framework Agreement.
16.3.Permitted Disclosures. The Receiving Party may disclose Confidential Information as follows:
16.3.1.to those of its Representatives and professional advisors (including accountants and lawyers) who (a) are bound by written obligations (or professional or ethical duties) of confidentiality and non-use no less stringent than the terms contained in this Section 16 (Confidentiality), provided that, with respect to Third Party subcontractors and professional advisors, the duration of the confidentiality term may be shorter than that set forth herein if such shorter term is consistent with industry standards, (b) have a definitive need to know such Confidential Information in connection with the Receiving Party’s performance of its obligations or exercise of its rights hereunder and (c) have been advised of the Receiving Party’s obligations under this Section 16 (Confidentiality); provided, that the Receiving Party shall be liable for any breach of this Section 16 (Confidentiality) caused by any of its Representatives or professional advisors (or any act or omission that would be a breach if such
Representative or professional advisors was a party hereto);
16.3.2.with respect to the existence and terms of this Agreement only, to its current or prospective bona fide investors, underwriters, lenders, insurers, brokers, partners, licensees or acquirers and their legal counsel and other professional advisors as part of their due diligence investigations who are (a) informed of the confidential nature of such information and (b) bound by written obligations (or professional or ethical duties) of confidentiality and non-use at least as protective of Confidential Information as the terms of this Section 16 (Confidentiality)

(except of shorter duration if customary for the context of such disclosure);
16.3.3.in the case of Senti as the Receiving Party, to Regulatory Authorities as reasonably necessary to obtain and maintain Regulatory Approvals and to comply with Senti’s or its Affiliates’ obligations under Laws as the sponsor of any regulatory filing or with respect to any clinical trial conducted by or on behalf of Senti, and to Third Parties in connection with Senti’s exercise of its rights hereunder or development of Products or Senti Products, provided that such Third Parties are bound by written obligations of confidentiality and non-use no less stringent than the terms contained in this Section 16 (Confidentiality), and to BlueRock under the terms of the BlueRock Agreement; and
16.3.4.directly in response to a valid order of a court of competent jurisdiction or other Governmental Entity having competent jurisdiction and to the extent required by Laws or by the listing standards, agreements, rules or regulations of the United States Securities and Exchange Commission or similar regulatory authority in a country other than the United States or of any stock exchange or listing entity on which any securities of the Receiving Party or any of its Affiliates are listed; provided, that the Receiving Party will (a) first give the Disclosing Party written notice of such order or requirements and any respective timing constraints to the extent legally permissible, (b) at the Disclosing Party’s request and expense, reasonably cooperate with the Disclosing Party in any efforts to contest such order or requirement or seek legal protection, including through a protective order and (c) limit the disclosure to only the information reasonably required to be disclosed by such order, standard, rule or agreement.
16.3.5.Notwithstanding this Section 16.3 (Permitted Disclosures), Confidential Information that is permitted or required to be disclosed will remain otherwise subject to the confidentiality and non-use provisions of Section 16.2 (Confidentiality and Non-Use).
16.4.Ownership of Confidential Information. Except as specifically provided in this Agreement, nothing contained in this Agreement will be construed as granting or conferring any rights by license or otherwise in any Confidential Information of the Disclosing Party disclosed to the Receiving Party. All disclosed Confidential Information will remain the property of the Disclosing Party. Notwithstanding the foregoing, Confidential Information created in the performance of Services shall be subject to the allocation of ownership provisions of Section 12 (Intellectual Property Rights), and the Party deemed the owner of Intellectual Property pursuant to such Section shall also be deemed the Disclosing Party thereof for purposes of this Section 16 (Confidentiality). Accordingly, any Manufacturing Process, Master Batch Records, and Deliverables, but excluding any Provider Operating Documents, Provider IP or Provider Inventions included in any of the foregoing, shall be deemed Senti’s Confidential Information.
16.5.Return of Information. Upon expiration or termination of this Agreement or any Statement of Work, or upon the Disclosing Party’s earlier written request, the Receiving Party shall immediately cease using all applicable Confidential

Information of the other Party (except to the extent it has a surviving right of use thereto) and promptly either, as directed by the Disclosing Party, return it to the Disclosing Party or destroy it (and certify as to such destruction), including all portions of copies, summaries and other analyses. Notwithstanding the foregoing, (a) the Receiving Party may retain a single copy of such Confidential Information in the files of its legal counsel for the sole purpose of ensuring compliance with such Party’s obligations hereunder, (b) the Receiving Party may retain a copy of such Confidential Information to exercise any rights hereunder that survive expiration or termination of this Agreement or as necessary for regulatory compliance or insurance purposes, (c) the Receiving Party is not required to return or destroy any Confidential Information if doing so would violate (or result in the violation of) any Laws, (d) the Receiving Party shall not be required to expunge any minutes or written consents of its board of directors (or equivalent governance body), and (e) to the extent that the Receiving Party’s standard computer back-up or archiving procedures create copies of Confidential Information, the Receiving Party may retain such copies for the period it normally archives backed-up computer records, so long as such copies are not readily accessible and are not used or consulted for any purpose other than disaster recovery. Any Confidential Information retained pursuant to the foregoing sentence shall remain subject to this Section 16 (Confidentiality) until destroyed or no longer deemed Confidential Information based on Section 16.1.2 (Exclusions).
16.6.Injunctive Relief. The Parties acknowledge and agree that, due to the unique nature of the Confidential Information, the breach of this Section 16 (Confidentiality) by the Receiving Party may cause irreparable damage to the Disclosing Party for which monetary damages would be inadequate. Accordingly, the Disclosing Party shall have available to it the right to seek injunctive relief or other remedies in connection with a threatened or actual breach of any of the Receiving Party’s obligations under this Section 16 (Confidentiality), and the Parties waive the requirement of any bond being posted as security in any application for such relief.
16.7.Public Disclosure. Notwithstanding anything herein to the contrary, each Party hereby agrees with the other Party that no press release or similar public announcement or communication shall, at any time, be made by it or caused to be made by it concerning the execution or performance of this Agreement unless it shall have consulted the other Party in advance with respect thereto and such other Party consents in writing to such release, announcement or communication; provided, however, the provisions of this Section 16.7 (Public Disclosure) shall not prohibit any such press release or similar public announcement or communication required to comply with the requirements of any Laws or the rules and regulations of each stock exchange upon which the securities of such Party or any of its Affiliates are listed, if any (in which case such Party shall notify the other Party promptly and shall use commercially reasonable efforts to provide the other Party with a copy of the contemplated disclosure prior to submission or release, as the case may be). Neither Party shall be required to obtain the consent of the other Party to publish or disclose any information that has already been publicly disclosed by either Party in accordance with this Section 16.7 (Public Disclosure), provided that such information remains relevant and accurate as of such disclosure.

17.MISCELLANEOUS.
17.1.No Consequential Damages. NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, NEITHER PARTY WILL BE LIABLE TO THE OTHER PARTY FOR PUNITIVE, MULTIPLIED, EXEMPLARY, INDIRECT, CONSEQUENTIAL, OR SPECIAL DAMAGES, OR ANY LOSS OF FUTURE REVENUE, INCOME, OR PROFITS, THAT ARISE OUT OF OR RELATE TO THIS AGREEMENT, REGARDLESS OF WHETHER ARISING FROM BREACH OF CONTRACT, WARRANTY, TORT, STRICT LIABILITY, OR OTHERWISE, EVEN IF THAT PARTY IS ADVISED OF THE POSSIBILITY OF SUCH LOSSES OR IF SUCH LOSSES COULD HAVE BEEN REASONABLY FORESEEN; PROVIDED, THAT THIS SECTION 17.1 (NO CONSEQUENTIAL DAMAGES) SHALL NOT SERVE AS A LIMITATION WITH RESPECT TO LIABILITIES FOR (A) ANY INDEMNIFYING PARTY’S INDEMNIFICATION OBLIGATIONS UNDER SECTION 14.2 (INDEMNIFICATION), (B) A PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, OR (C) A PARTY’S BREACH OF ITS CONFIDENTIALITY AND NON-USE OBLIGATIONS UNDER THIS AGREEMENT.
17.2.Maximum Liability. Subject to Section 17.3 (Exceptions), each Party’s entire liability arising from or relating to this Agreement or any SoW, or the subject thereof, under any legal theory (whether in contract, tort or otherwise), shall not exceed (a) during the first year of the Term, the greater of (i) eight million dollars ($8,000,000) and (ii) the sum of Service Fees and Out-of-Pocket Costs paid by Senti under this Agreement during the period prior to the occurrence of the event giving rise to such liability plus the amount that would have been paid by Senti under this Agreement during such period but for Section 7.1 (Credit) and Section 7.2 (Prepayment), and (b) after the first year of the Term, the greater of (i) two million dollars ($2,000,000) and (ii) one-half of the amount equal to (x) the sum of Service Fees and Out-of-Pocket Costs paid by Senti under this Agreement during the twenty-four-month period prior to the occurrence of the event giving rise to such liability plus (y) the amount that would have been paid by Senti under this Agreement during such twenty-four-month period but for Section 7.1 (Credit) and Section 7.2 (Prepayment). The foregoing limitation will not limit Senti’s payment obligations under Section 7 (Pricing and Payments).
17.3.Exceptions. Nothing in this Agreement excludes or limits the liability of any Party in respect of (i) death or personal injury caused by negligence; (ii) the indemnities given pursuant to Section 14.1 (Indemnification); (iii) any liability which may not otherwise be so limited or excluded under applicable Laws; (iv) gross negligence or willful misconduct; or (v) breach of any confidentiality or non-use obligations under this Agreement.
17.4.Technology Transfers under SoWs. Notwithstanding anything to the contrary, in no event shall Provider be liable for any breach of this Agreement, any SoWs or the Quality Agreement to the extent that such breach results from a non-compliance by Senti with its obligations to timely transfer technology to Provider in accordance with any applicable SoWs, and to the extent such failure to timely transfer such technology is not attributable to any acts, omissions or delays in acting by Provider or any of its personnel or subcontractors.
17.5.Entire Agreement. This Agreement, together with the Framework Agreement, Quality Agreement, and other Ancillary Agreements, constitutes the entire agreement between the Parties with respect to its subject matter, and supersedes all previous agreements between the Parties, written and oral, in respect of its subject matter.
17.6.Amendment; Waiver. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed (a) in the case of an amendment, by an authorized representative of each of Provider and Senti and (b) in the case of a waiver, by an authorized representative of the Party against whom the waiver is to be effective. No waiver by any Party of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver, nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.
17.7.Assignment. Subject to Section 2.6 (Change of Control), this Agreement and all provisions hereof will be binding upon and will inure to the benefit of the Parties hereto and their respective successors and permitted assigns. Neither Party will have the right to assign or transfer this Agreement, or any rights or obligations hereunder, in whole or in part, without the express written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed; except that (a) a Party may, without such consent, but with written notice promptly thereafter, novate and assign or otherwise transfer the rights and obligations under this Agreement to a successor in interest to or an acquirer of all or substantially all of the business or assets of such Party; provided that in such event the novating or transferring Party shall remain liable for the performance of its obligations under this Agreement by any novatee or transferee that in its last audited accounts had a net tangible asset value of less than $120 million in net tangible assets on its balance sheet, and (b) Senti may assign a Statement of Work pursuant to Section 2.5 (Transfer of Rights to Senti Developed Products). Except to the extent otherwise expressly provided herein (e.g., rights conferred to indemnitees), this Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns. Any purported assignment in breach of this Section 17.7 (Assignment) will be void.
17.8.Force Majeure. Except as to payments required under this Agreement, neither Party will be liable for damages for, nor will this Agreement be terminable or cancelable, in whole or in part, by reason of, any interruption of, delay, failure or default in such Party’s performance hereunder if such interruption, delay, failure or default is caused by events beyond such Party’s reasonable control, including fire, flood, earthquake, natural disaster, weather-related event, pandemic and other acts of God; failure of public utilities; regulation or law or other action or failure to act of any Governmental Entity; war, hostilities, terrorist activities, insurrection or civil commotion (each, a “Force Majeure”). The non-performing Party is excused from performance to the extent and for the duration of the event; provided, that it first notifies the other Party in writing of the event and that it uses Commercially Reasonable Efforts to mitigate the effect and duration of the event. If the non-performing Party is not able to perform its obligations for ninety (90) consecutive days, then the Parties will discuss and negotiate in good faith any required modifications to this Agreement or an applicable Statement of Work.
17.9.Notices. Subject to Section 4 (Project Management) with respect to the exchange of routine information relative to the status of each Project, and Section 7.5 (Invoices) with respect to invoicing, all notices, requests, claims, demands and other communications under this Agreement must be in writing and will be deemed to have been duly given (a) when received, if delivered personally, (b) when transmitted, if sent by email (with confirmation of successful transmission and with a duplicate copy directed pursuant to one of the methods set forth in clause (c) or (d) below), (c) upon receipt, if sent by registered or certified mail (postage prepaid, return receipt requested), and (d) the day after it is sent, if sent for next-day delivery to a domestic address by overnight mail or courier, to the Parties at the following addresses:
For Provider:
GeneFab, LLC
1430 Harbor Bay Parkway
Alameda, CA 94502
Attn: Phillip Lee
Email: philip.lee@genefab.com
With a copy to:
Morrison & Foerster LLP
33/F, Edinburgh Tower, Landmark
15 Queen's Road Central
Hong Kong
Attn: Marcia Ellis
Email: mellis@mofo.com For Senti:
Senti Biosciences, Inc.
2 Corporate Drive, First Floor,
South San Francisco, CA 94080
Attn: Tim Lu
Email: tim.lu@sentibio.com
17.10.Governing Law; Dispute Resolution.
17.10.1.Governing Law. This Agreement, including all issues and questions concerning the application, construction, validity, interpretation, and enforceability of this Agreement, shall be governed by and construed in accordance with the internal laws of the State of Delaware, without regard to its conflict of laws provisions.
17.10.2.Dispute Resolution. Exclusive of disputes relating to quality matters, which will be governed by Section 10.7 (Disputes as to Failed Batches or Product Conformity), if the JPT raises an issue to the Parties for resolution, or in the event of any dispute, controversy, difference, or claim arising out of, relating to, or in connection with this Agreement or a Statement of Work (including any questions regarding its existence, validity, or termination, the scope or applicability of this agreement to arbitrate, or any dispute regarding non-contractual obligations arising out of or relating to this Agreement or Statement of Work (a “Dispute”), the Parties shall use the following procedure in good faith:
17.10.2(a) Escalation. A meeting of the Executive Officers, which may be either in-person or via teleconference, shall be held within fourteen (14) days after either Party gives written notice of a Dispute to the other Party. The Executive Officers shall negotiate in good faith and use reasonable efforts to resolve the Dispute.
17.10.2(b) Dispute Resolution. If the Executive Officers are unable to resolve the Dispute within thirty (30) days after notice of the Dispute, then the Dispute shall be referred to and finally resolved by arbitration administered by the International Centre for Dispute Resolution (“ICDR”) in accordance with its International Arbitration Rules in effect at the time of the arbitration, which rules are deemed to be incorporated by reference into this clause, except as they are modified herein. The seat, or legal place, of arbitration shall be New York, New York, United States of America. The arbitration proceedings shall be conducted in English. The arbitral tribunal shall consist of three arbitrators. The tribunal shall award to the prevailing party its costs and expenses of the arbitration, including its reasonable legal fees and other costs of legal representation, fees paid to the arbitrators, and any administrative fees paid to the ICDR, as determined by the arbitral tribunal. Judgement upon the award may be entered into any court having jurisdiction of the award or having jurisdiction over the relevant party or its assets. The parties agree that the arbitration shall be kept confidential. The existence of the arbitration, any non-public information provided in the arbitration, and any submissions, orders, or awards made in the arbitration (together, the “Arbitration Confidential Information”) shall not be disclosed to any non-party except the arbitral tribunal, the ICDR, the parties, their counsel, experts, witnesses, accountants, and auditors, potential third-party funders, and any other person necessary to the conduct of the arbitration. Notwithstanding the foregoing, a party may disclose Arbitration Confidential Information to the extent required to protect or pursue a legal right or interest of the party in legal proceedings before a court or other authority, or to enforce or challenge an award in bona fide legal proceedings. This confidentiality provision survives termination of this Agreement and of any arbitration brought pursuant to this Agreement. Notwithstanding Section 17.10.1, the arbitration and this agreement to arbitrate shall be governed by Title 9 (Arbitration) of the United States Code.
1.10. 2(c) Temporary Injunctive Relief. Notwithstanding anything to the contrary in this Agreement, either Party may, at any time and without waiving any remedy under this Agreement, seek from any court having jurisdiction any temporary injunctive or provisional relief necessary to protect the rights or property of that Party.
1.11.Interpretation.
1.1.1.Headings. All headings in this Agreement are for convenience purposes only, do not constitute a part of this Agreement and will not be deemed to limit or affect the meaning or interpretation of any of the provisions hereof.

1.1.2.Persons. References in this Agreement to a Person include its successors and permitted assigns. Words of one gender include each other gender.
1.1.3.Law. References in this Agreement to an agreement or Law include such agreement or Law as amended, restated, supplemented or otherwise modified from time to time unless otherwise specified.
1.1.4.Cross-References. When a reference is made in this Agreement to a Section, Exhibit, Schedule, Recital or Preamble, such reference is to a Section, Exhibit, Schedule, Recital or Preamble of or to this Agreement unless otherwise indicated. Likewise, the words “hereof,” “herein,” “hereto” and “hereunder,” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole, and not to any particular provision of this Agreement.
1.1.5.Certain Words. The word “including” means “including without limitation” and the words “include” and “includes” have corresponding meanings. Except where the context otherwise requires, the word “or” will be interpreted in the inclusive sense, commonly associated with the term “and/or.” The word “will” will be construed to have the same meaning and effect as the word “shall” (and vice versa).
1.1.6.Singular/Plural. Terms defined or used in the singular have a comparable meaning when used in the plural, and vice versa.
1.1.7.Drafting. The Parties are sophisticated, have had the opportunity to consult legal counsel with respect to this transaction, and hereby waive any presumptions of any statutory or common law rule relating to the interpretation of contracts against the drafter.
1.12.Independent Contractors. The Parties are independent contractors and not employees, agents, partners or joint venturers of or with each other. Neither Party may represent, bind, or act on behalf of the other Party.
1.13.Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any term or other provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid, illegal or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity, illegality or unenforceability, nor shall such invalidity, illegality or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.
1.14.Counterparts. This Agreement may be signed in any number of counterparts, each and every one of which shall be considered one and the same agreement and shall become effective when a counterpart hereof shall have been signed by each Party and delivered to the other Party, notwithstanding variations in format or file designation which may result from the electronic transmission, storage and printing of copies of this Agreement from separate computers or printers. Delivery of an executed counterpart of a signature page to this Agreement by e-mail of a .pdf attachment shall be effective as delivery of a manually executed counterpart of this Agreement. Electronic signatures, facsimile signatures and signatures transmitted via PDF will be treated as original signatures.

[Signature Page Follows.]

IN WITNESS WHEREOF, each Party has caused this Agreement to be executed by its duly authorized representative as of the Effective Date.

	GENEFAB, LLC		SENTI BIOSCIENCES, INC.
By:		By:
Name:		Name:
Title:		Title:

EXHIBIT A
IN-SCOPE ACTIVITIES

Activity	Description	Examples
Process Technology Transfer	Transfer of client supplied materials, methods, and pertinent documentation.	Technical reviews, creating documents, training of staff
Analytical Method Transfer and Qualification	Qualification of analytical methods as needed based on results from tech transfer.	QC training, documentation, data generation, qual report
Pre-GMP Runs	Perform non-GMP batches following defined SOPs in preparation for clinical GMP activities.	Engineering runs, pilot scale runs
GMP Runs	Full GMP batches with QC testing and QA release for clinical trial use.	GMP runs, internal/external testing
Stability Studies	Stability studies of non-GMP or GMP batches per client protocol.	Drug product, Drug substance, ancillary materials
GMP Storage	GMP compliant storage of materials manufactured at the site.	LN2, -80C, -20C, 4C, ambient
Gamma-Retroviral Vector	GMP production of gamma-retroviral vector for early clinical trials	GMP runs, internal/external testing
Commercial Scale GMP Runs	Full GMP batches with QC testing and QA release for commercial sale.	GMP runs, internal/external testing

EXHIBIT B
STATEMENTS OF WORK FOR PHASE 1 SERVICES

EXHIBIT B.1
PBNK SERVICES

STATEMENT OF WORK Natural Killer (NK) Cell CD3-CD56+ Enrichment Site: Alameda, CA
This Statement of Work (“SoW”) under the Development and Manufacturing Agreement (the “DMSA”), dated August 7, 2023 by and between GeneFab, LLC (“GeneFab” in this SoW, or “Provider” in the DMSA) and Senti Biosciences, Inc. (“Senti Bio”, “Senti Biosciences”, or “Client” in this SoW, or “Senti” in the DMSA) defines the scope of services to be performed and any resulting deliverables to be provided by GeneFab and Senti Biosciences to facilitate implementation and successful execution of Senti Biosciences manufacturing processes. This document together with the DMSA sets forth the terms and conditions under which services and deliverables will be provided as agreed to by both Parties, and upon execution, the terms of the DMSA will be incorporated herein and govern this SoW, except as otherwise expressly stated herein. Capitalized terms used but not defined herein will have the meanings provided in the DMSA. This SoW may be extended or modified by agreement of the Parties to assure proactive assessment of forward-looking requirements and/or expansion of services. All such extensions and modifications will be managed in accordance with the DMSA with Change Orders to this SoW or with the implementation of a new SoW to supersede this SoW.
PURPOSE
Senti Biosciences has requested GeneFab to provide a Statement of Work for the Technology Transfer and cGMP production of Senti Bio’s manufactured intermediate (NK Cell CD3-CD56+ Enrichment) to support Phase I clinical programs.
SCOPE
The scope and prices include Technology Transfer, Process and Analytical Development (PAD), IND enabling and cGMP Manufacturing using a standard GeneFab manufacturing process. Some stages of Technology Transfer of Senti’s NK CD3-CD56+ Enrichment process have already started in the cGMP manufacturing facility located at 1430 Harbor Bay Pwky in Alameda, CA. Activities that have been partially completed upon initiation of this SoW are documented in the respective stages.
SERVICES
The services and activities set forth in the table below outline the available GeneFab services related to Technology Transfer and cGMP production activities of Senti Bioscience’s manufactured intermediate. Not all services are currently requested by Senti Bioscience (as captured in the pricing table) but may be available upon request via a change order to this SOW.

Stage	Description	Responsibilities		Estimated Stage Duration
		GeneFab	Senti Bio
Project Initiation	Activities:			1.5 Months
Initiation and project evaluation upon receipt of the Clientsupplied materials, at the Alameda, CA facility. Examples include:
•Process flow diagrams
•Process description
•Analytical method development reports and method SOPs
•Sampling plan / testing panel
•Bill of Materials (BOM) and Bill of Equipment (BOE)
		X	X

Stage	Description	Responsibilities		Estimated Stage Duration
		GeneFab	Senti Bio
	Initiate a Project Kick-Off Meeting	X
Author a Project Plan including scope of work, technology transfer, production plan, and associated timelines.

NOTE: Senti’s Technology Transfer of the NK enrichment process is ongoing at the time of SoW signing.
X
Deliverables:
	Project Plan	X
	Communication Plan	X
	Gantt Chart (not including activities already completed)	X
	Gap Assessment	X
Project Management Support	Activities:			N/A
	Routine project management support and communications.	X	X
Deliverables:
	Routine communications to Client about status and/or updates to project plan and Gantt chart.	X

Demonstration / Pilot Run	Activities:			1.5 Months
Execution of a minimum of three (3) at-scale Pilot Runs using Client sourced Lymphocyte Apheresis (PBMC leukapheresis product) to ensure the readiness of the manufacturing process for Engineering Runs.

Note: Duration includes scheduling of three (3) runs (~2 days/run) and testing. Scheduling and duration are dependent on the availability of the PBMC leukapheresis product.
X
	Perform analytical testing on process generated material with agreed upon testing panel.	X	X
	Pilot runs will be executed in the development labs, or GMP cleanrooms areas (if requested by client).	X
	Assessment of process and analytical readiness for Engineering Runs.	X	X
	Train manufacturing staff (if necessary).	X
Deliverables:
	Draft Master Batch Records	X	X
	Data Summary	X
Analytical Method Transfer and Assay Qualification	Activities:			3 Months
	Provide Analytical Method Development reports.		X
	Training and Transfer of methods according to table below. Note: Some training and transfer activities have been completed at the time of signing this SoW.	X	X
	Method Qualification of analytical methods according to table below.	X
Deliverables:
	Method Transfer Protocol (per assay or overview)	X
	Method Transfer Report (per assay)	X
	Method Qualification protocol (per assay).	X
	Method Qualification report (per assay).	X

Stage	Description	Responsibilities		Estimated Stage Duration
		GeneFab	Senti Bio
Preparation for GMP Activities	Activities:			2.5 Months
	Generation of part number specifications, order, process, inventory, and release raw materials and/or supplies.	X
	GMP documentation readiness including products specific documentation (i.e. MBRs, SOPs, Forms, etc). Includes preapproval of MBR by Client.	X	X
	Operator Training as required (i.e. Aseptic Operator Qualification, or product specific training).	X
	Staging of GMP manufacturing suites & suite activation	X
Deliverables:
	Client-specific Master Batch Records	X
	Client-specific Sampling Plans	X
Engineering Run	Activities:			2 Months
	Execution of up to three (3) Engineering Runs in the GMP suite using Client-supplied Lymphocyte Apheresis (PBMC leukapheresis product)	X
	In process and final product QC testing and data review as agreed upon prior to initiation.	X
Deliverables:
	Engineering run protocol	X
	Engineering run summary report	X

GMP Manufacturing	Activities:			4 Months
	Approval of Product and Critical Material Specifications	X	X
	Execution of GMP Runs using Client-supplied Lymphocyte Apheresis (PBMC leukapheresis product)	X
	Filling and labeling	X
	Data review, batch record amendments/review and QA release of GMP Product	X
	Coordinate, schedule, and perform (or outsource) QC testing.	X
	Shipment of GMP samples to Contract Testing Labs (CTL)	X
	Define minimum yield criteria.	X	X
Deliverables:
	Leukopak		x
	QC Testing (per QC Testing Table)	X
	GMP Final Product	X
	List of batch related deviations and reports (per QAA)	X
	List of batch related change controls and records.	X
	List of batch related Laboratory Investigations (LI) and records)	X
	Copies of executed Master Batch Records (MBRs)	X
	Copies of executed Test Records (TRs)	X
	Certificate of Compliance((CoC)	X
	Certificate of Analysis (CoA)	X
	Lot genealogy report	X
	GMP batch disposition Package	X
Stability Studies	Activities:			Protocol Specific
	Agree upon batches/lots to be placed on stability including testing time points and methods	X	X
Stage	Description	Responsibilities		Estimated Stage Duration
		GeneFab	Senti Bio
	Segregation and storage of stability materials per protocol.	X
	Perform analytical testing based on the testing calendar presented in the Stability section of this document.	X
Deliverables:
	Batch/lot-specific Stability protocol.	X	X
	Certificate of Testing at each timepoint	X
	Final stability report for each batch/lot	X

Regulatory Support	Activities:		N/A
	Ensure source documents (master and executed documents, change controls, etc.) are adequate to support product intended use and evaluate product impact of potential changes.	X
	Regulatory writing to include all applicable forms and CMC sections, including responses to questions from Health Authorities	X
GMP Storage	Deliverables:		N/A
	Provide segregated GMP storage of manufactured products and product retains.	X
	Provide temperature monitoring and material management.	X
	Inventory table updates to client.	X

SENTI BIO PRICES

Stage		Price	Qty	Total Cost
1	Project Initiation	$55,000	0 A	$0
2	Project Management Support	$45,000	1	$45,000
3	Demonstration / Pilot Run Note: Includes material passthrough for RUO leukopak.	$35,000 (per run)	0	$0
4	Analytical Transfer and Method Qualification	$45,000 (per basic assay) $60,000 (per complex assay)	1 Basic 1 Complex	$105,000
5	Preparation for GMP Activities	$50,000	1	$50,000
6	Engineering Run NOTE: Includes material passthrough for RUO leukopak.	$55,000 (per run)	0	$0
7	GMP Manufacturing NOTE: Includes QA oversight and batch disposition. Includes material pass throughs. [2]	$50,000 (per run)	12	$600,000
8	Stability Studies	$45,000 (per batch) [1]	2	$90,000
9	Regulatory Support	$300 (per hour)	20	$6,000
10	GMP Storage	$1,500 (per month)	24 B	$36,000
11	QC Testing for GMP Release	$11,000 (per batch) [1]	12	$132,000
12	3rd Party QC Testing for GMP Release	$60,000 (per batch) [1,2]	12	$720,000
	Total			$1,784,000
1 Estimate based on current testing panel. To be adjusted based on client requirements prior to initiation of each study. 2 Material passthrough costs do not include cost of Leukopaks (to be supplied by Senti). Passthrough estimates Includes 10% passthrough fee.

A Based on shared project management resources with XK562 and SENTI-202 SoW. B To be adjusted based on client requirements at time of storage.
USE OF CREDITS FOR EXTENDED BATCHES TO SUPPORT PHASE 1 TRIAL
GeneFab recognizes Senti’s desire for the Phase 1 SoWs (which include this one for DP, K562, and PBNK) to cover manufacturing activities necessary for its clinical trial within the budget of the prepay amount $16M (including services, suite reservations, and passthrough). Notwithstanding section 7 of the DMSA, the parties agree that with respect to this SoW, if Senti has exhausted the $16M prepay funds through activities for the Phase 1 SoWs, and the Phase 1 target (dosing of 21 patients) has not been achieved, GeneFab will allow Senti to apply up to $3M of remaining credits at 100% of fees for activities within the Phase 1 SoWs as necessary to meet the Phase 1 target. For the avoidance of doubt, these credits cannot be applied to Manufacturing Materials Passthrough or 3rd Party Testing for GMP Release costs.
PAYMENT SCHEDULES

Type		Payment Schedule
Suite Reservation Fees	•	100% of suite reservation fee due upon scheduling.
Batch Fees	• •	50% of batch price due upon scheduling (reservation fee). 25% of batch price due upon initiation of batch.
	•	25% of batch price due upon QA disposition of the batch.
Other Services / Activities	• •	50% of service fee due upon initiation of the activity 50% of service fee due upon completion of stated deliverables.
Passthrough Costs	•	Invoiced monthly as costs incurred.
Notwithstanding section 5 of the DMSA, the parties agree that with respect to this SoW, GeneFab will waive Cancellation and Rescheduling Fees (excluding base cancellation costs) for the initial 6-month period if the sole products manufactured by GeneFab at the Alameda, CA facility are products under SoWs between Senti and GeneFab. Cancellation and Rescheduling Fees will be reinstated immediately, according to the applicable terms of the DMSA, after a Change Notification is provided to Senti per the QAA regarding a new product introduction (of a product manufactured by GeneFab for a third party) into the facility or if the 6-month limit is reached.
After the initial 6-month period has lapsed, due to the scheduling uncertainty of leukopak collections, GeneFab will only apply Cancellation and Rescheduling Fees (excluding base cancellations costs) if the cancellation or rescheduling notification occurs within the 30 days prior (the 30-day donor screening window) to the PBNK Enrichment batch start date.
INITIAL BOOKINGS AND RESERVATIONS
Upon approval of this SoW, the following suite reservations will be confirmed in accordance with the DMSA, based on the initial 3-month forecast. Changes to reservations will be made according to the applicable terms of the DMSA.

Reservation Type	Reservation Start Date	Enrichment Runs Requested
GMP Run	26 July 2023	1

ANALYTICAL METHOD QUALIFICATON AND GMP QC TESTING
Analytical method Qualification is the process demonstrating analytical procedures are suitable for their intended use. High attention is given to safety of manufactured products at GeneFab’s site. After a successful transfer and development of all QC methods, with phase I/II appropriate requirements, GeneFab shall proceed to qualify according to the table below. Any additional analytical method qualification testing (if required by Client) will be captured through an amendment to the SoW by means of a Change Order.
Assay qualification requirements are governed by the category and type of method to be qualified. Analytical method categories include but are not limited to:
•Identification tests
•Quantitative Test for Impurity Content
•Limit Test of the Control of Impurities
•Quantitative Test of the Active Moiety in Sample
Typical requirements for analytical method qualification are dependent on method category, but generally include:
•Accuracy
•Precision o Repeatability o Intermediate Precision
•Specificity
•Detection Limit or Quantitation Limit
•Linearity
•Range
Final qualification requirements will be set, and documented in the Qualification Protocol, with Client’s approval prior to the execution of the protocol. Method Qualification schedule will also be set with Client’s prior approval prior to the execution of GMP testing. GeneFab will establish, together with the Client, a detailed sampling plan as well as a Material Specification (Quality). These documents will specify the volumes to be samples (test and retain), the storage conditions, the specifications, the conditioning and shipping condition(s), and all other information that might be useful. GMP QC testing will be performed according to the table below.
Method Qualification and QC Testing

Assay	Proposed Method	Activity	Place of Performance	Method Qual Complexity	Routine GMP QC Testing per Batch (Y/N)
Cell Viability / Concentration	Vi-Cell BLU	Qualification	GeneFab	Basic	Yes
Identity / Purity	Flow Cytometry	Qualification	GeneFab	Complex	Yes
Sterility	USP <71>	Qualification	Outsourced	N/A	Yes
Mycoplasma	USP <63>	Qualification	Outsourced	N/A	Yes
Endotoxin	USP <85>	Qualification	Outsourced	N/A	Yes
Adventitious Agents	In Vitro Assay	Qualification	Outsourced	N/A	Yes
Human Viral Panel	PCR	Qualification	Outsourced	N/A	Yes

ESTIMATED STABILITY SCHEDULE
Stability batches/lots will be designated with prior agreement and documented with a batch/lot specific protocol. The estimates within this SoW are based on five (5) testing timepoints. Actual time points and testing panel will be set upon approval of the client’s stability protocol.

	T0	1 Month	3 Month	6 Month	9 Month	12 Month
Cell Viability / Concentration by Vi-Cell BLU	N/A [1]	X	X	X	X	X
Identity / Purity by Flow Cytometry	N/A [1]	X	X	X	X	X
1 Release testing will serve as T0 testing.
PROJECT TIMELINE BY STAGE
The estimated timeline below is an overview of GeneFab’s approach based on information provided by Client. An estimated timeline will be provided by GeneFab based on information provided by Client in its rolling forecast. The timeline will be updated by the Project Manager after a contract is signed and the project is initiated.
General GeneFab Assumptions:
●The Client will transfer a manufacturing process that is sufficiently developed and optimized to enable cGMP production as agreed upon by both parties. Additional development work can be scoped as necessary.
●The Client transferred analytical methods will be sufficiently developed. GeneFab will perform phase-appropriate assay qualification as agreed upon with client. Additional development work can be scoped as necessary.
●All raw materials provided by the Client will be appropriately tested prior to use in the Facility.
●The Engineering Runs will be performed in the GMP suites using client approved draft GMP documentation. ●     GeneFab cannot guarantee process productivity and yields.
●If applicable, the Client will provide reference standards to GeneFab to assist with Analytical Method Qualification activities.

Docusign Envelope ID: 1219F638-B210-4B61-A055-9ADF235E8C84
EXHIBIT B.2
K562 SERVICES

STATEMENT OF WORK XK562 IRRADIATED FEEDER CELLS Site: Alameda, CA
This Statement of Work (“SoW”) under the Development and Manufacturing Agreement (the “DMSA”), dated August 7, 2023 by and between GeneFab, LLC (“GeneFab” in this SoW, or “Provider” in the DMSA) and Senti
Biociences, Inc. (“Senti Bio”, “Senti Biosciences”, or “Client” in this SoW, or “Senti” in the DMSA) defines the scope of services to be performed and any resulting deliverables to be provided by GeneFab and Senti Biosciences to facilitate implementation and successful execution of Senti Biosciences manufacturing processes. This document together with the DMSA sets forth the terms and conditions under which services and deliverables will be provided as agreed to by both Parties, and upon execution, the terms of the DMSA will be incorporated herein and govern this SoW, except as otherwise expressly stated herein. Capitalized terms used but not defined herein will have the meanings provided in the DMSA. This SoW may be extended or modified by agreement of the Parties prior to or at the twelvemonth mark to assure proactive assessment of forward-looking requirements and/or expansion of services. All such extensions and modification will be managed in accordance with the DMSA with Change Orders to this SoW or with the implementation of a new SoW to supersede this SoW.
PURPOSE
Senti Biosciences has requested GeneFab to provide a Statement of Work for the Technology Transfer and cGMP production of Senti Bio’s manufactured intermediate (X-ray irradiated K562 Feeder Cell Working Cell Bank) to support Phase I clinical programs.
SCOPE
The scope and prices include Technology Transfer, Process and Analytical Development (PAD), IND enabling and cGMP Manufacturing using a standard GeneFab manufacturing process. Some stages of Technology Transfer of Senti’s XK562 working cell bank process have already started in the cGMP manufacturing facility located at 1430 Harbor Bay Pwky in Alameda, CA. Activities that have been partially completed upon initiation of this SoW are documented in the respective stages. The K562 Master Cell Bank manufacturing is out of scope of this SoW.
SERVICES
The services and activities set forth in the table below outline the available GeneFab services related to Technology Transfer and cGMP production activities of Senti Bioscience’s manufactured intermediate. Not all services are currently requested by Senti Bioscience (as captured in the pricing table) but may be available upon request via a change order to this SoW.

Stage	Description	Responsibilities		Estimated Stage Duration
		GeneFab	Senti Bio
Project Initiation	Activities:			1.5 Months
Initiation and project evaluation upon receipt of the Clientsupplied materials, at the Alameda, CA facility. Examples include:
•Process flow diagrams
•Process description
•Analytical method development reports and method SOPs
•Sampling plan / testing panel
•Bill of Materials (BOM) and Bill of Equipment (BOE)
•K562 MCB Release Testing (CoA)
		X	X

Stage	Description	Responsibilities		Estimated Stage Duration
		GeneFab	Senti Bio
	Initiate a Project Kick-Off Meeting	X
Author a Project Plan including scope of work, technology transfer, production plan, and associated timelines.

NOTE: Senti’s Technology Transfer of the XK562 WCB process is ongoing at the time of SoW signing.
ASSUMPTION: Client has a sufficient master cell bank (MCB) of engineered K562 cells that will be utilized as starting material for each batch of irradiated Feeders produced by GeneFab.
		X	X
Deliverables:
	Project Plan	X
	Communication Plan	X
	Gantt Chart (not including activities already completed)	X
	Gap Assessment	X
	K562 MCB Stability data (as it becomes available)		X
Project Management Support	Activities:			N/A
	Routine project management support and communications.	X	X
Deliverables:
	Routine communications to Client about status and/or updates to project plan and Gantt chart.	X

Process and/or Analytical Development	Activities			N/A
	Design of experiment and/or protocol with parameters agreed upon with client.	X	X
	Execution of study in development labs. NOTE: Client will assume material passthroughs plus 10% for all manufacturing and testing materials required for the study.	X
	Execution of testing as agreed upon with Client.	X
Deliverables
	Data summaries	X
Demonstration / Pilot Run	Activities:			2 Months
Execution of a minimum of three (3) at scale runs using Client’s MCB and GeneFab manufacturing process to ensure the K562 manufacturing feasibility in our platform. Ensures the readiness of the manufacturing process for Engineering Runs.

Note: Duration dependent on starting number of cells and doubling rate. Estimated duration of 3-4 weeks per batch.
X
	Perform analytical testing on process generated material with agreed upon testing panel.	X	X
	Pilot runs will be executed in the development labs, or GMP cleanrooms areas (if requested by client).	X
	Assessment of process and analytical readiness for Engineering Runs.	X	X
	Train manufacturing staff (if necessary).	X
Deliverables:

Stage	Description	Responsibilities		Estimated Stage Duration
		GeneFab	Senti Bio
	Draft Master Batch Records	X	X
	Data Summary	X

Analytical Method Transfer and Assay Qualification	Activities:			4 Months
	Provide Analytical Method Development reports.		X
	Training and Transfer of methods according to table below. Note: Some training and transfer activities have been completed at the time of signing this SoW.	X	X
	Method Qualification of analytical methods according to table below.	X
Deliverables:
	Method Transfer Protocol (per assay or overview)	X
	Method Transfer Report (per assay)	X
	Method Qualification protocol (per assay).	X
	Method Qualification report (per assay).	X
Preparation for GMP Activities	Activities:			2.5 Months
	Generation of part number specifications, order, process, inventory, and release raw materials and/or supplies.	X
	GMP documentation readiness including products specific documentation (i.e. MBRs, SOPs, Forms, etc). Includes preapproval of MBR by Client.	X	X
	Operator Training as required (i.e. Aseptic Operator Qualification, or product specific training).	X
	Staging of GMP manufacturing suites & suite activation	X
Deliverables:
	Client-specific Master Batch Records	X
	Client-specific Sampling Plans	X
Engineering Run	Activities:			2 Months
	Execution of one (1) Engineering Run in the GMP suite using Client-supplied K562 Master Cell Bank (MCB).	X
	In process and final product QC testing and data review as agreed upon prior to initiation.	X
Deliverables:
	Engineering run protocol	X
	Engineering run summary report	X

GMP Run	Activities:			4 Months
	Approval of Product and Critical Material Specifications	X	X
	Execution of GMP Runs using Client-supplied K562 Master Cell Bank (MCB).	X
	Filling and labeling	X
	Data review, batch record amendments/review and QA release of GMP Product	X
	Coordinate, schedule, and perform (or outsource) QC testing.	X
	Shipment of GMP samples to Contract Testing Labs (CTL)	X
	Define minimum yield criteria.	X	X
Deliverables:
	QC Testing (per QC Testing Table)	X
	GMP Final Product	X
	List of batch related deviations and reports.	X
Stage	Description	Responsibilities		Estimated Stage Duration
		GeneFab	Senti Bio
	List of batch related change controls and records.	X
	List of batch related Laboratory Investigations (LI) and records)	X
	Copies of executed Master Batch Records (MBRs)	X
	Copies of executed Test Records (TRs)	X
	Certificate of Compliance((CoC)	X
	Certificate of Analysis (CoA)	X
	Lot genealogy report	X
	GMP batch disposition Package	X
Stability Studies	Activities:			Protocol Specific
	Agree upon batches/lots to be placed on stability including testing time points and methods	X	X
	Segregation and storage of stability materials per protocol.	X
	Perform analytical testing based on the testing calendar presented in the Stability section of this document.	X
Deliverables:
Batch/lot-specific Stability protocol.
	Certificate of Testing at each timepoint	X
	Final stability report for each batch/lot	X
Regulatory Support	Activities:			N/A
	Ensure source documents (master and executed documents, change controls, etc.) are adequate to support product intended use and evaluate product impact of potential changes.	X
Regulatory writing to include all applicable forms and CMC

	sections, including responses to questions from Health Authorities	X	X
	Regulatory writing to support CMC amendments.	X	X
GMP Storage	Deliverables:			N/A
	Provide segregated GMP storage of manufactured products and product retains.	X
	Provide temperature monitoring and material management.	X
	Inventory table updates to client.	X

SENTI BIO PRICES

Stage		Price	Qty	Total Cost
1	Project Initiation	$55,000	0 A	$0
2	Project Management Support	$45,000	1	$45,000
3	Process and/or Analytical Development	$500 (per hour)	0	$0
4	Demonstration / Pilot Run Note: Includes material passthrough.	$50,000 (per run)	0	$0
5	Analytical Transfer and Method Qualification	$45,000 (per basic assay) $60,000 (per complex assay)	1 Basic 3 Complex	$225,000
6	Preparation for GMP Activities	$50,000	1	$50,000
7	Engineering Run NOTE: Does not include material passthrough.	$127,000 (per run)	0	$0
8	Dedicated GMP Suite Fee	$150,000 (per month) [3]	1	$150,000
9	GMP Run NOTE: Requires Suite Reservation. Includes QA oversight and batch disposition. Does not include material pass throughs.	$200,000 (per run) [3]	3	$600,000
10	Manufacturing Materials Passthrough	$50,000 (per run)[2]	3	$150,000
11	Stability Studies	$120,000 (per batch) [1]	1	$120,000
12	Regulatory Support	$300 (per hour)	50	$15,000
13	GMP Storage	$1,500 (per month)	24 B	$36,000
14	QC Testing for GMP Release	$27,000 (per batch) [1]	3	$81,000
15	3rd Party QC Testing for GMP Release	$20,000 (per batch) [1,2]	3	$60,000
	Total			$1,532,000
1Estimate based on current testing panel. To be adjusted based on client requirements prior to initiation of each study.
2Passthrough costs will be updated based on actual material costs/3rd party costs/requirements prior to initiating each run. Estimate includes 10% passthrough fee.
3Price based on using an existing reserved suite by client (per NK Mfg SoW). If an additional suite needs to be reserved, charges will apply.
A Based on shared project management resources with PBNK and SENTI-202 SoW. B To be adjusted based on client requirements at time of storage.

USE OF CREDITS FOR EXTENDED BATCHES TO SUPPORT PHASE 1 TRIAL
GeneFab recognizes Senti’s desire for the Phase 1 SoWs (which include this one for DP, K562, and PBNK) to cover manufacturing activities necessary for its clinical trial within the budget of the prepay amount $16M (including services, suite reservations, and passthrough). Notwithstanding section 7 of the DMSA, the parties agree that with respect to this SoW, if Senti has exhausted the $16M prepay funds through activities for the Phase 1 SoWs, and the Phase 1 target (dosing of 21 patients) has not been achieved, GeneFab will allow Senti to apply up to $3M of remaining credits at 100% of fees for activities within the Phase 1 SoWs as necessary to meet the Phase 1 target. For the avoidance of doubt, these credits cannot be applied to Manufacturing Materials Passthrough or 3rd Party Testing for GMP Release costs.
PAYMENT SCHEDULES

Type		Payment Schedule
Suite Reservation Fees	•	100% of suite reservation fee due upon scheduling.
Batch Fees	• •	50% of batch price due upon scheduling (reservation fee). 25% of batch price due upon initiation of batch.
	•	25% of batch price due upon QA disposition of the batch.
Other Services / Activities	• •	50% of service fee due upon initiation of the activity 50% of service fee due upon completion of stated deliverables.
Passthrough Costs	•	Invoiced monthly as costs incurred.
Notwithstanding section 5 of the DMSA, the parties agree that with respect to this SoW, GeneFab will waive Cancellation and Rescheduling Fees (excluding base cancellation costs) for the initial 6-month period if the sole products manufactured by GeneFab at the Alameda, CA facility are products under SoWs between Senti and GeneFab. Cancellation and Rescheduling Fees will be reinstated immediately, according to the applicable terms of the DMSA, after a Change Notification is provided to Senti per the QAA regarding a new product introduction (of a product manufactured by GeneFab for a third party) into the facility or if the 6-month limit is reached.
INITIAL BOOKINGS AND RESERVATIONS
Upon approval of this SoW, the following suite reservations will be confirmed in accordance with the DMSA, based on the initial 3-month forecast. Changes to reservations will be made according to applicable terms of the DMSA.
The monthly Fee for the Dedicated GMP Suite is 100% due 3 months prior to the start of the dedicated time period. The Dedicated Suite Reservations and available capacity may be leveraged for similar Senti products (i.e. CAR NK Drug Product). Refer to applicable statement of work for additional activities covered.

Reservation Type	Reservation Date(s)	Quantity
Suite (GMP)	01Aug2023 – 31Aug2023	1
GMP Run	11 August 2023	1

ANALYTICAL METHOD QUALIFICATON AND GMP QC TESTING
Analytical method Qualification is the process demonstrating analytical procedures are suitable for their intended use. High attention is given to safety of manufactured products at GeneFab’s site. After a successful transfer and development of all QC methods, with phase I/II appropriate requirements, GeneFab shall proceed to qualify according to the table below. Any additional analytical method qualification testing (if required by Client) will be captured through an amendment to the SoW by means of a Change Order.
Assay qualification requirements are governed by the category and type of method to be qualified. Analytical method categories include:
•Identification tests
•Quantitative Test for Impurity Content
•Limit Test of the Control of Impurities
•Quantitative Test of the Active Moiety in Sample
Typical requirements for analytical method qualification are dependent on method category, but generally include:
•Accuracy
•Precision o Repeatability o Intermediate Precision
•Specificity
•Detection Limit or Quantitation Limit
•Linearity
•Range
Final qualification requirements will be set, and documented in the Qualification Protocol, with Client’s approval prior to the execution of the protocol. Method Qualification schedule will also be set with Client’s prior approval prior to the execution of GMP testing.
GeneFab will establish, together with the Client, a detailed sampling plan as well as a Material Specification (Quality). These documents will specify the volumes to be samples (test and retain), the storage conditions, the specifications, the conditioning and shipping condition(s), and all other information that might be useful. GMP QC testing will be performed according to the table below.

Method Qualification and QC Testing Assay	Proposed Method	Activity	Place of Performance	Method Qual Complexity	Routine GMP QC Testing per Batch (Y/N)
Cell Viability / Concentration	Vi-Cell BLU	Qualification	GeneFab	Basic	Yes
Identity / Purity	Flow Cytometry	Qualification	GeneFab	Complex	Yes
mIL21 Expression	Flow Cytometry	Qualification	GeneFab	Complex	Yes
Growth Arrested Cells	Flow Cytometry	Qualification	GeneFab	Complex	Yes
NK Activation Potential	Pilot Scale NK Expansion	N/A	Senti Bio	N/A	N/A
Sterility	USP <71>	Qualification	Outsourced	N/A	Yes
Mycoplasma	USP <63>	Qualification	Outsourced	N/A	Yes
Endotoxin	USP <85>	Qualification	Outsourced	N/A	Yes

ESTIMATED STABILITY SCHEDULE
Stability batches/lots will be designated with prior agreement and documented with a batch/lot specific protocol. The estimates within this SoW are based on five (5) testing timepoints. Actual time points and testing panel will be set upon approval of the client’s stability protocol.

	T0	1 Month	3 Month	6 Month	9 Month	12 Month
Cell Viability / Concentration by Vi-Cell BLU	N/A [1]	X	X	X	X	X
Identity / Purity by Flow Cytometry	N/A [1]	X	X	X	X	X
mIL21 Expression by Flow Cytometry	N/A [1]	X	X	X	X	X
Growth Arrested Cells by Flow Cytometry	N/A [1]	X	X	X	X	X
NK Activation Potential by Pilot Scale NK Expansion [2]	N/A [1]	X	X	X	X	X
1Release testing will serve as T0 testing.
2GeneFab will coordinate shipment of samples to Senti Bio to perform Stability testing.
PROJECT TIMELINE BY STAGE
The estimated timeline below is an overview of GeneFab’s approach based on information provided by Client. An estimated timeline will be provided by GeneFab based on information provided by Client in its rolling forecast. The timeline will be updated by the Project Manager upon signing of the contract and the project is initiated.
General GeneFab assumptions:
●The Client will transfer a manufacturing process that is sufficiently developed and optimized to enable cGMP production as agreed upon by both parties. Additional development work can be scoped as necessary.
●The Client transferred analytical methods will be sufficiently developed. GeneFab will perform phase-appropriate assay qualification as agreed upon with client. Additional development work can be scoped as necessary.
●All raw materials provided by the Client will be appropriately tested prior to use in the Facility.
●The Engineering Runs will be performed in the GMP suites using client approved draft GMP documentation.
●GeneFab cannot guarantee process productivity and yields.
●If applicable, the Client will provide reference standards to GeneFab to assist with Analytical Method Qualification activities.

EXHIBIT B.3
DRUG PRODUCT SERVICES

STATEMENT OF WORK SENTI-202 CAR NK MANUFACTURING Site: Alameda, CA
This Statement of Work (“SoW”) under the Development and Manufacturing Agreement (the “DMSA”), dated August 7, 2023 by and between GeneFab, LLC (“GeneFab” in this SoW, or “Provider” in the DMSA) and Senti
Biociences, Inc. (“Senti Bio”, “Senti Biosciences”, or “Client” in this SoW, or “Senti” in the DMSA) defines the scope of services to be performed and any resulting deliverables to be provided by GeneFab and Senti Biosciences to facilitate implementation and successful execution of Senti Biosciences manufacturing processes. This document together with the DMSA sets forth the terms and conditions under which services and deliverables will be provided as agreed to by both Parties, and upon execution, the terms of the DMSA will be incorporated herein and govern this SoW, except as otherwise expressly stated herein. Capitalized terms used but not defined herein will have the meanings provided in the DMSA. This SoW may be extended or modified by agreement of the Parties to assure proactive assessment of forward-looking requirements and/or expansion of services. All such extensions and modifications will be managed in accordance with the DMSA with Change Orders to this SoW or with the implementation of a new SoW to supersede this SoW.
PURPOSE
Senti Biosciences has requested GeneFab to provide a Statement of Work for the Technology Transfer and cGMP production of Senti Bio’s manufactured product SENTI-202 to support Phase I clinical programs. .
SCOPE
The scope and prices include Technology Transfer, Process and Analytical Development (PAD), IND enabling and cGMP Manufacturing. Some stages of Technology Transfer of Senti’s SENTI-202 process have already started in the cGMP manufacturing facility located at 1430 Harbor Bay Pkwy in Alameda, CA. Activities that have been partially completed upon initiation of this SoW are documented in the respective stages.
SERVICES
The services and activities set forth in the table below outline the available GeneFab services related to Technology Transfer and cGMP production activities of Senti Bioscience’s manufactured product SENTI-202. Not all services are currently requested by Senti Bioscience (as captured in the pricing table) but may be available upon request via a change order to this SoW.

Stage	Description	Responsibilities		Estimated Stage Duration
		GeneFab	Senti Bio
Project Initiation	Activities:			1.5 Months
Initiation and project evaluation upon receipt of the Clientsupplied materials, at the Alameda, CA facility. Examples include:
•Process flow diagrams
•Process description
•Analytical method development reports and method SOPs.
•Sampling plan / testing panel
•Bill of Materials (BOM) and Bill of Equipment (BOE)
		X	X
	Initiate a Project Kick-Off Meeting	X

Stage	Description	Responsibilities		Estimated Stage Duration
		GeneFab	Senti Bio

Author a Project Plan including scope of work, technology transfer, production plan, and associated timelines.

NOTE: Senti’s Technology Transfer of the SENTI-202 process is ongoing at the time of SoW signing.
		X	X
Deliverables:
	Project Plan	X
	Communication Plan	X
	Gantt Chart (not including activities already completed)	X
	Gap Assessment	X
Project Management Support	Activities:			N/A
	Routine project management support and communications.	X	X
Deliverables:
	Routine communications to Client about status and/or updates to project plan and Gantt chart.	X

Process and/or Analytical Development	Activities			N/A
	Design of experiment and/or protocol with parameters agreed upon with client.	X	X
	Execution of study in development labs. NOTE: Client will assume material passthroughs plus 10% for all manufacturing and testing materials required for the study.	X
	Execution of testing as agreed upon with Client.	X
Deliverables
	Data summaries	X
Demonstration / Pilot Run	Activities:			2 Months
Execution of a minimum of three (3) at scale runs to ensure the SENTI-202 manufacturing feasibility and/or optimize parameters. Ensures the readiness of the manufacturing process for Engineering Runs.

Note: Duration dependent on starting number of cells and doubling rate. Estimated duration of 3-4 weeks per batch.
X
	Perform analytical testing on process generated material with agreed upon testing panel.	X	X
	Pilot runs will be executed in the development labs, or GMP cleanrooms areas (if requested by client).	X
	Assessment of process and analytical readiness for Engineering Runs.	X	X
	Train manufacturing staff (if necessary).	X
Deliverables:
	Draft Master Batch Records	X	X
	Data Summary	X
Analytical Method Transfer and Assay Qualification	Activities:			5 Months
	Provide Analytical Method Development reports.		X
	Training and Transfer of methods according to table below. Note: Some training and transfer activities have been completed at the time of signing this SoW.	X	X

Stage	Description	Responsibilities		Estimated Stage Duration
		GeneFab	Senti Bio
	Method Qualification of analytical methods according to table below.	X
Deliverables:
	Method Transfer Protocol (per assay or overview)	X
	Method Transfer Report (per assay)	X
	Method Qualification protocol (per assay).	X
	Method Qualification report (per assay).	X
Preparation for GMP Activities	Activities:			2.5 Months
	Generation of part number specifications, order, process, inventory, and release raw materials and/or supplies.	X
	GMP documentation readiness including products specific documentation (i.e. MBRs, SOPs, Forms, etc). Includes preapproval of MBR by Client.	X	X
	Operator Training as required (i.e. Aseptic Operator Qualification, or product specific training).	X
	Staging of GMP manufacturing suites & suite activation	X
Deliverables:
	Client-specific Master Batch Records	X
	Client-specific Sampling Plans	X
Engineering Run	Activities:			2 Months
	Execution of up to three (3) Engineering Run in the GMP suite using healthy donor material specified by Client.	X
	In process and final product QC testing and data review as agreed upon prior to initiation.	X
Deliverables:
	Engineering run protocol	X
	Engineering run summary report	X
Aseptic Process Simulation	Activities			1 Month
	Perform three (3) Aseptic Process Simulation runs (APS) in the GMP suite to ensure sterility of the Client's product.	X
	Repeat Aseptic Process Simulation (1) on a semi-annual (6 months) basis.	X
Deliverables
	Aseptic Process Simulation protocol.	X
	Aseptic Process Simulation report.	X

GMP Manufacturing	Activities:			4 Months
	Approval of Product and Critical Material Specifications	X	X
	Execution of GMP Runs using Client-supplied: •Clinical Grade Leukopak (Enriched NK Product) •K562 Master Cell Bank (MCB). •Viral Vector	X
	Filling and labeling	X
	Data review, batch record amendments/review and QA release of GMP Product.	X
	Coordinate, schedule, and perform (or outsource) QC testing.	X
	Shipment of GMP samples to Contract Testing Labs (CTL)	X
	Define minimum yield criteria.	X	X
Deliverables:
	QC Testing (per QC Testing Table)	X
	GMP Final Product	X
Stage	Description	Responsibilities		Estimated Stage Duration
		GeneFab	Senti Bio
	List of batch related major/critical deviations and reports.	X
	List of batch related change controls and records.	X
	List of batch related Laboratory Investigations (LI) and records.	X
	Copies of executed Master Batch Records (MBRs)	X
	Copies of executed Test Records (TRs)	X
	Certificate of Compliance((CoC)	X
	Certificate of Analysis (CoA)	X
	Lot genealogy report	X
	GMP batch disposition Package	X
Stability Studies	Activities:			Protocol Specific
	Agree upon batches/lots to be placed on stability including testing time points and methods	X	X
	Generate stability protocol by GeneFab and approval by Client	X	X
	Segregation and storage of stability materials per protocol.	X
	Perform analytical testing based on the testing calendar presented in the Stability section of this document.	X
	Shipment of samples to contract testing labs (CTLs) if required per protocol.	X
Deliverables:
	Batch/lot-specific Stability protocol.	X	X
	Certificate of Testing at each timepoint	X
	Final stability report for each batch/lot	X

Regulatory Support	Activities:		N/A
	Ensure source documents (master and executed documents, change controls, etc.) are adequate to support product intended use and evaluate product impact of potential changes.	X
	Regulatory writing to include all applicable forms and CMC sections, including responses to questions from Health Authorities	X
GMP Storage	Deliverables:		N/A
	Provide segregated GMP storage of manufactured products and product retains.	X
	Provide temperature monitoring and material management.	X
	Inventory table updates to client.	X

SENTI BIO PRICES

Stage		Price	Qty	Total Cost
1	Project Initiation	$55,000	1 A	$55,000
2	Project Management Support	$45,000	1	$45,000
3	Process and/or Analytical Development	$500 (per hour)	0	$0
4	Demonstration / Pilot Run Note: Includes material passthrough.	$450,000 (per run)	0	$0
5	Analytical Transfer and Method Qualification	$55,000 (per basic assay) $75,000 (per complex assay)	1 Basic 11 Complex	$880,000
6	Preparation for GMP Activities	$180,000	1	$180,000
7	Engineering Run NOTE: Includes internal testing. Does not include material passthrough or 3rd Party Testing	$250,000 (per run)	2	$500,000
8	Aseptic Process Simulation (APS) Runs NOTE: Semi-annual execution.	$100,000 (per run)	1	$100,000
9	Dedicated GMP Suite Fee	$150,000 (per month)	10	$1,500,000
10	GMP Run NOTE: Includes QA oversight and batch disposition. Does not include material pass throughs.	$250,000 (per run)	25	$6,250,000
11	Manufacturing Materials Passthrough	$75,000 (per run) [1]	27 B	$2,025,000
12	Stability Studies	$160,000 (per study) [2]	3	$480,000
13	Regulatory Support	$300 (per hour)	50	$15,000
14	GMP Storage	$1,500 (per month) [3]	24	$36,000
15	QC Testing for GMP Release	$70,000 (per batch) [2]	25	$1,750,000
16	3rd Party Testing for GMP Release	$100,000 (per batch) [1,2]	27	$2,700,000
	Total			$16,516,000

1Passthrough costs will be updated based on actual material costs/3rd party costs/requirements prior to initiating each run. Estimate includes 10% passthrough fee. For 3rd Party Testing, passthrough fee will be determined based on the extent of support needed from GeneFab (not to exceed 10% of relevant 3rd party costs).
2Estimate based on current testing panel. To be adjusted based on client requirements prior to initiation of each study.
3To be adjusted based on client requirements at time of storage.
ABased on shared project management resources with PBNK and XK562 SoW.
BEstimate based on client’s estimated forecast. To be adjusted based on forecasting.
USE OF CREDITS FOR EXTENDED BATCHES TO SUPPORT PHASE 1 TRIAL
GeneFab recognizes Senti’s desire for the Phase 1 SoWs (which include this one for DP, K562, and PBNK) to cover manufacturing activities necessary for its clinical trial within the budget of the prepay amount $16M (including services, suite reservations, and passthrough). Notwithstanding section 7 of the DMSA, the parties agree that with respect to this SoW, if Senti has exhausted the $16M prepay funds through activities for the Phase 1 SoWs, and the Phase 1 target (dosing of 21 patients) has not been achieved, GeneFab will allow Senti to apply up to $3M of remaining credits at 100% of fees for activities within the Phase 1 SoWs as necessary to meet the Phase 1 target. For the avoidance of doubt, these credits cannot be applied to Manufacturing Materials Passthrough or 3rd Party Testing for GMP Release costs.
PAYMENT SCHEDULES

Type		Payment Schedule
Suite Reservation Fees	•	100% of suite reservation fee due upon scheduling.
Batch Fees	• •	50% of batch price due upon scheduling (reservation fee). 25% of batch price due upon initiation of batch.
	•	25% of batch price due upon QA disposition of the batch.
Other Services / Activities	• •	50% of service fee due upon initiation of the activity 50% of service fee due upon completion of stated deliverables.
Passthrough Costs	•	Invoiced monthly as costs incurred.
Notwithstanding section 5 of the DMSA, the parties agree that with respect to this SoW, GeneFab will waive Cancellation and Rescheduling Fees (excluding base cancellation costs) for the initial 6-month period if the sole products manufactured by GeneFab at the Alameda, CA facility are products under SoWs between Senti and GeneFab. Cancellation and Rescheduling Fees will be reinstated immediately, according to the applicable terms of the DMSA, after a Change Notification is provided to Senti per the QAA regarding a new product introduction (of a product manufactured by GeneFab for a third party) into the facility or if the 6-month limit is reached.
INITIAL BOOKINGS AND RESERVATIONS
Upon approval of this SoW, the following suite reservations will be confirmed in accordance with the DMSA. Changes to reservations will be made according to the applicable terms of the DMSA.

The monthly Fee for the Dedicated GMP Suite is 100% due 3 months prior to the start of the dedicated time period. The Dedicated Suite Reservations and available capacity may be utilized for similar Senti products (i.e. Irradiated XK562 Feeders). Refer to applicable statement of work for additional activities covered.
Initial 3 Month Forecast for Reserved Runs in Cleanrooms

Reservation Type	Reservation Date(s)	Quantity
Suite (GMP)	01Sep2023 – 30Sep2023	1
GMP Run	07 Sep 2023	1
Suite (GMP)	01Oct2023 – 31Oct2023	1

ANALYTICAL METHOD QUALIFICATON AND GMP QC TESTING
Analytical method Qualification is the process demonstrating analytical procedures are suitable for their intended use. High attention is given to safety of manufactured products at GeneFab’s site. After a successful transfer and development of all QC methods, with phase I/II appropriate requirements, GeneFab shall proceed to qualify according to the table below. Any additional analytical method qualification testing (if required by Client) will be captured through an amendment to the SoW by means of a “Change Order”.
Assay qualification requirements are governed by the category and type of method to be qualified. Analytical method categories include but are not limited to:
•Identification tests
•Quantitative Test for Impurity Content
•Limit Test of the Control of Impurities
•Quantitative Test of the Active Moiety in Sample
Typical requirements for analytical method qualification are dependent on method category, but generally include:
•Accuracy
•Precision o Repeatability o Intermediate Precision
•Specificity
•Detection Limit or Quantitation Limit
•Linearity
•Range
Final qualification requirements will be set, and documented in the Qualification Protocol, with Client’s approval prior to the execution of the protocol. Method Qualification schedule will also be set with Client’s prior approval prior to the execution of GMP testing. GeneFab will establish, together with the Client, a detailed sampling plan as well as a Material Specification (Quality). These documents will specify the volumes to be samples (test and retain), the storage conditions, the specifications, the conditioning and shipping condition(s), and all other information that might be useful. GMP QC testing will be performed according to the table below.
Method Qualification and QC Testing

Assay	Proposed Method	Activity	Place of Performance	Method Qual Complexity	Routine GMP QC Testing per Batch (Y/N)
Appearance	Organoleptic	N/A	GeneFab	N/A	Yes
Sterility	USP <71>	Qualification	Outsourced	N/A	Yes
Endotoxin	USP <85>	Qualification	Outsourced	N/A	Yes

Replication Competent Retrovirus (RCR)	In Vitro	Qualification	Outsourced	N/A	Yes
Human Virus Panel	PCR	Qualification	Outsourced	N/A	Yes
Mycoplasma	USP <63>	Qualification	Outsourced	N/A	Yes
Identity	dPCR	Qualification	GeneFab	Complex	Yes
Cell Viability / Concentration	Vi-Cell BLU	Qualification	GeneFab	Basic	Yes
Transduction Efficiency	Flow Cytometry	Qualification	GeneFab	Complex	Yes
EMCN CAR Expression	Flow Cytometry	Qualification	GeneFab	Complex	Yes
IL15 Expression	Flow Cytometry	Qualification	GeneFab	Complex	Yes
IL15 Secretion	ELISA	Qualification	GeneFab	Complex	Yes
Vector Copy Number	qPCR	Qualification	GeneFab	Complex	Yes
CAR+ non-Apoptotic	Flow Cytometry	Qualification	GeneFab	Complex	Yes
Cytotoxicity	xCELLigence	Qualification	GeneFab	Complex	Yes
NOT Gate Function	xCELLigence	Qualification	GeneFab	Complex	Yes
Purity	Flow Cytometry	Qualification	GeneFab	Complex	Yes
Assay	Proposed Method	Activity	Place of Performance	Method Qual Complexity	Routine GMP QC Testing per Batch (Y/N)
Residual Activating Cells	PCR	Qualification	GeneFab	Complex	Yes
ESTIMATED STABILITY SCHEDULE
Stability batches/lots will be designated with prior agreement and documented with a batch/lot specific protocol. The estimates within this SoW are based on five (5) testing timepoints. Actual time points and testing panel will be set upon approval of the client’s stability protocol.

	T0	1 Month	3 Month	6 Month	9 Month	12 Month
Cell Viability / Concentration	N/A [1]	X	X	X	X	X
Viable non-apoptotic transduced NK cells	N/A [1]	X	X	X	X	X
CD33 CAR Expression	N/A [1]	X	X	X	X	X
EMCN CAR Expression	N/A [1]	X	X	X	X	X
IL15 Expression	N/A [1]	X	X	X	X	X
Vector Copy Number	N/A [1]	X	X	X	X	X
CAR+ Viable Non-Apoptotic Cell Concentration	N/A [1]	X	X	X	X	X
Cytotoxicity	N/A [1]	X	X	X	X	X
NOT Gate Function	N/A [1]	X	X	X	X	X
Sterility	N/A [1]	N/A	N/A	N/A	N/A	X
1 Release testing will serve as T0 testing.
PROJECT SCHEDULE BY STAGE
Timeline:
The estimated timeline below is an overview of GeneFab’s approach based on information provided by Client. An estimated timeline will be provided by GeneFab based on information provided by Client in its rolling forecast. The timeline will be updated by the Project Manager after a contract is signed and the project is initiated.

General GeneFab assumptions:
●The Client will transfer a manufacturing process that is sufficiently developed and optimized to enable cGMP production as agreed upon by both parties. Additional development work can be scoped as necessary.
●The Client transferred analytical methods will be sufficiently developed. GeneFab will perform phase-appropriate assay qualification as agreed upon with client. Additional development work can be scoped as necessary.
●All raw materials provided by the Client will be appropriately tested prior to use in the Facility.
●The Engineering Runs will be performed in the GMP suites using client approved draft GMP documentation.
●GeneFab cannot guarantee process productivity and yields.
●If applicable, the Client will provide reference standards to GeneFab to assist with Analytical Method Qualification activities.

EXHIBIT C
STATEMENT OF WORK FOR BLUEROCK SERVICES

EXHIBIT C
BlueRock SOW
THIS Statement of Work (the “BlueRock SOW”) by and between Senti Biosciences, Inc. (“Senti”) and GeneFab, LLC (the “Provider”), effective as of August 7, 2023 (“SOW Effective Date”), is entered into pursuant to that certain Development and Manufacturing Services Agreement, dated August 7, 2023 (the “Agreement”) by and between Senti and Provider, and upon execution, the terms of the Agreement will be incorporated herein and govern this BlueRock SOW, except as otherwise stated herein. Capitalized terms used but not defined herein will have the meanings provided in the Agreement.
This BlueRock SOW outlines the research services to be provided by Provider as a subcontractor of Senti in support of Senti’s collaboration with BlueRock Therapeutics LP (“BlueRock”) under that certain Collaboration and Option Agreement, dated May 21, 2021, by and between Senti and BlueRock (“Collaboration Agreement”).
In accordance with Section 2.7 of the Agreement, the following terms will take precedence over and supersede the corresponding terms of the Agreement with respect to this BlueRock SOW:
1. Provider will conduct (i) the research that Senti is responsible for performing as described below in the research plan (such plan, as may be updated or amended pursuant to the rest of this Section 1, the “Research Plan”), and all the responsibilities as set forth in the Research Plan applicable to Senti, including the conduct of ongoing research and any deliverables to be provided by Senti under the Research Plan that have not been delivered as of the SOW Effective Date, will apply, mutatis mutandis, to Provider, and (ii) subject to the process set out below and entry between Senti and Provider of the relevant Change Order, any additional activities or changes to the Research Plan agreed to be performed by Senti as between Senti and BlueRock, upon review, discussion and approval of the Senti and BlueRock joint steering committee under the Collaboration Agreement (any such additional activities or changes to the Research Plan as described in this clause (ii), “Revised BlueRock Service Activities”). If Senti notifies Provider that there are any Revised BlueRock
Service Activities, Senti and Provider will as soon as reasonably practicable enter into a Change Order to amend the Research Plan in order to incorporate the Revised BlueRock Service Activities therein (such amended Research Plan, the “Amended Research Plan”); provided that inclusion of any Revised BlueRock Service Activity in the Amended Research Plan shall be subject to (a) Provider’s available resources for the provision of such Revised BlueRock Service Activity; and (b) the agreement by Senti to compensate Provider for the provision of such Revised BlueRock Service Activity to the extent the provision of such Revised BlueRock Service Activity would incur any fees or other amounts in excess of the BlueRock Prepayment. Upon execution of such Change Order,
Provider shall conduct the research that Senti is responsible for performing as described in the
Amended Research Plan pursuant to the Agreement and this BlueRock SOW, including the Revised
BlueRock Service Activities described therein. Notwithstanding anything to the contrary in this BlueRock SOW or the Agreement, Senti shall have the right to conduct (and/or have conducted through its Affiliates and/or any Third Parties) the Revised BlueRock Service Activities that are not described in the Amended Research Plan.
2.Notwithstanding Sections 12.1.2 and 12.2.2 of the Agreement, (i) Senti will own all rights, title and interests in, to and under any and all Inventions and materials (including all discoveries, inventions, improvements, processes, techniques, methods, analysis, results, tools, models, systems, assays, designs, protocols, formulas, compositions, genetic constructs, gene circuits, sequences, data, knowhow and trade secrets, in each case, patentable, copyrightable or otherwise) that are discovered, first created, first conceived, made, developed or generated by or on behalf of Provider or its Affiliates, solely or jointly with Senti or its Affiliates, in performing activities under this BlueRock SOW, including all Intellectual Property in and to any of the foregoing (collectively, “BlueRock SOW Inventions”); (ii) BlueRock SOW Inventions will be considered Senti Inventions; and (iii) all BlueRock SOW Inventions shall be deemed Senti’s Confidential Information for which Senti is the Disclosing Party and Provider is the Receiving Party.
3.Notwithstanding the duration of the obligations set forth in Section 16.2 of the Agreement, with respect to any BlueRock SOW Inventions and any other Confidential Information of Senti that is related to or otherwise disclosed or provided to Provider or any of its Representatives in connection with this BlueRock SOW or any activities hereunder, including the scope and description of the research set forth herein (collectively, “BlueRock SOW Confidential Information”), the duration of such obligations shall extend for the term of the Collaboration Agreement and for ten (10) years thereafter.
4.Notwithstanding Section 16.5 of the Agreement, upon expiration or termination of the Agreement or this BlueRock SOW, or upon Senti’s earlier written request, Provider shall destroy all BlueRock SOW Confidential Information and all copies and embodiments thereof, and shall certify in writing such destruction, except that Provider may retain one copy of the BlueRock SOW Confidential Information solely for archival purposes, provided that any copies of BlueRock SOW Confidential Information so retained shall continue to be subject to the obligations of non-disclosure and non-use set forth in the Agreement and this BlueRock SOW. Provider will use any BlueRock SOW Confidential Information solely to perform activities assigned to Provider under the Research Plan and not for any other purpose. Provider shall have no obligation to provide any Services under this BlueRock SOW to the extent it is unable to do so as the result of destroying BlueRock SOW Confidential Information in accordance with this Section 4, in which case, notwithstanding anything to the contrary in this BlueRock SOW or the Agreement, Senti shall have the right to conduct (and/or have conducted through its Affiliates and/or any Third Parties) such activities.
5.Subject to Section 1, Provider shall perform the activities under this BlueRock SOW in accordance with the Research Plan and the Project Schedule provided herein, without exceeding the BlueRock Prepayment. In the event that Provider materially breaches its obligation to perform the activities hereunder, and does not cure, or dispute in good faith the existence of or materiality of, such breach within thirty (30) days after Senti’s notice thereof, then upon Senti’s request, Provider shall promptly transfer to Senti or BlueRock, at Senti’s direction and at Provider’s cost, any necessary Senti IP and BlueRock SOW Inventions for Senti or BlueRock to complete such activities. Without limiting the foregoing, if for any period of three (3) consecutive months during the term of this BlueRock SOW, (a) Provider does not conduct any material activities under this BlueRock SOW, (b) material activities were assigned to Provider under the Research Plan that should have been performed by Provider during such period, and (c) no technical failure, force majeure or failure of BlueRock to perform the activities assigned to it under the Research Plan prevented or materially impaired the ability of Provider to perform such activities, then Provider shall be deemed to have materially breached its obligation to perform the activities assigned to Provider under the Research Plan, Senti shall have the rights set forth above, and Senti shall have the rights to terminate this BlueRock SOW, if Provider does not cure such breach within fifteen (15) days after Senti’s notice thereof.

6.Provider shall maintain complete, current and accurate records of all activities conducted under this BlueRock SOW, and all data and other information resulting from such activities. Such records shall fully and properly reflect all work performed and results achieved in the performance of such activities in good scientific manner appropriate for regulatory and patent purposes. Provider shall provide copies of and reasonable access to all such records to Senti to enable Senti to monitor the progress of the research and to evaluate the results of the Programs.
7.Provider shall disclose to Senti (or BlueRock at Senti’s request) such Senti IP and BlueRock SOW Inventions to the extent necessary or identified by Senti as useful to enable BlueRock to perform its activities under the Research Plan. Provider will provide additional technology transfers with respect to Senti IP and Senti-owned Confidential Information as requested by Senti in writing for Senti to comply with its obligations to BlueRock under the Collaboration Agreement. For the avoidance of doubt, Senti shall pay Provider in accordance with Section 12 of this BlueRock SoW in connection with applicable fees and Out-of-Pocket Costs for such technology transfers.
8.With respect to each of Program 1, Program 2, and Program 3 set forth in the Research Plan (each a “Program”) promptly upon the earlier of (i) completion of all activities under the Research Plan with respect to such Program, and (ii) Senti’s request, Provider will deliver a data package for such Program (the “Program Data Package”), which will include for each gene circuit identified by Senti
(A) copies of all data, analysis and results generated by or on behalf of Senti or Provider under such Program, except (1) with respect to initial screening data, such package will include a summary of the initial screening data and (2) any data, analysis or results regarding any library or screening protocol that Provider generates pursuant to such Program, including the contents or design parameters of any such library, or any data, analysis or results that are likely to reveal confidential or proprietary Senti IP may be provided in a separate package and not included in the Program Data Package, (B) a listing of any Senti IP and BlueRock SOW Inventions that are necessary or useful for the further development of such identified gene circuits (including for such gene circuit to function in the applicable cell types identified by Senti or pluripotent stem cells that will be differentiated into cell types identified by Senti), and (C) (x) a listing of all Third Party Intellectual Property that Provider has identified as potentially necessary to develop, manufacture or commercialize each identified gene circuit for such Program (provided that Provider does not have any obligation (1) to attempt to identify any such Third Party Intellectual Property or (2) to share any analysis or attorney-client privileged information with Senti). With respect to each Program Data Package, within thirty (30) days after receipt of a written request from Senti, Provider will provide any incomplete or missing data or information from the Program Data Package as specifically identified by Senti.
9.Prior to or promptly following Provider’s delivery to Senti of the Program Data Package for a Program, Provider shall transfer to Senti (or BlueRock at Senti’s request), any Senti IP or BlueRock SOW Inventions that have not been previously transferred to Senti (or BlueRock) and are reasonably necessary to enable BlueRock and Senti to evaluate the results of such Program and such Program Data Package (the “Evaluation Technology Transfer”). Senti may request, by notice provided to Provider, reasonable assistance in connection with such Evaluation Technology Transfer, and shall reimburse Provider for any FTE costs (at the FTE Rate) and Out-of-Pocket expenses incurred in connection therewith; provided that the first ten (10) FTE hours of Evaluation Technology Transfer activities provided by Provider with respect to each Program shall be provided without charge.
10.Senti or BlueRock may transfer to the Provider certain biological or chemical materials or sequences pursuant to this BlueRock SOW (“Materials”). Provider shall use the Materials provided to it by Senti or BlueRock solely to perform activities assigned to Provider under the Research Plan.
Provider shall not transfer any Materials provided by Senti or BlueRock to any Third Party without

Senti’s prior written consent. Other than as necessary for the performance of activities under the Research Plan, the Provider shall not, and shall cause any transferees to not, copy, reproduce, synthesize, disassemble, reverse engineer, or attempt to disassemble or reverse engineer (including via sequencing techniques), any Materials provided by Senti or BlueRock without Senti’s prior written consent. The Parties will enter into material transfer agreements governing the use of Materials as either Party may determine to be necessary or desirable in relation to the provision of
Materials for activities under this Agreement. ALL MATERIALS PROVIDED ARE PROVIDED
“AS IS” AND, EXCEPT AS EXPRESSLY SET FORTH IN THE AGREEMENT, THE
PROVIDING PARTY PROVIDES NO REPRESENTATIONS OR WARRANTIES FOR THE
MATERIALS OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY, NON-INFRINGEMENT OR FITNESS FOR A PARTICULAR PURPOSE.
11.Notwithstanding Section 7.5 of the Agreement, with respect to the invoices for Service provided in the last month of each calendar quarter, Provider will invoice Senti no later than five (5) days after the end of such month for all fees and Out-of-Pocket Costs incurred during such month (however Provider shall not be deemed to be in breach of this BlueRock SoW solely by reason of not issuing invoices within such period). Upon written request from Senti, Provider shall provide invoices, receipts, or other back-up documentation supporting any invoiced Out-of-Pocket Costs.
12.Subject to Sections 7.1 and 7.2.2 of the Agreement, including the application of the Credit and the BlueRock Prepayment, Senti will pay Provider for time, at the FTE Rate, and Out-of-Pocket Costs for all Services provided under this BlueRock SOW, where “FTE” means the equivalent of a full-time individual’s work for a twelve (12)-month period (consisting of a total of one thousand eight hundred (1800) hours per year of dedicated effort). Any person who devotes less than one thousand eight hundred (1800) hours per year on the applicable activities shall be treated as an FTE on a pro-rata basis, based upon the actual number of hours worked by such person on such activities, divided by one thousand eight hundred (1800), and “FTE Rate” means an amount equal to four hundred thousand dollars ($400,000) per FTE per year (such FTE Rate includes all benefits and any applicable overhead). No person shall be treated as being more than one FTE regardless of the number of hours worked.
13.Notwithstanding Section 7.8 of the Agreement, with respect to any work performed under this BlueRock SOW, Provider shall provide the reports described in Section 7.8 of the Agreement monthly within ten (10) days after the end of each month, and Services Fees shall be further broken down, on a Program by Program basis, to show FTE hours charged by each employee who provided Services and all Out-of-Pocket Cost.
14.Senti shall not have any obligation to perform any activities or provide services to Provider in support of Provider’s conduct of the research activities to be performed by the Provider under the Research Plan.

RESEARCH PLAN
Program 1: Small Molecule Controlled Inducible Expression Systems
Aim: Develop an inducible expression system controlled by an FDA approved drug that is suitable for general use in BlueRock therapeutic cells as a robust and modular platform technology. The collaboration phase will both validate the functionality of each "trigger" drug, as well as evaluate each drug's PK/PD, blood brain barrier penetration, and safety profile.
Research Plan Objectives/ Senti deliverables: Puts inducible expression system into a “test” cell type and demonstrates dose-response/efficacy in “test” cell type.
1.Demonstrate utility by controlling expression of a therapeutic payload
2.Demonstrate utility by controlling expression of suicide gene and showing suicide efficacy in test cell type
Stage 1 - Gene Circuit “Technology POC”: Evaluate Senti’s small molecule switch systems regulating reporter, payload, and suicide protein in vitro in model cell line and BRTX iPSC derived cells
A.Evaluate inducible expression of reporter gene expression in cell line(s) and BRTX iPSC derived cells
a.Jointly select cell line
b.Senti engineers cell line(s) and confirms small molecule regulation of reporter in vitro
    i.     IMiD regulated translational (OFF switch) or transcriptional controlled reporter
(ON/ OFF switch) ii.     Tamoxifen inducible TF controlled reporter (ON/ OFF switch)
    iii.     Senti evaluate other small molecules (per joint agreement)
c.Senti engineers cell line(s) and confirms small molecule regulation of suicide system and IL-12 (payload) in vitro.
d.Senti transfer gene circuit to BRTX to confirm small molecule regulation of reporter, suicide system and IL-12 (payload) in vitro in BRTX iPSC derived cells
Stage 2 - In vivo POC: Evaluate PD/PK of switch in vivo with reporter protein
B.Evaluate inducible expression of reporter gene expression in vivo
a.Senti evaluate small molecule formulations and ROAs to access tolerability, PK/PD of FDA approved small molecule in mice and determine dosing regimen
b.BRTX perform orthotopic CNS and/ or other xenograft model development with unengineered cell line(s)
c.BRTX perform POC in vivo study
Stage 3 - Lead Feasibility: Develop small molecule inducible switch for a defined BRTX TPP/ application for expression of a therapeutic payload and suicide system

C.Develop small molecule-regulated switch for BR genes (therapeutic payload and suicide system) in cell line(s)
a.BRTX perform POC in vivo studies
b.Teams collaborate and optimize lead(s)
Senti activities that fall outside the scope of the currently envisioned research plan:
I.Gene circuit optimization post-Lead Feasibility phase (Stage 3), as required for Product
Development Candidate (DC) Selection
a.e.g., final optimization of small molecule switch system for integration within BRTX’s defined lead preclinical product candidates
II.Senti does not expect to be responsible for performing:
a.Genetic engineering of BRTX iPSCs (but Senti may, at its discretion and at BRTX’s request, conduct testing to confirm integration of gene circuits in BRTX iPSC derived cells)
b.in vivo experiments using animal models of disease
c.Extensive process or analytical development work

Program 2: Phenotype Locking
Aim:
1.Develop circuitry that selectively activate or upon defined stimuli by microenvironment (e.g.
decrease in hypoxia or TNFa) after iPSC differentiation and lock macrophages in an inflammatory state (high priority)
2.Develop circuitry that selectively activate or upon defined stimuli by microenvironment (e.g.
increase in hypoxia or TNFa) after iPSC differentiation and lock macrophages in an antiinflammatory state (low priority)
Research Plan Objectives/ Senti deliverables: Embeds circuitry that can permanently lock cell state in adult myeloid-derived cells and show that anti-inflammatory phenotype persists even in an inflammatory environment in vitro and in vivo; Embeds circuitry that can lock cell state in adult myeloid-derived cells, and shows that the inflammatory phenotype persists even in a suppressive environment in vitro and in vivo
Stage 1 - Gene Circuit “Technology POC”: Evaluate methods to constitutively overexpress a reporter gene in a cell type specific context (e.g enabling selective expression of a reporter gene in differentiated macrophages, and not in iPSC precursors), such as cell-type-specific promoters
A.Discover myeloid (macrophages) cell type specific promoter(s)
a.Senti develop internal PB derived macrophages isolation, culture and cryopreservation protocol
i.     BRTX tech transfer protocols if feasible ii. BRTX will inform Senti of preferred methodologies
a.Senti is proficient with Miltenyi MACS system, and StemCell Technologies Sep system for cell enrichment via either positive or negative selections
b.BRTX provide Senti with biomarker definition of anti-inflammatory and inflammatory macrophages
c.Senti perform experiments and bioinformatics analyses (RNAseq, microRNA profiling) of anti-inflammatory and inflammatory PB derived macrophages.
i. Bulk & small RNA-Seq (>3 million cells/sample, 3 full series of samples) ii. scRNA-Seq (~1 million cells/sample, 3 full series of samples)
d. For the purpose of M1/M2 specific promoter and gene circuit discovery, Senti will evaluate and identify efficient method of gene transfer into iPSC derived macrophages or PB derived macrophages and upstream iPSC derived precursor cells
i.Senti will evaluate various retroviral vectors beyond standard VSVG pseudotype lenti based system (various pseudotypes, gamma or alpha retro, etc)
ii.Senti will optimize transduction methods
e.Senti design synthetic promoter libraries and perform high throughput screening for adult PB derived or iPSC derived macrophage specific promoters (anti-inflammatory selective, pro-inflammatory selective, and generic macrophage selective)
f.BRTX defines in vitro polarization methods/ protocols for anti-inflammatory and inflammatory macrophages

g.Senti and BRTX verify promoter candidates’ specificity and potency in iPSC derived macrophages cells and upstream “non-specific” cells in vitro
B.Deprioritized: Evaluate feasibility of “bidirectional circuit” with functional reporter genes
a.Leverage the anti-inflammatory and pro-inflammatory specific promoter screen, Senti will build candidate gene circuit that would express “reporter gene 1” when cells are in the ON target state and “reporter gene 2” in the OFF target state
b.Senti will perform in vitro POC assessment of bi-directional circuit in PB derived macrophages
c.Depending on successful POC in PB derived macrophages, BRTX will perform in vitro POC assessment of bi-directional circuit in iPSC derived macrophages
Stage 2 - In vivo POC: Evaluate cell type specific expression of reporter protein in vivo
C.Evaluate inducible expression of reporter gene expression in vivo
a.Depending on successful POC in vitro, BRTX evaluate cell-state specific promoter candidates in vivo for expression of reporter protein
b.Senti to provide gene circuit design and optimization support
Stage 3 Lead Feasibility: Build and optimize phenotype lock gene circuit for a defined BR TPP/ macrophage application (inflammatory or anti-inflammatory) [Stage 3 currently scheduled to start concurrently with Stage 2 for Program 2]
D.Perform bioinformatics to identify master regulators for phenotype locking, build a library of master regulators, and demonstrate biological feasibility; this work will primarily focus on finding a master regulator that locks macrophages in a defined anti-inflammatory state
a.Identify master regulator candidate(s) based on bioinformatics
b.Over-express gene candidate(s) and assess ability to polarize or lock cells in an antiinflammatory state (high priority) or an inflammatory state (lower priority). Cell viability will be a determining factor for final choice of master regulator.
E.Deprioritized: Evaluate feasibility of “error-detection circuit” with functional “master regulator” and suicide gene
a.Leverage the anti-inflammatory and pro-inflammatory specific promoter screen, Senti will build candidate gene circuit that would express “master regulator” when cells are in the ON target state and “suicide system” in the OFF target state
F.Insert master regulator into phenolock gene circuit
a.Senti build and transfer the BRTX phenolock gene circuits in which cell type-specific promoters drive expression of cell state master regulators, and transfer to BRTX;
b.BRTX evaluate phenolock gene circuit in the iPSC and iPSC derived macrophage system in vitro and in vivo
Senti activities that fall outside the scope of the currently envisioned research plan:
I. Gene circuit optimization post-Lead Feasibility phase (Stage 3), as required for Product
Development Candidate (DC) Selection

a. e.g., final optimization of FDA approved small molecule switch system for integration within BRTX’s defined lead preclinical product candidates II. Senti does not expect to be responsible for performing:
a.Genetic engineering of BRTX iPSCs (but Senti may, at its discretion and at BRTX’s request, conduct testing to confirm integration of gene circuits in BRTX iPSC derived cells)
b.Optimizations of BRTX iPSC engineering methods
c.Process development or optimizations for BRTX adult derived macrophages engineering methods for product translational purposes
d.in vivo experiments using animal models of disease
e.Extensive process or analytical development work
Program 3: Sense and Response Functionality – On Hold
Aim: Design “sense and respond” circuit that can control expression of a payload in response to extracellular signal
Research Plan Objectives/ Senti deliverables: Design and build sense and respond circuits to 1) Sense and respond circuit to control the migration of a BlueRock product; 2) Sense and respond circuit that can detect activating signal and respond with payload (such as an anti-inflammatory cytokine)
Stage 1 - Gene Circuit “Technology POC”: Identify key migration controlling factors and activation status specific promoters driving expression of a reporter gene
G.Migration control
a.Define and develop migration assay (e.g., in vitro transwell migration, preferably image-based chemotaxis assay, ibidi chemotaxis slides)
b.Overexpress selected chemokine receptors in PB macrophages1
c.Evaluate enhanced migration of PB macrophages
d.Integrate migration control circuit into iPSC derived myeloid cells and demonstrate enhanced migration in vitro
H.Identify activation state specific promoters (for macrophages and microglia)
a.Jointly select myeloid model cell line, and methods for activating cells (if applicable)2
b.Senti perform bioinformatics analyses (RNAseq, microRNA profiling) of activated and unactivated myeloid model cell line and/ or iPSC derived myeloid cells.3
c.Senti design synthetic promoter libraries and perform high throughput screening of iPSC derived myeloid specific promoter in PBMC derived macrophages.
d.Senti and BRTX verified candidate promoters’ specificity and potency in iPSC derived myeloid cells in vitro.
Stage 2 - In vivo POC: Evaluate in vivo migration and activation responsive promoter candidates with payload delivery in vivo

I.Model development and in vivo POC
a.BRTX develop models for evaluation of in vivo migration and activation response
b.Senti generate migration and activation responsive circuits into reporter cell lines for BRTX to evaluate migration and payload from activation responsive promoter candidates in vivo
c.BRTX evaluates enhanced migration in vivo
d.BRTX evaluates activation responsive promoter candidate driven reporter gene expressions
Stage 3 - Lead Feasibility: Build and optimize sense and response gene circuit for a defined BR TPP/ myeloid application
J.Verification of inflammation responsive promoter metric in vivo and in disease model
a.BRTX evaluate inflammation responsive promoter driving expression of antiinflammatory therapeutic payload in vivo and in disease model
b.Senti to provide gene circuit design and optimization support
Senti activities that fall outside the scope of the currently envisioned research plan:
III.Gene circuit optimization post-Lead Feasibility phase (Stage 3), as required for Product
Development Candidate (DC) Selection
a.e.g., final optimization of small molecule switch system for integration within BRTX’s defined lead preclinical product candidates
IV.Senti does not expect to be responsible for performing:
a.Genetic engineering of BRTX iPSCs (but Senti may, at its discretion and at BRTX’s request, conduct testing to confirm integration of gene circuits in BRTX iPSC derived cells)
b.in vivo experiments using animal models of disease
c.Extensive process or analytical development work
1Microglia and Macrophages have a lot of chemokine-sensing receptors. It should be a matter of boosting their activity or enhancing their affinity/downstream signal
2(PB-Monocytes could be isolated by CD14, or CD14 isolated PBMCs could be purchased (e.g Lonza, StemCell Tech). The activation agent will determine the downstream pathway activation, so a few different stimuli (5-10?) should be tested to identify different receptors that we would want to activate. Generic activation is usually achieved by 100ng/ml IFN-gamma and 100ng/ml LPS. Alternatively, DAMPs (damage-associated molecular patterns) or NAMPs (neurodegenerationassociated molecular patterns) like ATP, hyperphosphorylated and aggregated Tau, ADP, betaamyloid oligomers, myelin debris or other anionic lipids, complement factor (C5a) should be used to identify the relevant receptors and the downstream pathways they activate. Receptors that should be considered include purinoreceptors (P1, P2X, P2Y) & TLRs (1-9) as well as TREM2, three of the best characterized classes of receptors found on microglia to sense neuronal damage as well as any deviations of homeostasis.
3Adenoviral transduction works very well (Sirion Biotech, SB-S-AV-104-01, Martinsried, Germany)

Activities currently envisioned to be provided by Senti, as between Senti and Provider, in support of Provider’s conduct of the Research Plan:
I . analytical development and testing, including without limitation, infectious andp24 titering

Program 1 Activities [Current activities through 2023; specific activities for 2024 will be determined]

Program 2 Activities [Current activities through 2023; specific activities for 2024 will be determined]

Total Research Plan Budget including FTEs and External Expenses

EXHIBIT D
TERRITORY
United States of America
European Union
Australia
Canada
Japan
Singapore
People’s Republic of China (which, for the purposes of this Agreement, includes Hong Kong and Taiwan)

EXHIBIT E
DEDICATED EQUIPMENT None.

EXHIBIT F
EXISTING THIRD PARTY CONTRACTS
Outsourced In-Scope Activities
1.Aldevron, Purchase Order # 8897
a.Vector production and testing, including vector cell line establishment.
2.Aldevron, Statement of Work signed June 15, 2022.
a.Vector production and testing, including vector cell line establishment.
3.BioNTech IMFS GmbH, Statement of Work #A-004-2021 dated September 03, 2021. As amended by that Change Order #1 to A-004.1-2021, dated July 08, 2022
a.Production of master cell bank and retroviral vectors.
4.BioNTech IMFS GmbH, Statement of Work #A-018.1.-2022, dated May 23, 2022
a.Transient vector production.
5.BioNTech IMFS GmbH, Statement of Work #A-024.1-2022, dated August 08, 2022. As amended by that Change Order #1 to A-024-2022, dated April 01, 2023
a.Manufacture of retroviral vectors.
6.BioNTech IMFS GmbH, Statement of Work #A-033.2-2022, dated August 29, 2022. As amended by that Change Order #1 to A-033.2-2022, dated December 07, 2022 and that Change Order #2 to A-033.2-2022, dated April 01, 2023.
a.Production of a retroviral vector.
7.Charles River Laboratories, Statement of Work # SENT-02-R1-OPP-245793-021722M.
a.Master and working cell bank production and testing and GMP storage.
8.Scisafe, Inc., Purchase Order #6493.
a.GMP storage services.
BlueRock Outsourced Services
1.Genscript USA, Inc., Purchase Order # 9801.
a. DNA synthesis and sequencing.
2.Genscript USA, Inc., Purchase Order #9475.
a. DNA synthesis and sequencing.
3.Genscript USA, Inc. Purchase Order # 7813.
a. DNA synthesis and sequencing.
4.Genscript USA, Inc. Purchase Order # 5915.
a. DNA synthesis and sequencing.
5.Genscript USA, Inc. Purchase Order #10163.
a. DNA synthesis and sequencing.
6.Amazon Web Services, Inc., invoice 1384503061, dated July 2, 2023.
a. Cloud computing.
7.LC Sciences, Quotation #12346, dated July 21, 2023.
a. Transcriptomics.
8.SeqMatic, Quotation # SEQ23-SQ0147, dated March 15, 2023.
a. Sequencing services.
9.StemCell Technologies, Purchase Order #10142.
a. Leukapheresis product production and safety testing.

10.StemCell Technologies, Quotation #Q-438351, dated June 02, 2023.
a.Leukapheresis product production and safety testing.
11.StemCell Technologies, Quotation #396837, dated November 16, 2022.
a.Leukapheresis product production and safety testing.

EXHIBIT G
APPROVED SUBCONTRACTORS
Preapproved subcontractors for GMP manufacturing and testing

Vendor	Address	Accvity
Senv Biosciences, Inc.	2 Corporate Drive, First Floor South San Francisco, CA 94080	Analyvcal release and stability tesvng
Eurofins Lancaster Laboratories	2425 New Holland Pike Lancaster, PA 17601	Analyvcal release and stability tesvng
BioReliance (Millipore Sigma)	14920 Broschart Road Rockville, MD 20850	Analyvcal release tesvng
Azenta	Azenta US Inc. Axn: GLP Services 111 Corporate Blvd South Plainfield, NJ 07080, USA	Analyvcal release tesvng
Charles River Labs	358 Technology Drive Malvern, PA 19355	Cell banking
Biomerieux	595 Anglum Drive, Hazelwood, MO 63042	Microbial tesvng
Preapproved subcontractors for the BlueRock Program
1.Genscript
a.DNA synthesis and sequencing
2.Genewiz
a.DNA synthesis and sequencing
3.Amazon Web Services
a.Cloud computing
4.CD Genomics
a.Transcriptomics
5.LC Sciences
a.Transcriptomics
6.Seqmatic
a.Sequencing services
7.StemCell Technologies
a.Leukapheresis product production and safety testing